Exhibit 10.1

                           UNSECURED CREDIT AGREEMENT


                           Dated as of August 27, 2004


                                  by and among

                      CBL & ASSOCIATES LIMITED PARTNERSHIP,
                                           as Borrower,

                       CBL & ASSOCIATES PROPERTIES, INC.,
                                           as Parent, solely for the limited
                                           purposes set forth in Section 12.19.,

                     THE FINANCIAL INSTITUTIONS PARTY HERETO
                    AND THEIR ASSIGNEES UNDER SECTION 12.5.,
                                           as Lenders,

                     WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                           as Administrative Agent and
                                           Co-Lead Arranger,

                          KEYBANK NATIONAL ASSOCIATION,
                                           as Syndication Agent and Co-
                                           Lead Arranger,

                      WACHOVIA BANK, NATIONAL ASSOCIATION,
                                           as Documentation Agent

                                       and

                        U. S. BANK, NATIONAL ASSOCIATION,
                                           as Documentation Agent

                                TABLE OF CONTENTS

ARTICLE I.    Definitions.....................................................1

              Section 1.1.      Definitions...................................1
              Section 1.2.      General; References to San Francisco Time....15

ARTICLE II.   Credit Facility................................................16

              Section 2.1.      Advances.....................................16
              Section 2.2.      Rates and Payment of Interest on Advances....16
              Section 2.3.      Number of Interest Periods...................17
              Section 2.4.      Repayment of Advances........................17
              Section 2.5.      Prepayments..................................17
              Section 2.6.      Late Charges.................................18
              Section 2.7.      Provisions Applicable to LIBOR Advances;
                                Limitation on Base Rate Advances.............18
              Section 2.8.      Notes........................................19
              Section 2.9.      Voluntary Reductions of the Commitment.......19
              Section 2.10.     Increase in Commitments......................20
              Section 2.11.     Extension of Termination Date................20
              Section 2.12.     Amount Limitations...........................21
              Section 2.13.     Authorized Representatives...................21

ARTICLE III.  Payments, Fees and Other General Provisions....................21

              Section 3.1.      Payments.....................................21
              Section 3.2.      Pro Rata Treatment...........................21
              Section 3.3.      Sharing of Payments, Etc.....................22
              Section 3.4.      Several Obligations..........................22
              Section 3.5.      Fees.........................................22
              Section 3.6.      Computations.................................23
              Section 3.7.      Usury........................................23
              Section 3.8.      Defaulting Lenders...........................23
              Section 3.9.      Taxes........................................24

ARTICLE IV.   Yield Protection, Etc..........................................25

              Section 4.1.      Additional Costs; Capital Adequacy...........25
              Section 4.2.      Suspension of LIBOR Advances.................26
              Section 4.3.      Illegality...................................26
              Section 4.4.      Compensation.................................27
              Section 4.5.      Treatment of Affected Advances...............27
              Section 4.6.      Affected Lenders.............................28
              Section 4.7.      Change of Lending Office.....................28
              Section 4.8.      Assumptions Concerning Funding of LIBOR
                                Advances.....................................28

ARTICLE V.    CONDITIONS PRECEDENT...........................................29

              Section 5.1.      Initial Conditions Precedent.................29
              Section 5.2.      Conditions Precedent to All Advances.........30

ARTICLE VI.   Representations and Warranties.................................31

              Section 6.1.      Representations and Warranties...............31
              Section 6.2.      Survival of Representations and
                                Warranties, Etc..............................35


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ARTICLE VII.  Affirmative Covenants..........................................35

              Section 7.1.      Preservation of Existence and Similar
                                Matters......................................35
              Section 7.2.      Compliance with Applicable Law...............35
              Section 7.3.      Maintenance of Property......................36
              Section 7.4.      Insurance....................................36
              Section 7.5.      Payment of Taxes and Claims..................36
              Section 7.6.      Books and Records; Inspections...............36
              Section 7.7.      Use of Proceeds..............................37
              Section 7.8.      Environmental Matters........................37
              Section 7.9.      Further Assurances...........................37
              Section 7.10.     REIT Status..................................37
              Section 7.11.     Exchange Listing.............................37

ARTICLE VIII. INFORMATION....................................................37

              Section 8.1.      Quarterly Financial Statements...............38
              Section 8.2.      Year-End Statements..........................38
              Section 8.3.      Compliance Certificate.......................38
              Section 8.4.      Other Information............................38

ARTICLE IX.   Negative Covenants.............................................39

              Section 9.1.      Financial Covenants..........................39
              Section 9.2.      Restrictions on Intercompany Transfers.......41
              Section 9.3.      Merger, Consolidation, Sales of Assets
                                and Other Arrangements.......................42
              Section 9.4.      Acquisitions.................................42
              Section 9.5.      Plans........................................43
              Section 9.6.      Fiscal Year..................................43
              Section 9.7.      Modifications of Organizational Documents....43
              Section 9.8.      Transactions with Affiliates.................43

ARTICLE X.    DEFAULT........................................................43

              Section 10.1.     Events of Default............................43
              Section 10.2.     Remedies Upon Event of Default...............47
              Section 10.3.     Remedies Upon Default........................47
              Section 10.4.     Permitted Deficiency.........................47
              Section 10.5.     Marshaling; Payments Set Aside...............48
              Section 10.6.     Allocation of Proceeds.......................48
              Section 10.7.     Performance by Agent.........................49
              Section 10.8.     Rights Cumulative............................49

ARTICLE XI.   The Agent......................................................49

              Section 11.1.     Authorization and Action.....................49
              Section 11.2.     Agent's Reliance, Etc........................50
              Section 11.3.     Notice of Defaults...........................51
              Section 11.4.     Wells Fargo as Lender........................51
              Section 11.5.     Approvals of Lenders.........................51
              Section 11.6.     Lender Credit Decision, Etc..................51
              Section 11.7.     Indemnification of Agent.....................52
              Section 11.8.     Property Matters.............................53
              Section 11.9.     Successor Agent..............................53
              Section 11.10.    Titled Agents................................53

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ARTICLE XII.  Miscellaneous..................................................54

              Section 12.1.     Notices......................................54
              Section 12.2.     Expenses.....................................55
              Section 12.3.     Setoff.......................................55
              Section 12.4.     Litigation; Jurisdiction; Other Matters;
                                Waivers......................................55
              Section 12.5.     Successors and Assigns.......................56
              Section 12.6.     Amendments and Waivers.......................57
              Section 12.7.     Nonliability of Agent and Lenders............59
              Section 12.8.     Confidentiality..............................59
              Section 12.9.     Indemnification..............................59
              Section 12.10.    Termination; Survival........................61
              Section 12.11.    Severability of Provisions...................61
              Section 12.12.    Governing Law................................61
              Section 12.13.    Counterparts.................................61
              Section 12.14.    Obligations with Respect to Loan Parties.....61
              Section 12.15.    Independence of Covenants....................61
              Section 12.16.    Entire Agreement.............................62
              Section 12.17.    Construction; Conflict of Terms..............62
              Section 12.18.    Limitation of Liability of Borrower's
                                General Partner..............................62
              Section 12.19.    Limited Nature of Parent's Obligations.......62
              Section 12.20.    Limitation of Liability of Borrower's
                                Directors, Officers, Etc.....................62
              Section 12.21.    Replacement of Notes.........................62




SCHEDULE 2.13.....Authorized Representatives
SCHEDULE 6.1.(b)..Ownership of Loan Parties
SCHEDULE 6.1.(f)..Litigation


EXHIBIT A                           Form of Assignment and Assumption Agreement
EXHIBIT B                           Form of Note
EXHIBIT C                           Form of Notice of Borrowing
EXHIBIT D                           Form of Notice of Continuation
EXHIBIT E                           Form of Notice of Conversion
EXHIBIT F                           Form of Parent Guaranty
EXHIBIT G                           Form of Compliance Certificate

         THIS UNSECURED CREDIT AGREEMENT dated as of August 27, 2004 by and among CBL & Associates Limited Partnership, a limited partnership organized under the laws of the State of Delaware (the "Borrower"), CBL & Associates Properties, Inc., a corporation organized under the laws of the State of Delaware (the "Parent"), joining in the execution of this Agreement solely for the limited purposes set forth in Section 12.19., each of the financial institutions initially a signatory hereto together with their assignees under
Section 12.5. (the "Lenders"), WELLS FARGO BANK, NATIONAL ASSOCIATION ("Wells Fargo") as contractual representative of the Lenders to the extent and in the manner provided in Article XI. (in such capacity, the "Agent") and as a Co-Lead Arranger (in such capacity, a "Co-Lead Arranger"), KEYBANK NATIONAL ASSOCIATION, as Syndication Agent (in such capacity, "Syndication Agent") and as a Co-Lead Arranger (in such capacity, a "Co-Lead Arranger"), WACHOVIA BANK, NATIONAL ASSOCIATION, as a Documentation Agent (in such capacity, a "Documentation Agent") and U.S. BANK NATIONAL ASSOCIATON, as a Documentation Agent (in such capacity, a "Documentation Agent").

         WHEREAS, the Borrower desires to obtain from the Agent and the Lenders, and the Agent and the Lenders desire to make available to the Borrower, a revolving credit facility in an amount up to $400,000,000, on the terms and conditions contained herein.

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, the parties hereto agree as follows:

                             ARTICLE I. DEFINITIONS

Section 1.1.......Definitions

                  In addition to terms defined elsewhere herein, the following terms shall have the following meanings for the purposes of this Agreement:

         "Additional Costs" has the meaning given that term in Section 4.1.

         "Adjusted Asset Value" means, as of a given date, the sum of: (a)(i) EBITDA attributable to malls and power centers for the fiscal quarter most recently ended times (ii) 4; divided by (iii) 8.25% plus (b)(i) EBITDA attributable to all other assets for the fiscal quarter most recently ended times (ii) 4; divided by (iii) 9.25%. In determining Adjusted Asset Value (i) EBITDA attributable to real estate properties acquired during such fiscal quarter, and EBITDA attributable to Properties development of which was completed during such fiscal quarter, shall be disregarded, (ii) EBITDA attributable to any Property which is currently under development shall be excluded, (iii) with respect to any Subsidiary that is not a Wholly Owned Subsidiary, only the Borrower's Ownership Share of the EBITDA attributable to such Subsidiary shall be used when determining Adjusted Asset Value, and (iv) EBITDA shall be attributed to malls and power centers based on the ratio of (x) revenues less property operating expenses (to be determined exclusive of interest expense, depreciation and general and administrative expenses) of malls and power centers to (y) total revenues less total property operating expenses (similarly determined), such revenues and expenses to be determined on a quarterly basis in a manner consistent with the Parent's method of reporting of segment information in the notes to its financial statements for the fiscal quarter ended March 31, 2004 as filed with the Securities and Exchange Commission, and otherwise in a manner reasonably acceptable to the Agent. In addition, in the case of any operating Property acquired in the immediately preceding period of eighteen (18) consecutive months for a purchase price indicative of a capitalization rate of less than 8.25%, EBITDA attributable to such Property shall be excluded from the determination of Adjusted Asset Value, if that particular operating Property is valued in Parent's financial statements at its purchase price.

         "Advance" means an advance made by a Lender to the Borrower pursuant to
Section 2.1(a).

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         "Affiliate" means any Person (other than the Agent or any Lender): (a)
directly or indirectly controlling, controlled by, or under common control with, the Borrower; (b) directly or indirectly owning or holding ten percent (10.0%) or more of any Equity Interest in the Borrower; or (c) ten percent (10.0%) or more of whose voting stock or other Equity Interests are directly or indirectly owned or held by the Borrower. For purposes of this definition, "control" (including with correlative meanings, the terms "controlling", "controlled by" and "under common control with") means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or by contract or otherwise. The Affiliates of a Person shall include any officer or director of such Person. In no event shall the Agent or any Lender be deemed to be an Affiliate of the Borrower.

         "Agent" means Wells Fargo Bank, National Association or any successor Agent appointed pursuant to Section 11.9.

         "Agreement Date" means the date as of which this Agreement is dated.

         "Applicable Law" means all applicable provisions of constitutions, statutes, rules, regulations and orders of all governmental bodies and all orders and decrees of all courts, tribunals and arbitrators.

         "Applicable LIBOR Rate Margin" means, as of any date of determination, the following amount, based on the Leverage Ratio for the most recent fiscal quarter in respect of which Borrower has delivered a Compliance Certificate pursuant to Section 8.3 hereof:

         --------------------------------- -------------------------
                                               APPLICABLE LIBOR
                     LEVERAGE                    RATE MARGIN
         --------------------------------- -------------------------
           Less than forty-five percent    One hundred (100) basis
                      (45%)                     points (1.00%)
         --------------------------------- -------------------------
             Greater than or equal to       One hundred ten (110)
           forty-five percent (45%) but      basis points (1.10%)
           less than fifty-five percent
                      (55%)
         --------------------------------- -------------------------
          Greater than or equal to fifty   One hundred twenty-five
           five percent (55%) but less        (125) basis points
             than sixty percent (60%)              (1.25%)
         --------------------------------- -------------------------
          Greater than or equal to sixty    One hundred forty-five
                  percent (60%)               (145) basis points
                                                   (1.45%)
         --------------------------------- -------------------------


provided that if, Borrower does not timely deliver the Compliance Certificate required to be delivered pursuant to Section 8.3 hereof setting forth the Leverage Ratio for such fiscal quarter, and does not cure such failure within ten (10) days after notice from Agent, then, for the period commencing on the first day after the expiration of such ten-day cure period and continuing until such Compliance Certificate is so delivered, the "Applicable LIBOR Rate Margin" shall be one hundred forty-five (145) basis points. As of the date of Closing, the Applicable LIBOR Rate Margin is one hundred ten (110) basis points.


                                       6
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         "Assignee" has the meaning given that term in Section 12.5.(c).

         "Assignment and Assumption" means an Assignment and Assumption Agreement among a Lender, an Assignee and the Agent, substantially in the form of Exhibit A.

         "Base Rate" means the Federal Funds Rate plus one percent (1.0%) (i.e. one hundred (100) basis points); provided however, in no event shall the Base Rate ever be less than, at the time of such determination, LIBOR for an Interest Period of one month plus the then applicable Applicable LIBOR Margin Rate. Such rate may not be the lowest rate charged by the Lender then acting as Agent or any of the other Lenders on similar loans or extensions of credit. Each change in the Base Rate shall become effective without prior notice to the Borrower or the Lenders automatically as of the opening of business on the date of such change in the Base Rate.

         "Base Rate Advance" means an Advance bearing interest at a rate based on the Base Rate.

         "Borrower" has the meaning set forth in the introductory paragraph hereof and shall include the Borrower's successors and permitted assigns.

         "Business Day" means (a) any day other than a Saturday, Sunday or other day on which banks in San Francisco, California are authorized or required to close and (b) with reference to a LIBOR Advance, any such day that is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

         "Commitment" means, as to each Lender, such Lender's obligation to make Advances pursuant to Section 2.1., in an amount up to, but not exceeding the amount set forth for such Lender on its signature page hereto as such Lender's "Commitment Amount" or as set forth in the applicable Assignment and Assumption Agreement, as the same may be reduced from time to time pursuant to Section 2.9. or otherwise pursuant to the terms of this Agreement or as appropriate to reflect any assignments to or by such Lender effected in accordance with Section 12.5.

         "Commitment Percentage" as to each Lender, the ratio, expressed as a percentage, of (a) the amount of such Lender's Commitment to (b) the aggregate amount of the Commitments of all Lenders hereunder; provided, however, that if at the time of determination the Commitments have terminated or been reduced to zero, the "Commitment Percentage" of each Lender shall be the Commitment Percentage of such Lender in effect immediately prior to such termination or reduction.

         "Compliance Certificate" has the meaning given that term in Section
8.3.

         "Continue", "Continuation" and "Continued" each refers to the continuation of an Advance which is a LIBOR Advance from one Interest Period to another Interest Period pursuant to Section 2.7.(a).

         "Convert", "Conversion" and "Converted" each refers to the conversion of an Advance of one Type into an Advance of another Type pursuant to Section 2.7.(b).

         "Credit Event" means any of the following: (a) the making (or deemed making) of any Advance, (b) the Conversion of an Advance and (c) the Continuation of a LIBOR Advance.

         "Debt Service" means, with respect to a Person and for a given period, the sum of the following: (a) such Person's Interest Expense for such period;
(b) regularly scheduled principal payments on Indebtedness of such Person made during such period, other than any balloon, bullet or similar principal payment payable on any Indebtedness of such Person which repays such Indebtedness in full; and (c) such Person's Ownership Share of the amount of any payments of the type described in the immediately preceding clause (b) of Unconsolidated Affiliates of such Person.

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

         "Default" means any of the events specified in Section 10.1., whether or not there has been satisfied any requirement for the giving of notice, the lapse of time, or both.

         "Default Rate" means a rate per annum equal to the Prime Rate as in effect from time to time plus two percent (2.0%).

         "Defaulting Lender" has the meaning set forth in Section 3.8.

         "Dollars" or "$" means the lawful currency of the United States of America.

         "EBITDA" means, for any period, net income (loss) of the Parent and its Subsidiaries determined on a consolidated basis for such period excluding the following amounts (but only to the extent included in determining net income
(loss) for such period and without duplication):

         (a) depreciation and amortization expense and other non-cash charges for such period less depreciation and amortization expense allocable to minority interest in Subsidiaries of the Borrower for such period;

         (b) interest expense for such period less interest expense allocable to minority interest in Subsidiaries of the Borrower for such period;

         (c) minority interest in earnings of the Borrower for such period;

         (d) (i) extraordinary and nonrecurring net gains or losses (other than gains or losses from the sale of outparcels of Properties, except as otherwise provided in clause (d)(ii) below) for such period;

             (ii)..gains or losses from the sale of outparcels and non-operating Properties for such period (provided however, that the gains or losses from such sales of outparcels and non-operating Properties may not exceed five percent (5%) of EBITDA calculated prior to taking such gains or losses into account); and

              (iii).expense relating to the extinguishments of Indebtedness for such period;

         (e) net gains or losses on the disposal of discontinued operations for such period;

         (f) expenses incurred during such period with respect to any real estate project abandoned by the Parent or any Subsidiary in such period;

         (g) income tax expense in respect of such period;

         (h) the Parent's Ownership Share of depreciation and amortization expense and other non-cash charges of Unconsolidated Affiliates of the Parent for such period; and

         (i) the Parent's Ownership Share of interest expense of Unconsolidated Affiliates of the Parent for such period.

         "Effective Date" means the later of (a) the Agreement Date and (b) the date on which all of the conditions precedent set forth in Section 5.1. shall have been fulfilled or waived in accordance with the provisions of Section 12.6.


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


         "Eligible Assignee" means any Person who is: (a) an existing Lender;
(b) a commercial bank, trust company, savings and loan association, savings bank, insurance company, investment bank or pension fund organized under the laws of the United States of America, any state thereof or the District of Columbia, and having total assets in excess of $10,000,000,000; or (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Co-operation and Development, or a political subdivision of any such country, and having total assets in excess of $10,000,000,000, provided that such bank is acting through a branch or agency located in the United States of America. If such entity is not currently a Lender, such entity's (or in the case of a bank which is a subsidiary, such bank's parent's) senior unsecured long term indebtedness must be rated BBB or higher by Standard & Poor's Rating Services (a division of The McGraw-Hill Companies, Inc.), Baa2 or higher by Moody's Investors Services, Inc. or the equivalent or higher of either such rating by another rating agency acceptable to the Agent.

         "Environmental Laws" means any Applicable Law relating to environmental protection or the manufacture, storage, disposal or clean-up of Hazardous Substances including, without limitation, the following: Clean Air Act, 42 U.S.C. ss. 7401 et seq.; Federal Water Pollution Control Act, 33 U.S.C. ss. 1251 et seq.; Solid Waste Disposal Act, 42 U.S.C. ss. 6901 et seq.; Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq.; National Environmental Policy Act, 42 U.S.C. ss. 4321 et seq.; regulations of the Environmental Protection Agency and any applicable rule of common law and any judicial interpretation thereof relating primarily to the environment or Hazardous Substances.

         "Equity Interest" means, with respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, whether or not certificated and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

         "Equity Issuance" means any issuance or sale by a Person of any Equity Interest.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as in effect from time to time.

         "ERISA Group" means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

         "Event of Default" means any of the events specified in Section 10.1., provided that any requirement for notice or lapse of time or any other condition has been satisfied.

         "Extension of Credit" means, with respect to a Person, any of the following, whether secured or unsecured: (a) loans to such Person, including without limitation, lines of credit and mortgage loans; (b) bonds, debentures, notes and similar instruments issued by such Person; (c) reimbursement obligations of such Person under or in respect of any letter of credit; and (d) any of the foregoing of other Persons, the payment of which such Person Guaranteed or is otherwise recourse to such Person.

         "Federal Funds Rate" means, for any day, the rate per annum (rounded upward to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Agent by federal funds dealers selected by the Agent on such day on such transaction as determined by the Agent.

         "Fees" means the fees and commissions provided for or referred to in
Section 3.5. and any other fees payable by the Borrower hereunder or under any other Loan Document.

         "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity, including without limitation, the Securities and Exchange Commission, as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

         "General Partner" means CBL Holdings I, Inc., a Delaware corporation, and a Wholly Owned Subsidiary of the Parent and the sole general partner of Borrower, and shall include the General Partner's successors and permitted assigns

         "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

         "Governmental Authority" means any United States national, state or local government, any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau, commission, board, department or other entity (including, without limitation, the Federal Deposit Insurance Corporation, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

         "Gross Asset Value" means, at a given time, the sum (without duplication) of the following:

         (a) Adjusted Asset Value at such time;

         (b) all cash and cash equivalents of the Parent and its Subsidiaries determined on a consolidated basis as of the end of the fiscal quarter most recently ended (excluding tenant deposits and other cash and cash equivalents the disposition of which is restricted in any way (other than restrictions in the nature of early withdrawal penalties));

         (c) with respect to any Property which is under construction or the development of which was completed during the fiscal quarter most recently ended, the book value of construction in process as determined in accordance with GAAP for all such Properties at such time (including without duplication the Parent's Ownership Share of all construction in process of Unconsolidated Affiliates of the Parent);

         (d) the book value of all unimproved real property of the Parent and its Subsidiaries determined on a consolidated basis;

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

         (e) the purchase price paid by the Parent or any Subsidiary (less any amounts paid to the Parent or such Subsidiary as a purchase price adjustment, held in escrow, retained as a contingency reserve, or other similar arrangements) as required to be disclosed in a consolidated balance sheet (including the notes thereto) of the Parent for:

                  (i) any Property (other than a property under development) acquired by the Parent or such Subsidiary during the Parent's fiscal quarter most recently ended; and

                  (ii) any operating Property acquired in the immediately preceding period of eighteen consecutive months for a purchase price indicative of a capitalization rate of less than 8.25%; provided, that if the Parent or a Subsidiary acquired such Property together with other Properties or other assets and paid an aggregate purchase price for such Properties and other assets, then the Parent shall allocate the portion of the aggregate purchase price attributable to such Property in a manner consistent with reasonable accounting practices; provided further, in no event shall the aggregate value of such operating Properties included in Gross Asset Value pursuant to this clause (e)(ii) exceed $1,000,000,000.00;

         (f) with respect to any purchase obligation, repurchase obligation or forward commitment evidenced by a binding contract included when determining the Total Liabilities of the Parent and its Subsidiaries, the reasonably determined value of any amount that would be payable, or property that would be transferable, to the Parent or any Subsidiary if such contract were terminated as of such date; and

         (g) to the extent not included in the immediately preceding clauses (a) through (f), the value of any real property owned by a Subsidiary (that is not a Wholly Owned Subsidiary) of the Borrower or an Unconsolidated Affiliate of the Borrower (such Subsidiary or Unconsolidated Affiliate being a "JV") and which property secures Recourse Indebtedness of such JV. For purposes of this clause
(g):

                  (x) the value of such real property shall be the lesser of (A) the Permanent Loan Estimate applicable to such real property and (B) the amount of Recourse Indebtedness secured by such real property;

                  (y) in no event shall the aggregate value of such real property included in Gross Asset Value pursuant to this clause (g) exceed $500,000,000.00; and

                  (z) the value of any such real property shall only be included in Gross Asset Value if the organizational documents of such JV provide that if, and to the extent, such Indebtedness is paid by the Borrower or a Subsidiary of the Borrower or by resort to such real property, then the Borrower or a Subsidiary of the Borrower shall automatically acquire, without the necessity of any further payment or action, all Equity Interests in such JV not owned by the Borrower or any Subsidiary.

         "Guarantor" means any Person that has executed, or is required to execute, a Guaranty as a "Guarantor."

         "Guaranty", "Guaranteed" or to "Guarantee" as applied to any obligation means and includes (a) a guaranty (other than by endorsement of negotiable instruments for collection in the ordinary course of business), directly or indirectly, in any manner, of any part or all of such obligation, or (b) an agreement, direct or indirect, contingent or otherwise, and whether or not constituting a guaranty, the practical effect of which is to assure the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation. As the context requires, "Guaranty" shall also mean the Parent Guaranty executed and delivered pursuant to Section 5.1.

         "Hazardous Substances" means any pollutant, contaminant, hazardous, toxic or dangerous waste, substance or material, or any other substance or material regulated or controlled pursuant to any Environmental Law, including, without limiting the generality of the foregoing, asbestos, PCBs, petroleum products (including crude oil, natural gas, natural gas liquids, liquefied natural gas or synthetic gas) or any other substance defined as a "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "hazardous material," "hazardous chemical," "hazardous waste," "regulated substance," "toxic chemical," "toxic substance" or other similar term in any Environmental Law.

         "Indebtedness" means, with respect to a Person, at the time of computation thereof, all of the following (without duplication):

         (a) all obligations of such Person in respect of money borrowed;

         (b) all obligations of such Person (other than trade debt incurred in the ordinary course of business), whether or not for money borrowed:

                  (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit,

                  (ii) evidenced by bonds, debentures, notes or similar instruments, or

                  (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property;

         (c) capitalized lease obligations of such Person;

         (d) all reimbursement obligations of such Person under or in respect of any letters of credit or acceptances (whether or not the same have been presented for payment); and

         (e) all Indebtedness of other Persons which (i) such Person has Guaranteed or is otherwise recourse to such Person or (ii) is secured by a Lien on any property of such Person.

         "Interest Expense" means, with respect to a Person and for any period,

         (a) the total interest expense (including, without limitation, interest expense attributable to capitalized lease obligations) of such Person and in any event shall include all letter of credit fees amortized as interest expense and all interest expense with respect to any Indebtedness in respect of which such Person is wholly or partially liable whether pursuant to any repayment, interest carry, performance Guarantee or otherwise, plus

         (b) to the extent not already included in the foregoing clause (a) such Person's Ownership Share of all paid or accrued interest expense for such period of Unconsolidated Affiliates of such Person.

         Interest Expense allocable to minority interest in Subsidiaries of the Borrower shall be excluded from Interest Expense of the Parent and its Subsidiaries when determined on a consolidated basis.

         "Interest Period" means with respect to any LIBOR Advance, each period commencing on the date such LIBOR Advance is made or the last day of the next preceding Interest Period for such Advance and ending on the numerically corresponding day in the first, second, third, sixth or, if available, twelfth calendar month thereafter, as the Borrower may select in a Notice of Borrowing, Notice of Continuation or Notice of Conversion, as the case may be, except that each such Interest Period that commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. In addition to such periods, with the prior consent of each Lender in each case, the Interest Period of a LIBOR Advance may have a duration of less than one month; and

         Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Termination Date, such Interest Period shall end on the Termination Date; (ii) each Interest Period that would otherwise end on a day which is not a Business Day shall end on the next Business Day (or, if such next Business Day falls in the following calendar month, then on the prior Business
Day); and (iii) notwithstanding the immediately preceding clauses (i) and (ii), without the prior consent of each Lender in each case, no Interest Period shall have a duration of less than one month and, if the Interest Period for any Advance would otherwise be a shorter period, such Advance shall not be available hereunder for such period.

         "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended.

         "Investment" means, with respect to any Person, any acquisition or investment (whether or not of a controlling interest) by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interest in another Person, (b) a loan, advance or extension of credit to, capital contribution to, Guaranty of Indebtedness of, or purchase or other acquisition of any Indebtedness of, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute the business or a division or operating unit of another Person. Any commitment or option to make an Investment in any other Person shall constitute an Investment. Except as expressly provided otherwise, for purposes of determining compliance with any covenant contained in a Loan Document, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

         "Lender" means each financial institution from time to time party hereto as a "Lender", together with its respective successors and permitted assigns.

         "Lending Office" means, for each Lender and for each Type of Advance, the office of such Lender specified as such on its signature page hereto or in the applicable Assignment and Assumption Agreement, or such other office of such Lender as such Lender may notify the Agent in writing from time to time.

         "Leverage Ratio" means, as of any date the same is calculated, the ratio of (a) Total Liabilities of the Parent and its Subsidiaries as of the last day of the fiscal quarter ending on or most recently ended prior to such date to
(b) Gross Asset Value of the Parent and its Subsidiaries as of the last day of such fiscal quarter, determined in each case on a combined basis in accordance with GAAP.

         "LIBOR" means, for any LIBOR Advance for any Interest Period therefore, the rate rounded upward to the nearest one-sixteenth (1/16th) of one percent (0.0625%) quoted by the Lender then acting as Agent as the London Interbank Offered Rate for deposits in U.S. Dollars as of 9:00 a.m. (San Francisco time) two (2) Business Days prior to the first day of such Interest Period, in an amount equal to the LIBOR Advance so requested and for a period equal to such Interest Period. Each determination of LIBOR by the Lender then acting as Agent shall, in the absence of manifest error, be conclusive and binding.

         "LIBOR Advance" means an Advance bearing interest at a rate based on LIBOR.

         "Lien" as applied to the property of any Person means: (a) any security interest, encumbrance, mortgage, deed to secure debt, deed of trust, assignment of leases and rents, pledge, lien, charge or lease constituting a capitalized lease obligation, conditional sale or other title retention agreement, or other security title or encumbrance of any kind in respect of any property of such Person, or upon the income, rents or profits therefrom; (b) any arrangement, express or implied, under which any property of such Person is transferred, sequestered or otherwise identified for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to the payment of the general, unsecured creditors of such Person; (c) the filing of any financing statement under the UCC or its equivalent in any jurisdiction; and (d) any agreement by such Person to grant, give or otherwise convey any of the foregoing.

         "Loan" means the aggregate principal amount of outstanding Advances.

         "Loan Document" means this Agreement, each Note, each Guaranty and each other document or instrument now or hereafter executed and delivered by a Loan Party or the Parent in connection with, pursuant to or relating to this Agreement.

         "Loan Party" means the Borrower, each Guarantor, the General Partner and each other Person who guarantees all or a portion of the Obligations.

         "Management Company" means CBL & Associates Management, Inc., a Delaware corporation, or any other Person that succeeds to the obligations of CBL & Associates Management, Inc. to manage the Properties, together with its successors and permitted assigns.

         "Material Adverse Effect" means a materially adverse effect on (a) the business, assets, liabilities, financial condition, or results of operations of the Borrower and its Subsidiaries, or the Parent and its Subsidiaries, in either case taken as a whole, (b) the ability of the Borrower, any other Loan Party or the Parent to perform its obligations under any Loan Document to which it is a party, (c) the validity or enforceability of any of the Loan Documents, (d) the rights and remedies of the Lenders and the Agent under any of the Loan Documents or (e) the timely payment of the principal of or interest on the Advances or other amounts payable in connection therewith.

         "Mortgage" means a mortgage, deed of trust, deed to secure debt or similar security instrument made by a Person owning an interest in real property granting a Lien on such interest in real property as security for the payment of Indebtedness of such Person or another Person.

         "Net Operating Income" means, for any real property and for the period of twelve consecutive calendar months most recently ending, the sum of the following (without duplication):

         (a) rents and all other revenues received in the ordinary course from such Property (including proceeds of rent loss insurance but excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants' obligations for rent); minus

         (b) all expenses paid related to the ownership, operation or maintenance of such Property, including without limitation, taxes and assessments, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses; minus

         (c) an amount equal to (i) the aggregate square footage of all owned space of such Property times (ii) $0.20; minus

         (d) an imputed management fee in the amount of three percent (3.0%) of the aggregate base rents and percentage rents received for such Property for such period.

         "Net Proceeds" means with respect to an Equity Issuance by a Person, the aggregate amount of all cash received by such Person in respect of such Equity Issuance net of investment banking fees, legal fees, accountants fees, underwriting discounts and commissions and other customary fees and expenses actually incurred by such Person in connection with such Equity Issuance.

         "Nonrecourse Indebtedness" means, with respect to a Person, an Extension of Credit or other Indebtedness in respect of which recourse for payment (except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar customary exceptions to recourse liability) is contractually limited to specific assets of such Person encumbered by a Lien securing such Extension of Credit or other Indebtedness.

         "Note" means a promissory note of the Borrower substantially in the form of Exhibit B, payable to the order of a Lender in a principal amount equal to the amount of such Lender's Commitment as originally in effect and otherwise duly completed.

         "Notice of Borrowing" means a notice substantially in the form of Exhibit C to be delivered to the Agent pursuant to Section 2.1.(b) evidencing the Borrower's request for a borrowing of Advances.

         "Notice of Continuation" means a notice substantially in the form of Exhibit D to be delivered to the Agent pursuant to Section 2.7.(a) evidencing the Borrower's request for the Continuation of a LIBOR Advance.

         "Notice of Conversion" means a notice substantially in the form of Exhibit E to be delivered to the Agent pursuant to Section 2.7.(b) evidencing the Borrower's request for the Conversion of an Advance from one Type to another Type.

         "Obligations" means, individually and collectively, without duplication: (a) the aggregate principal balance of, and all accrued and unpaid interest on, all Advances; and (b) all other indebtedness, liabilities, obligations, covenants and duties of the Borrower or any of the other Loan Parties owing to the Agent or any Lender of every kind, nature and description, under or in respect of this Agreement or any of the other Loan Documents, including, without limitation, the Fees and indemnification obligations, whether direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any promissory note.

         "Off-Balance Sheet Liabilities" means liabilities and obligations of the Parent, the Borrower, any Subsidiary or any other Person in respect of "off-balance sheet arrangements" (as defined in the SEC Off-Balance Sheet Rules) which the Parent would be required to disclose in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section of the Parent's report on Form 10-Q or Form 10-K (or their equivalents) which the Parent would be required to file with the Securities and Exchange Commission (or any Governmental Authority substituted therefore). As used in this definition, the term "SEC Off-Balance Sheet Rules" means the Disclosure in Management's Discussion and Analysis About Off-Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (to be codified at 17 CFR pts. 228, 229 and 249).

         "Ownership Share" means, with respect to any Subsidiary of a Person (other than a Wholly Owned Subsidiary) or any Unconsolidated Affiliate of a Person, the greater of (a) such Person's relative nominal direct and indirect ownership interest (expressed as a percentage) in such Subsidiary or Unconsolidated Affiliate or (b) subject to compliance with Section 8.4.(f), such Person's relative direct and indirect economic interest (calculated as a percentage) in such Subsidiary or Unconsolidated Affiliate determined in accordance with the applicable provisions of the declaration of trust, articles or certificate of incorporation, articles of organization, partnership agreement, joint venture agreement or other applicable organizational document of such Subsidiary or Unconsolidated Affiliate.

         "Parent" has the meaning set forth in the introductory paragraph hereof and shall include the Parent's successors and permitted assigns.

         "Parent Guaranty" means the Parent Guaranty executed and delivered by the Parent in favor of the Agent and the Lenders and substantially in the form of Exhibit F.

         "Participant" has the meaning given that term in Section 12.5.(b).

         "Permanent Loan Estimate" means, as of any date of determination and with respect to any Property, an amount equal to (a) the Net Operating Income of such Property divided by (b) the product of (i) 1.25 and (ii) the mortgage constant for a 25-year loan bearing interest at a per annum rate equal to the average rate published in the United States Federal Reserve Statistical Release (H.15) for 10-year Treasury Constant Maturities during the previous four fiscal quarters plus 1.5%.

         "Permitted Deficiency" has the meaning given that term in Section 10.4.

         "Person" means an individual, corporation, partnership, limited liability company, association, trust or unincorporated organization, or a government or any agency or political subdivision thereof.

         "Prime Rate" means the rate of interest per annum publicly announced from time to time by the Lender then acting as Agent at its principal office as its "prime rate" (which rate of interest may not be the lowest rate charged by Wells Fargo Bank, National Association or any of the other Lenders on similar loans).

         "Principal Office" means 2120 E. Park Place, Suite 100, El Segundo, California 90245, or such other office as the Agent may notify the Borrower.

         "Principals" means (a) Charles B. Lebovitz, John N. Foy, Ben S. Landress, Stephen Lebovitz, Michael Lebovitz and/or Ron Fullam, Jr., (b) any of such individual's immediate family members consisting of his spouse and his lineal descendants (whether natural or adopted), (c) a trust, partnership or other similar entity of which any of the Persons identified in either of the immediately preceding clauses (a) or (b) are the sole beneficiaries of all of the interest therein, and (d) any Subsidiary of any of the Persons identified in any of the immediately preceding clauses (a) through (c), so long as any of the individuals identified in the immediately preceding clause (a) owns or controls at least 10% of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency).

         "Property" means a parcel (or group of related parcels) of real property owned by Parent, Borrower, or any Subsidiary or Affiliate of Parent or Borrower.

         "Recourse Indebtedness" means any Indebtedness other than Nonrecourse Indebtedness.

         "Regulatory Change" means, with respect to any Lender, any change effective after the Agreement Date in Applicable Law (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks, including such Lender, of or under any Applicable Law (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive regarding capital adequacy.

         "REIT" means a Person qualifying for treatment as a "real estate investment trust" under the Internal Revenue Code.

         "Requisite Lenders" means, as of any date, Lenders having at least 66-2/3% of the aggregate amount of the Commitments, or, if the Commitments have been terminated or reduced to zero, such Lenders holding at least 66-2/3% of the principal amount of the Advances; provided however, Requisite Lenders must always include at least two (2) Lenders.

         "Restricted Payment" means any of the following:

         (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock or other Equity Interest of the Parent or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that class of stock or other Equity Interest to the holders of that class;

         (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock or other Equity Interest of the Parent or any of its Subsidiaries now or hereafter outstanding;

         (c) any payment or prepayment of principal of, premium, if any, or interest on, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to, any Subordinated Debt; and

         (d) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock or other Equity Interest of the Parent or any of its Subsidiaries now or hereafter outstanding.

         "Secured Indebtedness" means, as to any Person, any Indebtedness of such Person which is secured by a Lien.

         "Securities Act" means the Securities Act of 1933, as amended from time to time, together with all rules and regulations issued thereunder.

         "Senior Officer" means the Chairman, Vice Chairman, President, an Executive Vice President, Senior Vice President - Finance, Senior Vice President
- Accounting, Controller and the chief financial officer of the Borrower or the Parent.

         "Significant Subsidiary" means any Subsidiary which has assets having an aggregate book value in excess of 10.0% of Gross Asset Value at any time.

         "Solvent" means, when used with respect to any Person, that (a) the fair value and the fair salable value of its assets (excluding any Indebtedness due from any affiliate of such Person) are each in excess of the fair valuation of its Total Liabilities (including all contingent liabilities); (b) such Person is able to pay its debts or other obligations in the ordinary course as they mature; and (c) such Person has capital not unreasonably small to carry on its business and all business in which it proposes to be engaged.

         "Subordinated Debt" means Indebtedness for money borrowed of the Borrower or any of its Subsidiaries that is subordinated in right of payment and otherwise to the Advances and the other Obligations in a manner satisfactory to the Agent in its sole and absolute discretion.

         "Subsidiary" means, for any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

         "Tangible Net Worth" means, as of a given date, the stockholders' equity of the Parent and its Subsidiaries determined on a consolidated basis plus (x) increases in accumulated depreciation accrued after September 30, 2002 and (y) minority interests in the Borrower minus (to the extent reflected in determining stockholders' equity of the Parent and its Subsidiaries): (a) the amount of any write-up in the book value of any assets contained in any balance sheet resulting from revaluation thereof or any write-up in excess of the cost of such assets acquired, and (b) all amounts appearing on the assets side of any such balance sheet for assets which would be classified as intangible assets under GAAP, all determined on a consolidated basis.

         "Taxes" has the meaning given that term in Section 3.9.

         "Termination Date" means August 27, 2006, or such later date to which such date may be extended in accordance with Section 2.11.

         "Total Liabilities" means, as to any Person as of a given date, all liabilities which would, in conformity with GAAP, be properly classified as a liability on a consolidated balance sheet of such Person as of such date, and in any event shall include (without duplication and whether or not a liability under GAAP) all of the following:

         (a) all letters of credit of such Person;

         (b) all purchase and repurchase obligations and forward commitments evidenced by binding contracts, including forward equity commitments and contracts to purchase real property, reasonably determined to be owing under any such contract assuming such contract were terminated as of such date;

         (c) all quantifiable contingent obligations of such Person including, without limitation, all Guarantees of Indebtedness by such Person and exposure under swap agreements;

         (d) all Off Balance Sheet Liabilities of such Person and the Ownership Share of the Off Balance Sheet Liabilities of Unconsolidated Affiliates of such Person;

         (e) all Indebtedness of Subsidiaries of such Person, provided that Indebtedness of a Subsidiary that is not a Wholly Owned Subsidiary shall be included in Total Liabilities only to the extent of the Borrower's Ownership Share of such Subsidiary (unless the Borrower or a Wholly Owned Subsidiary of the Borrower is otherwise obligated in respect of such Indebtedness); and

         (f) such Person's Ownership Share of the Indebtedness of any Unconsolidated Affiliate of such Person.

         For purposes of this definition:

         (1) Total Liabilities shall not include Indebtedness with respect to letters of credit if, and to the extent, such letters of credit are issued

                  (i) to secure obligations to municipalities to perform work in connection with construction of projects, such exclusion under this clause (i) to be to the extent there are reserves for such obligations under the construction loan for the applicable project;

                  (ii) in support of permanent loan commitments, in lieu of a deposit;

                  (iii) as a credit enhancement for Indebtedness incurred by any Subsidiary of Borrower, but only to the extent such Indebtedness is already included in Total Liabilities; or

                  (iv) as a credit enhancement for Indebtedness incurred by a Person which is not an Affiliate of Borrower, such exclusion under this clause (iv) to be to the extent of the value of any collateral provided by such Person to secure such letter of credit.

         (2) obligations under short-term repurchase agreements entered into as part of a cash management program shall not be included as Total Liabilities.

         (3) All items included in the line item "Accounts Payable and Accrued Liabilities" under the category of "Liabilities and Shareholder's Equity" in the Consolidated Balance Sheets included in Parent's Form 10-Q or Form 10-K (or their equivalent) filed with the Securities and Exchange Commission (or any Governmental Authority substituted therefore) shall not be included as Total Liabilities.

         "Type" with respect to any Advance, refers to whether such Advance is a LIBOR Advance or Base Rate Advance.

         "UCC" means the Uniform Commercial Code as in effect in any applicable jurisdiction.

         "Unconsolidated Affiliate" means, with respect to any Person, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.

         "Unsecured Indebtedness" shall mean, as to any Person, any Indebtedness of such Person which is not secured by a Lien, but excluding trade payables.

         "Wells Fargo" means Wells Fargo Bank, National Association, and its successors and permitted assigns.

         "Wholly Owned Subsidiary" means any Subsidiary of a Person in respect of which all of the equity securities or other ownership interests (other than, in the case of a corporation, directors' qualifying shares) are at the time directly or indirectly owned or controlled by such Person or one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person.

Section 1.2.      General; References to San Francisco Time.

         Unless otherwise indicated, all accounting terms, ratios and measurements shall be interpreted or determined in accordance with GAAP in effect as of the Agreement Date. References in this Agreement to "Sections", "Articles", "Exhibits" and "Schedules" are to sections, articles, exhibits and schedules herein and hereto unless otherwise indicated. references in this Agreement to any document, instrument or agreement (a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, to the extent permitted hereby and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, supplemented, restated or otherwise modified from time to time to the extent permitted hereby and in effect at any given time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Unless explicitly set forth to the contrary, a reference to "Subsidiary" means a Subsidiary of the Parent or the Borrower (or a Subsidiary of such Subsidiary) and a reference to an "Affiliate" means a reference to an Affiliate of the Borrower or the Parent. Titles and captions of Articles, Sections, subsections and clauses in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement. Unless otherwise indicated, all references to time are references to San Francisco, California time.

                          ARTICLE II. CREDIT FACILITY

Section 2.1.      Advances.

         (a) Making of Advances. Subject to the terms and conditions set forth in this Agreement, including without limitation, Section 2.12. below, each Lender severally and not jointly agrees to make Advances to the Borrower during the period from and including the Effective Date to but excluding the Termination Date, in an aggregate principal amount at any one time outstanding up to, but not exceeding, the amount of such Lender's Commitment. Each borrowing of Advances shall be in an aggregate principal amount of $100,000 and integral multiples of $1,000 in excess of that amount (except that any borrowing of Advances may be in the aggregate amount of the unused Commitments). Within the foregoing limits and subject to the terms and conditions of this Agreement, the Borrower may borrow, repay and reborrow Advances.

         (b) Requests for Advances. Not later than 10:00 a.m. San Francisco time at least 1 Business Day prior to a borrowing of Base Rate Advances and not later than 10:00 a.m. San Francisco time at least 3 Business Days prior to a borrowing of LIBOR Advances, the Borrower shall deliver to the Agent a Notice of Borrowing. Each Notice of Borrowing shall specify the aggregate principal amount of the Advances to be borrowed, the date such Advances are to be borrowed (which must be a Business Day), the Type of the requested Advances, and if such Advances are to be LIBOR Advances, the initial Interest Period for such Advances. If the Borrower fails to indicate the Type of Advances being borrowed in a Notice of Borrowing, then the Borrower shall be deemed to have requested a borrowing of LIBOR Advances having an Interest Period of one month. Prior to delivering a Notice of Borrowing, the Borrower may request that the Agent provide the Borrower with a current quote of LIBOR. The Agent shall provide such quoted rate to the Borrower on the date of such request or as soon as possible thereafter.

         (c) Funding of Advances. Promptly after receipt of a Notice of Borrowing under the immediately preceding subsection (b), the Agent shall notify each Lender by telex or telecopy, or other similar form of transmission, of the proposed borrowing. Each Lender shall deposit an amount equal to the Advance to be made by such Lender to the Borrower with the Agent at the Principal Office, in immediately available funds not later than 9:00 a.m. San Francisco time on the date of such proposed Advances. Subject to fulfillment of all applicable conditions set forth herein, the Agent shall make available to the Borrower at the Principal Office, not later than 11:00 a.m. San Francisco time on the date of the requested borrowing of Advances, the proceeds of such amounts received by the Agent.

         (d) Assumptions Regarding Funding by Lenders. With respect to Advances to be made after the Effective Date, unless the Agent shall have been notified by any Lender that such Lender will not make available to the Agent an Advance to be made by such Lender, the Agent may assume that such Lender will make the proceeds of such Advance available to the Agent in accordance with this Section and the Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrower the amount of such Advance to be provided by such Lender.

Section 2.2.      Rates and Payment of Interest on Advances

         (a) Rates. The Borrower promises to pay to the Agent for the account of each Lender interest on the unpaid principal amount of each Advance made by such Lender for the period from and including the date of the making of such Advance to but excluding the date such Advance shall be paid in full, at the following per annum rates:

                  (i) during such periods as such Advance is a Base Rate Advance, at the Base Rate (as in effect from time to time); and

                  (ii) during such periods as such Advance is a LIBOR Advance, at LIBOR for such Advance for the Interest Period therefore, plus the Applicable LIBOR Margin Rate. Each change in the Applicable LIBOR Margin Rate shall become effective as of the first day of the quarter in which such Compliance Certificate required to be delivered pursuant to Section 8.3 is due. By way of illustration, for a Compliance Certificate delivered on August 15, relating to the quarter ending June 30, the applicable LIBOR Margin Rate based on the Leverage Ratio set forth in said Compliance Certificate shall become effective on July 1. Prior to the delivery of the Compliance Certificate, and any resulting change in the Applicable LIBOR Margin Rate, Borrower shall continue to pay interest based on the Applicable LIBOR Margin Rate in effect in the immediately preceding quarter (or as specified in the proviso in the definition of Applicable LIBOR Margin Rate, if Borrower fails to deliver the Compliance Certificate prior to the expiration of the ten-day cure period specified therein), and any overpayment or underpayment of interest shall be reconciled on the first interest payment date following delivery of such Compliance Certificate.

         Notwithstanding the foregoing, while any Event of Default shall exist, the Borrower shall, upon and after the Agent's demand, pay to the Agent for the account of each Lender interest at the Default Rate on the outstanding principal amount of any Advance made by such Lender and on any other amount payable by the Borrower hereunder or under the Notes held by such Lender to or for the account of such Lender (including without limitation, accrued but unpaid interest to the extent permitted under Applicable Law).

         (b) Payment of Interest. All accrued and unpaid interest on the outstanding principal amount of each Advance shall be payable (i) monthly in arrears on the first day of each month, commencing with the first full calendar month occurring after the Effective Date and (ii) on any date on which the principal balance of such Advance is due and payable in full (whether at maturity, due to acceleration or otherwise). Interest payable at the Default Rate shall be payable from time to time on demand. All determinations by the Agent of an interest rate hereunder shall be conclusive and binding on the Lenders and the Borrower for all purposes, absent manifest error.

Section 2.3.      Number of Interest Periods.

         Notwithstanding anything to the contrary contained in this Agreement, there may be no more than 8 different Interest Periods outstanding at the same time.

Section 2.4.      Repayment of Advances.

         The Borrower shall repay the entire outstanding principal amount of, and all accrued but unpaid interest on, the Advances on the Termination Date.

Section 2.5.      Prepayments.

         (a) Optional. Subject to Section 4.4., the Borrower may prepay any Advance at any time without premium or penalty. The Borrower shall give the Agent at least 3 Business Days prior notice of the prepayment of any Advance. Each voluntary prepayment of Advances shall be in an aggregate minimum amount of $100,000 and integral multiples of $1,000 in excess thereof.

         (b) Mandatory. If at any time the aggregate principal amount of all outstanding Advances exceeds the aggregate amount of the Commitments, the Borrower shall no later than 2 days following the Agent's demand, pay to the Agent for the account of the Lenders, the amount of such excess.

         All payments under this subsection (b) shall be applied to pay all amounts of excess principal outstanding on the applicable Advances in accordance with Section 3.2., and the remainder, if any, shall be paid to the Borrower or whomever else may be legally entitled to such remainder.

Section 2.6.      Late Charges.

         So long as the Default Rate is not payable with respect to the Obligations as provided in Section 2.2., if any payment required under this Agreement is not paid within 15 days after it becomes due and payable, the Borrower shall pay a late charge for late payment to compensate the Lenders for the loss of use of funds and for the expenses of handling the delinquent payment, in an amount equal to three percent (3.0%) of such delinquent payment. Such late charge shall be paid in any event not later than the due date of the next subsequent installment of principal and/or interest. In the event the maturity of the Obligations hereunder occurs or is accelerated pursuant to
Section 10.2., this Section shall apply only to payments overdue prior to the time of such acceleration. This Section shall not be deemed to be a waiver of the Lenders' right to accelerate payment of any of the Obligations as permitted under the terms of this Agreement.

Section 2.7. Provisions Applicable to LIBOR Advances; Limitation on Base Rate Advances.

         (a) Continuation of LIBOR Advances. Subject to the other terms and conditions of this Agreement, including without limitation, the immediately following subsection (c), the Borrower may on any Business Day, with respect to any LIBOR Advance, elect to maintain such LIBOR Advance or any portion thereof as a LIBOR Advance by selecting a new Interest Period for such LIBOR Advance. Each new Interest Period selected under this Section shall commence on the last day of the immediately preceding Interest Period. Each selection of a new Interest Period shall be made by the Borrower giving to the Agent a Notice of Continuation not later than 10:00 a.m. San Francisco time on the third Business Day prior to the date of any such Continuation. Such notice by the Borrower of a Continuation shall be in the form of a Notice of Continuation, specifying (i) the proposed date of such Continuation, (ii) the LIBOR Advance and portion thereof subject to such Continuation and (iii) the duration of the selected Interest Period, all of which shall be specified in such manner as is necessary to comply with all limitations on Advances outstanding hereunder. Each Continuation of LIBOR Advances shall be in an aggregate minimum amount of $100,000 and integral multiples of $1,000 in excess thereof. Promptly after receipt of a Notice of Continuation, the Agent shall notify each Lender of the proposed Continuation. If the Borrower shall fail to select in a timely manner a new Interest Period for any LIBOR Advance in accordance with this Section, such Advance will automatically, on the last day of the current Interest Period therefore, Continue as a LIBOR Advance having an Interest Period of one month.

         (b) Conversion of LIBOR Advances. Subject to the other terms and conditions of this Agreement, including without limitation, the immediately following subsection (c), the Borrower may on any Business Day, upon the Borrower's giving of a Notice of Conversion to the Agent, Convert all or a portion of an Advance of one Type into an Advance of another Type. Any Conversion of a LIBOR Advance into a Base Rate Advance shall be made on, and only on, the last day of an Interest Period for such LIBOR Advance. Each such Notice of Conversion shall be given not later than 10:00 a.m. San Francisco time one Business Day prior to the date of any proposed Conversion into Base Rate

Advances and three Business Days prior to the date of any proposed Conversion into LIBOR Advances. Promptly after receipt of a Notice of Conversion, the Agent shall notify each Lender of the proposed Conversion. Subject to the restrictions specified above, each Notice of Conversion shall be in the form of a Notice of Conversion specifying (a) the requested date of such Conversion, (b) the Type of Advance to be Converted, (c) the portion of such Type of Advance to be Converted, (d) the Type of Advance such Advance is to be Converted into and (e) if such Conversion is into a LIBOR Advance, the requested duration of the Interest Period of such Advance. Each Conversion of Base Rate Advances into LIBOR Advances shall be in an aggregate minimum amount of $100,000 and integral multiples of $1,000 in excess thereof.

         (c) Conditions to Conversion and Continuation. The effectiveness of (i) the Continuation of a LIBOR Advance and (ii) the conversion of a Base Rate Advance into a LIBOR Advance, is subject to the condition that:

                  (x) none of the following exists as of the date of such Continuation or Conversion and none would exist immediately after giving effect thereto: (A) any Default under subsection (a), (b)(i),
         (e) or (f) of Section 10.1., (B) any other Default as to which the Agent has given the Borrower notice and (C) an Event of Default; and

                  (y) such Continuation or Conversion is not otherwise prohibited under this Agreement.

         (d) Limitation on Interest Period Duration During Default. Notwithstanding anything to the contrary contained in this Agreement, no LIBOR Advance that may otherwise be made hereunder shall have an Interest Period longer than one month if any Default exists.

         (e) Limitation on Base Rate Advances. Notwithstanding anything to the contrary contained in this Agreement, the Borrower may only request Base Rate Advances, or Convert LIBOR Advances into Base Rate Advances, under the following circumstances:

                  (i) if the Borrower has requested a borrowing of LIBOR Advances having an Interest Period of less than one month and at least one Lender did not consent to such Interest Period, then the Borrower may request that such borrowing of Advances be Base Rate Advances; provided, however, that the Borrower shall repay such Base Rate Advances in full no later than 7 calendar days after such Advances have been made; and

                  (ii) if the obligation of any Lender to make LIBOR Advances or to Continue, or to Convert Base Rate Advances into, LIBOR Advances shall be suspended pursuant to Section 4.2. or Section 4.3., then Borrower may borrow Base Rate Advances as provided in Section 4.5.

Section 2.8.      Notes.

         The Advances made by each Lender shall, in addition to this Agreement, also be evidenced by a promissory note of the Borrower substantially in the form of Exhibit B (each a "Note"), payable to the order of such Lender in a principal amount equal to the amount of its Commitment as originally in effect and otherwise duly completed.

Section 2.9.      Voluntary Reductions of the Commitment.

         The Borrower may terminate or reduce the unused amount of the Commitments at any time and from time to time without penalty or premium upon not less than 5 Business Days prior notice to the Agent of each such reduction or termination, which notice shall specify the effective date thereof and, in the case of a reduction, the amount of such reduction (which shall not be less than $5,000,000 and integral multiples of $1,000,000 in excess of that amount in the aggregate) and shall be effective only upon receipt by the Agent; provided however, in no event may Borrower reduce the Commitments to an aggregate amount of less than $100,000,000 unless the Borrower is terminating the Commitments in full. Promptly after receipt of any such notice the Agent shall notify each Lender of the proposed termination or Commitment reduction. The Commitments, once reduced or terminated pursuant to this Section, may not be increased or reinstated. The Borrower shall pay all interest and fees, on the Advances accrued to the date of such reduction or termination of the Commitments to the Agent for the account of the Lenders, including but not limited to any applicable compensation due to each Lender in accordance with Section 4.4. of this Agreement.

Section 2.10.     Increase in Commitments.

         The Borrower shall have the right to request increases in the aggregate amount of the Commitments by providing written notice to the Agent at least fifteen (15) days, prior to the initial Termination Date; provided, however, that after giving effect to any such increases the aggregate amount of the Commitments shall not exceed $500,000,000. Each such increase in the Commitments must be an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof. The Agent shall promptly notify each Lender of any such request. No Lender shall be obligated in any way whatsoever to increase its Commitment. In the event any Lender notifies Agent that it will not increase its Commitment, Agent will give Borrower notice thereof within five (5) business days after receipt of such notification from such Lender. If a new Lender becomes a party to this Agreement, or if any existing Lender agrees to increase its Commitment, such Lender shall on the date it becomes a Lender hereunder (or in the case of an existing Lender, increases its Commitment) (and as a condition thereto) purchase from the other Lenders its Commitment Percentage (determined with respect to the Lenders' relative Commitments and after giving effect to the increase of Commitments) of any outstanding Advances, by making available to the Agent for the account of such other Lenders, in same day funds, an amount equal to the sum of (A) the portion of the outstanding principal amount of such Advances to be purchased by such Lender plus (B) interest accrued and unpaid to and as of such date on such portion of the outstanding principal amount of such Advances. The Borrower shall pay to the Lenders amounts payable, if any, to such Lenders under Section 4.4. as a result of the prepayment of any such Advances. No increase of the Commitments may be effected under this Section (x) unless no Default or Event of Default is in existence on the effective date of such increase, (y) unless the Borrower can demonstrate to the reasonable satisfaction of the Agent that, after giving effect to such increase, the Borrower will be in compliance with Section 9.1. and (z) if any representation or warranty made or deemed made by the Borrower, any other Loan Party or the Parent, in any Loan Document to which such Person is a party is not (or would not be) materially true or correct on the effective date of such increase except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder. In connection with any increase in the aggregate amount of the Commitments pursuant to this Section
(a) any Lender becoming a party hereto shall execute such documents and agreements as the Agent may reasonably request, and (b) the Agent shall make appropriate arrangements so that the Borrower executes and delivers (which the Borrower agrees to do) a new or replacement Note, as appropriate, in favor of each new Lender, and any existing Lender increasing its Commitment, in the amount of such Lender's Commitment at the time of the effectiveness of the applicable increase in the aggregate amount of Commitments.

Section 2.11.     Extension of Termination Date.

         The Borrower may request that the Agent and the Lenders extend the current Termination Date by up to three (3) periods of one (1) year each by executing and delivering to the Agent at least ninety (90) days but not more than one hundred eighty (180) days prior to the then-current Termination Date, a written request for such extension. The Agent shall forward to each Lender a copy of such request delivered to the Agent promptly upon receipt thereof. Subject to satisfaction of the following conditions, the Termination Date shall be extended for such one-year period: (a) immediately prior to such extension and immediately after giving effect thereto, no Default or Event of Default shall or would exist and (b) the Borrower shall have paid the Fees payable under
Section 3.5.(c). The Termination Date may be extended only three (3) times pursuant to this subsection.

Section 2.12.     Amount Limitations.

         Notwithstanding any other term of this Agreement or any other Loan Document, no Lender shall be required to make any Advance if immediately after the making of such Advance the aggregate principal amount of all outstanding Advances would exceed the aggregate amount of the Commitments.

Section 2.13.     Authorized Representatives.

         Agent is authorized to rely upon the continuing authority of the persons, officers, signatories or agents hereafter designated ("Authorized Representatives") to bind Borrower with respect to all matters pertaining to establishment of the Loan and the Loan Documents including, but not limited to, requests for Advances and the selection of interest rates. Such authorization may be changed only upon written notice to Agent accompanied by evidence, reasonably satisfactory to Agent, of the authority of the person giving such notice. The present Authorized Representatives are listed on Schedule 2.13.

           ARTICLE III. PAYMENTS, FEES AND OTHER GENERAL PROVISIONS.

Section 3.1.      Payments.

         Except to the extent otherwise provided herein, all payments of principal, interest and other amounts to be made by the Borrower under this Agreement, the Notes or any other Loan Document shall be made in Dollars, in immediately available funds, without setoff, deduction or counterclaim, to the Agent at the Principal Office, not later than 11:00 a.m. San Francisco time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). Subject to Section 10.6., the Borrower shall, at the time of making each payment under this Agreement or any other Loan Document, specify to the Agent the amounts payable by the Borrower hereunder to which such payment is to be applied. Each payment received by the Agent for the account of a Lender under this Agreement or any Note shall be paid to such Lender by wire transfer of immediately available funds in accordance with the wiring instructions provided by such Lender to the Agent from time to time, for the account of such Lender at the applicable Lending Office of such Lender. In the event the Agent fails to pay such amounts to such Lender within one Business Day of receipt of such amounts, the Agent shall pay interest on such amount at a rate per annum equal to the Federal Funds Rate from time to time in effect. If the due date of any payment under this Agreement or any other Loan Document would otherwise fall on a day which is not a Business Day such date shall be extended to the next succeeding Business Day and interest shall continue to accrue at the rate, if any, applicable to such payment for the period of such extension.

Section 3.2.      Pro Rata Treatment.

         Except to the extent otherwise provided herein: (a) each borrowing from Lenders under Section 2.1. shall be made from the Lenders, each payment of the fees under Sections 3.5.(b) and (c) shall be made for the account of the Lenders, and each termination or reduction of the amount of the Commitments under Section 2.9. shall be applied to the respective Commitments of the Lenders, pro rata according to the amounts of their respective Commitments; (b) each payment or prepayment of principal of Advances by the Borrower shall be made for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of the Advances held by them, provided that if immediately prior to giving effect to any such payment in respect of any Advances the outstanding principal amount of the Advances shall not be held by the Lenders pro rata in accordance with their respective Commitments in effect at the time such Advances were made, then such payment shall be applied to the Advances in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Advances being held by the Lenders pro rata in accordance with their respective Commitments; (c) each payment of interest on Advances by the Borrower shall be made for the account of the Lenders pro rata in accordance with the amounts of interest on such Advances then due and payable to the respective Lenders; and (d) the Conversion and Continuation of Advances of a particular Type (other than Conversions provided for by Section 4.5.) shall be made pro rata among the Lenders according to the amounts of their respective Advances and the then current Interest Period for each Lender's portion of each Advance of such Type shall be coterminous.

Section 3.3.      Sharing of Payments, Etc.

         If a Lender shall obtain payment of any principal of, or interest on, any Advance under this Agreement or shall obtain payment on any other Obligation owing by the Borrower or any other Loan Party through the exercise of any right of set-off, banker's lien or counterclaim or similar right or otherwise or through voluntary prepayments directly to a Lender or other payments made by the Borrower or any other Loan Party to a Lender not in accordance with the terms of this Agreement and such payment should be distributed to the Lenders in accordance with Section 3.2. or Section 10.6., such Lender shall promptly purchase from such other Lenders participations in (or, if and to the extent specified by such Lender, direct interests in) the Advances made by the other Lenders or other Obligations owed to such other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all the Lenders shall share the benefit of such payment (net of any reasonable expenses which may actually be incurred by such Lender in obtaining or preserving such benefit) in accordance with the requirements of Section 3.2. or Section 10.6., as applicable. To such end, all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. The Borrower agrees that any Lender so purchasing a participation (or direct interest) in the Advances or other Obligations owed to such other Lenders may, subject to the limitations of Section 12.3., exercise all rights of set-off, banker's lien, counterclaim or similar rights with the respect to such participation as fully as if such Lender were a direct holder of Advances in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 3.4.      Several Obligations.

         No Lender shall be responsible for the failure of any other Lender to make an Advance or to perform any other obligation to be made or performed by such other Lender hereunder, and the failure of any Lender to make an Advance or to perform any other obligation to be made or performed by it hereunder shall not relieve the obligation of any other Lender to make any Advance or to perform any other obligation to be made or performed by such other Lender.

Section 3.5.      Fees.

         (a) Closing Fees. On the Effective Date, the Borrower agrees to pay to the Agent and each Lender all loan fees as have been agreed to in writing by the Borrower and the Agent or each Lender, as applicable.

         (b) Facility Fee. Borrower agrees to pay to the Agent, for the benefit of the Lenders, a Facility Fee for each calendar quarter, or portion thereof, during which any of the Commitments are in effect, during the period commencing on the date hereof and continuing to the Termination Date equal to the average daily Commitments during such quarter times one-tenth of one percent (0.10%) (i.e. ten (10) basis points) per annum. Such Facility Fee shall be payable quarterly in arrears, and shall be payable on the date which is fifteen (15) days after the end of the applicable calendar quarter; provided however, the final Facility Fee shall be due and payable on the Termination Date. Borrower acknowledges that the Facility Fee payable hereunder is a bona fide commitment fee and is intended as reasonable compensation to Lenders for committing to make funds available to Borrower as described herein and for no other purposes.

         (c) Extension Fee. If, pursuant to Section 2.11., the Borrower exercises its right to extend the Termination Date, the Borrower agrees to pay to the Agent for the account of each Lender an extension fee equal to two tenths of one percent (0.20%) (i.e. twenty (20) basis points) of the amount of such Lender's Commitment on the Termination Date being extended. Such fee shall be paid to the Agent prior to, and as a condition to, each such extension.

         (d) Administrative and Other Fees. The Borrower agrees to pay the administrative and other fees of the Agent as may be agreed to in writing from time to time.

Section 3.6.      Computations.

         Unless otherwise expressly set forth herein, any accrued interest on any Advance, any Fees or other Obligations due hereunder shall be computed on the basis of a year of 360 days and the actual number of days elapsed.

Section 3.7.      Usury.

         In no event shall the amount of interest due or payable on the Advances or other Obligations exceed the maximum rate of interest allowed by Applicable Law and, if any such payment is paid by the Borrower or received by any Lender, then such excess sum shall be credited as a payment of principal, unless the Borrower shall notify the respective Lender in writing that the Borrower elects to have such excess sum returned to it forthwith. It is the express intent of the parties hereto that the Borrower not pay and the Lenders not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Borrower under Applicable Law. The parties hereto hereby agree and stipulate that the only charge imposed upon the Borrower for the use of money in connection with this Agreement is and shall be the interest specifically described in Section 2.2.(a)(i) and (ii). Notwithstanding the foregoing, the parties hereto further agree and stipulate that all agency fees, syndication fees, facility fees, letter of credit fees, underwriting fees, default charges, late charges, funding or "breakage" charges, increased cost charges, attorneys' fees and reimbursement for costs and expenses paid by the Agent or any Lender to third parties or for damages incurred by the Agent or any Lender, are charges made to compensate the Agent or any such Lender for underwriting or administrative services and costs or losses performed or incurred, and to be performed or incurred, by the Agent and the Lenders in connection with this Agreement and shall under no circumstances be deemed to be charges for the use of money. All charges other than charges for the use of money shall be fully earned and nonrefundable when due.

Section 3.8.      Defaulting Lenders.

         If for any reason any Lender (a "Defaulting Lender") shall fail or refuse to perform any of its obligations under this Agreement or any other Loan Document to which it is a party within the time period specified for performance of such obligation or, if no time period is specified, if such failure or refusal continues for a period of 5 Business Days after notice from the Agent, then, in addition to the rights and remedies that may be available to the Agent or the Borrower under this Agreement or Applicable Law, such Defaulting Lender's right to participate in the administration of the Advances, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of Requisite Lenders, shall be suspended during the pendency of such failure or refusal. If for any reason a Lender fails to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. The Agent shall give the Borrower prompt notice of the failure of any Lender to make available to the Agent the proceeds of any Advance required to be made available by such Lender. Any amounts received by the Agent in respect of a Defaulting Lender's Advances shall not be paid to such Defaulting Lender and shall be held by the Agent and, except as otherwise provided in this Section 3.8, paid to such Defaulting Lender upon the Defaulting Lender's curing of its default.

Section 3.9.      Taxes.

         (a) Taxes Generally. All payments by the Borrower of principal of, and interest on, the Advances and all other Obligations shall be made free and clear of and without deduction for any present or future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding
(i) franchise taxes, (ii) any taxes (other than withholding taxes) that would not be imposed but for a connection between the Agent or a Lender and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Agent or such Lender pursuant to or in respect of this Agreement or any other Loan Document), (iii) any taxes imposed on or measured by any Lender's assets, net income, receipts or branch profits and (iv) any taxes arising after the Agreement Date solely as a result of or attributable to a Lender changing its designated Lending Office after the date such Lender becomes a party hereto (such non-excluded items being collectively called "Taxes"). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any Applicable Law, then the Borrower will:

         (i) pay directly to the relevant Governmental Authority the full amount required to be so withheld or deducted;

         (ii) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such Governmental Authority; and

         (iii) pay to the Agent for its account or the account of the applicable Lender, as the case may be, such additional amount or amounts as is necessary to ensure that the net amount actually received by the Agent or such Lender will equal the full amount that the Agent or such Lender would have received had no such withholding or deduction been required.

         (b) Tax Indemnification. If the Borrower fails to pay any Taxes when due to the appropriate Governmental Authority or fails to remit to the Agent, for its account or the account of the respective Lender, as the case may be, the required receipts or other required documentary evidence, the Borrower shall indemnify the Agent and the Lenders for any incremental Taxes, interest or penalties that may become payable by the Agent or any Lender as a result of any such failure. For purposes of this Section, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

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

         (c) Tax Forms. Prior to the date that any Lender or Participant organized under the laws of a jurisdiction outside the United States of America becomes a party hereto, such Person shall deliver to the Borrower and the Agent such certificates, documents or other evidence, as required by the Internal Revenue Code or Treasury Regulations issued pursuant thereto (including Internal Revenue Service Forms W-8ECI and W-8BEN, as applicable, or appropriate successor forms), properly completed, currently effective and duly executed by such Lender or Participant establishing that payments to it hereunder and under the Notes are (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Code. Each such Lender or Participant shall (x) deliver further copies of such forms or other appropriate certifications on or before the date that any such forms expire or become obsolete and after the occurrence of any event requiring a change in the most recent form delivered to the Borrower and (y) obtain such extensions of the time for filing, and renew such forms and certifications thereof, as may be reasonably requested by the Borrower or the Agent. The Borrower shall not be required to pay any amount pursuant to last sentence of subsection (a) above to any Lender or Participant that is organized under the laws of a jurisdiction outside of the United States of America or the Agent, if it is organized under the laws of a jurisdiction outside of the United States of America, if such Lender, Participant or the Agent, as applicable, fails to comply with the requirements of this subsection. If any such Lender or Participant fails to deliver the above forms or other documentation, then the Agent may withhold from such payment to such Lender such amounts as are required by the Code. If any Governmental Authority asserts that the Agent did not properly withhold or backup withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify the Agent therefore, including all penalties and interest, any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, and costs and expenses (including all fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel) of the Agent. The obligation of the Lenders under this Section shall survive the termination of the Commitments, repayment of all Obligations and the resignation or replacement of the Agent.

                       ARTICLE IV. YIELD PROTECTION, ETC.

Section 4.1.      Additional Costs; Capital Adequacy.

         (a) Additional Costs. The Borrower shall promptly pay to the Agent for the account of a Lender from time to time such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any costs incurred by such Lender that it reasonably determines are attributable to its making or maintaining of any LIBOR Advances or its obligation to make any LIBOR Advances hereunder, any reduction in any amount receivable by such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Advances or such obligation or the maintenance by such Lender of capital in respect of its LIBOR Advances or its Commitment (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change that: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement or any of the other Loan Documents in respect of any of such LIBOR Advances or its Commitment (other than taxes imposed on or measured by the overall net income of such Lender or of its Lending Office for any of such LIBOR Advances by the jurisdiction in which such Lender has its principal office or such Lending Office), or (ii) imposes or modifies any reserve, special deposit or similar requirements (including without limitation, Regulation D of the Board of Governors of the Federal Reserve System or other similar reserve requirement applicable to any other category of liabilities or category of extensions of credit or other assets by reference to which the interest rate on LIBOR Advances is determined) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, or other credit extended by, or any other acquisition of funds by such Lender (or its parent corporation), or any commitment of such Lender (including, without limitation, the Commitment of such Lender hereunder) or
(iii) has or would have the effect of reducing the rate of return on capital of such Lender to a level below that which such Lender could have achieved but for such Regulatory Change (taking into consideration such Lender's policies with respect to capital adequacy).

         (b) Lender's Suspension of LIBOR Advances. Without limiting the effect of the provisions of the immediately preceding subsection (a), if by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on LIBOR Advances is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes LIBOR Advances or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Lender to make or Continue, or to Convert Base Rate Advances into, LIBOR Advances hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provision of Section 4.5. shall apply).

         (c) Notification and Determination of Additional Costs. Each of the Agent and each Lender, as the case may be, agrees to notify the Borrower of any event occurring after the Agreement Date entitling the Agent or such Lender to compensation under any of the preceding subsections of this Section as promptly as practicable; provided, however, that if the Agent or a Lender shall fail to give such notice within 45 days after it obtains actual knowledge of such event, then the Agent or such Lender, as the case may be, shall only be entitled to compensation under any of the preceding subsections for compensable amounts attributable to such event arising following the date the Agent or such Lender, as the case may be, obtains actual knowledge of such event. The Agent and each Lender, as the case may be, agrees to furnish to the Borrower (and in the case of a Lender to the Agent as well) a certificate setting forth the basis and amount of each request for compensation under this Section. Determinations by the Agent or such Lender, as the case may be, of the effect of any Regulatory Change shall be conclusive, provided that such determinations are made on a reasonable basis and in good faith.

Section 4.2.      Suspension of LIBOR Advances.

         Anything herein to the contrary notwithstanding, if, on or prior to the determination of LIBOR for any Interest Period:

         (a) the Agent reasonably determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of LIBOR are not being provided in the relevant amounts or for the relevant maturities for purposes of determining rates of interest for LIBOR Advances as provided herein or is otherwise unable to determine LIBOR, or

         (b) the Agent reasonably determines (which determination shall be conclusive) that the relevant rates of interest referred to in the definition of LIBOR upon the basis of which the rate of interest for LIBOR Advances for such Interest Period is to be determined are not likely to adequately cover the cost to any Lender of making or maintaining LIBOR Advances for such Interest Period;

         then the Agent shall give the Borrower and each Lender prompt notice thereof and, so long as such condition remains in effect, the Lenders shall be under no obligation to, and shall not, make additional LIBOR Advances, Continue LIBOR Advances or Convert Advances into LIBOR Advances and the Borrower shall, on the last day of each current Interest Period for each outstanding LIBOR Advance, either prepay such Advance or Convert such Advance into a Base Rate Advance.

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

Section 4.3.      Illegality.

         Notwithstanding any other provision of this Agreement, if any Lender shall determine (which determination shall be conclusive and binding) that it is unlawful for such Lender to honor its obligation to make or maintain LIBOR Advances hereunder, then such Lender shall promptly notify the Borrower thereof (with a copy of such notice to the Agent) and such Lender's obligation to make or Continue, or to Convert Advances of any other Type into, LIBOR Advances shall be suspended until such time as such Lender may again make and maintain LIBOR Advances (in which case the provisions of Section 4.5. shall be applicable).

Section 4.4.      Compensation.

         The Borrower shall pay to the Agent for account of each Lender, upon the request of such Lender through the Agent, such amount or amounts as shall be sufficient to compensate such Lender for any loss, cost or expense that such Lender reasonably determines is attributable to:

         (a) any payment or prepayment (whether mandatory or optional) of a LIBOR Advance or Conversion of a LIBOR Advance, made by such Lender for any reason (including, without limitation, acceleration) on a date other than the last day of the Interest Period for such Advance; or

         (b) any failure by the Borrower for any reason (including, without limitation, the failure of any of the applicable conditions precedent specified in Section 5.2. to be satisfied) to borrow a LIBOR Advance from such Lender on the date for such borrowing, or to Convert a Base Rate Advance into a LIBOR Advance or Continue a LIBOR Advance on the requested date of such Conversion or Continuation.

         Not in limitation of the foregoing, such compensation shall include, without limitation; in the case of a LIBOR Advance, an amount equal to the then present value of (A) the amount of interest that would have accrued on such LIBOR Advance for the remainder of the Interest Period at the rate applicable to such LIBOR Advance, less (B) the amount of interest that would accrue on the same LIBOR Advance for the same period if LIBOR were set on the date on which such LIBOR Advance was repaid, prepaid or Converted or the date on which the Borrower failed to borrow, Convert or Continue such LIBOR Advance, as applicable, calculating present value by using as a discount rate LIBOR quoted on such date. Upon Borrower's request (made through the Agent), any Lender seeking compensation under this Section shall provide the Borrower with a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof. Any such statement shall be conclusive absent manifest error.

Section 4.5.      Treatment of Affected Advances.

         If the obligation of any Lender to make LIBOR Advances or to Continue, or to Convert Base Rate Advances into, LIBOR Advances shall be suspended pursuant to Section 4.2. or Section 4.3. then such Lender's LIBOR Advances shall be automatically Converted into Base Rate Advances on the last day(s) of the then current Interest Period(s) for LIBOR Advances (or, in the case of a Conversion required by Section 4.2. on such earlier date as such Lender may specify to the Borrower with a copy to the Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in
Section 4.1., Section 4.2. or 4.3. that gave rise to such Conversion no longer exist:

         (a) to the extent that such Lender's LIBOR Advances have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender's LIBOR Advances shall be applied instead to its Base Rate Advances; and

         (b) all Advances that would otherwise be made or Continued by such Lender as LIBOR Advances shall be made or Continued instead as Base Rate Advances, and all Base Rate Advances of such Lender that would otherwise be Converted into LIBOR Advances shall remain as Base Rate Advances.

         If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 4.1. or 4.3. that gave rise to the Conversion of such Lender's LIBOR Advances pursuant to this Section no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when LIBOR Advances made by other Lenders are outstanding, then such Lender's Base Rate Advances shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding LIBOR Advances, to the extent necessary so that, after giving effect thereto, all Advances held by the Lenders holding LIBOR Advances and by such Lender are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective Commitments.

Section 4.6.      Affected Lenders.

         If (a) a Lender (other than the Lender then acting as the Agent) requests compensation pursuant to Section 3.9. or 4.1., and the Requisite Lenders are not also doing the same, or (b) the obligation of any Lender (other than the Lender then acting as the Agent) to make LIBOR Advances or to Continue, or to Convert Base Rate Advances into, LIBOR Advances shall be suspended pursuant to Section 4.1.(b) or 4.2. but the obligation of the Requisite Lenders shall not have been suspended under such Sections, then, so long as there does not then exist any Default or Event of Default, the Borrower may demand that such Lender (the "Affected Lender"), and upon such demand the Affected Lender shall promptly, assign its Commitments to an Eligible Assignee subject to and in accordance with the provisions of Section 12.5.(c) for a purchase price equal to the aggregate principal balance of Advances then owing to the Affected Lender plus any accrued but unpaid interest thereon and accrued but unpaid fees owing to the Affected Lender. Each of the Agent and the Affected Lender shall reasonably cooperate in effectuating the replacement of such Affected Lender under this Section, but at no time shall the Agent, such Affected Lender nor any other Lender be obligated in any way whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. The exercise by the Borrower of its rights under this Section shall be at the Borrower's sole cost and expenses and at no cost or expense to the Agent, the Affected Lender or any of the other Lenders; provided, however, the Borrower shall not be obligated to reimburse or otherwise pay an Affected Lender's administrative or legal costs incurred as a result of the Borrower's exercise of its rights under this Section. The terms of this Section shall not in any way limit the Borrower's obligation to pay to any Affected Lender compensation owing to such Affected Lender pursuant to Section
3.9. or 4.1. with respect to any matters or events existing on or prior to the date an Affected Lender ceases to be a party to this Agreement.

Section 4.7.      Change of Lending Office.

         Each Lender agrees that it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate an alternate Lending Office with respect to any of its Advances affected by the matters or circumstances described in Sections 3.9., 4.1. or 4.3. to reduce the liability of the Borrower or avoid the results provided thereunder, so long as such designation is not disadvantageous to such Lender as determined by such Lender in its sole discretion, except that such Lender shall have no obligation to designate a Lending Office located in the United States of America.

Section 4.8.      Assumptions Concerning Funding of LIBOR Advances.

         Calculation of all amounts payable to a Lender under this Article IV. shall be made as though such Lender had actually funded LIBOR Advances through the purchase of deposits in the relevant market bearing interest at the rate applicable to such LIBOR Advances in an amount equal to the amount of the LIBOR Advances and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of its LIBOR Advances in any manner it sees fit and the foregoing assumption shall be used only for calculation of amounts payable under this Article IV.

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

                        ARTICLE V. CONDITIONS PRECEDENT

Section 5.1.      Initial Conditions Precedent.

         The obligation of the Lenders to make the first Advance hereunder is subject to the satisfaction or waiver of the following conditions precedent:

         (a) The Agent shall have received each of the following, in form and substance satisfactory to the Agent:

                  (i) counterparts of this Agreement executed by each of the parties hereto;

                  (ii) Notes executed by the Borrower, payable to each Lender and complying with the terms of Section 2.8.;

                  (iii) the Parent Guaranty executed by the Parent;

                  (iv) an opinion of counsel of the Parent and the Loan Parties, addressed to the Agent and the Lenders and covering the matters set forth in Article VI hereof and such additional matters relating to the transactions contemplated hereby as Agent may request;

                  (v) a certificate signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party and the Parent certifying that there has been no change to the certificate or articles of incorporation, articles of organization, partnership agreement, certificate of limited partnership, declaration of trust, operating agreement, by-laws and other comparable organizational instruments of each Loan Party and the Parent since June 18, 2004 (the date of the most recent certification signed by the Assistant Secretary of Parent);

                  (vi) a certificate of good standing (or certificate of similar meaning) with respect to each Loan Party and the Parent issued as of a recent date by the Secretary of State of the state of formation of each such Person and certificates of qualification to transact business or other comparable certificates issued by each Secretary of State (and any state department of taxation, as applicable) of each state in which such Person is required to be so qualified;

                  (vii) a certificate of incumbency signed by the Secretary or Assistant Secretary (or other individual performing similar functions) of each Loan Party and the Parent with respect to each of the officers of such Person authorized to execute and deliver the Loan Documents to which such Person is a party, and in the case of the Borrower, authorized to execute and deliver on behalf of the Borrower Notices of Borrowing, Notices of Conversion and Notices of Continuation;
                  (viii) copies certified by the Secretary or Assistant Secretary of each Loan Party and the Parent (or other individual performing similar functions) of all corporate, partnership, member or other necessary action taken by such Person to authorize the execution, delivery and performance of the Loan Documents to which it is a party;

                  (ix) a Compliance Certificate calculated for the Borrower's fiscal quarter ending June 30, 2004;

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

                  (x) evidence that the Fees then due and payable under Section 3.5., together with all other fees, expenses and reimbursement amounts due and payable to the Agent and any of the Lenders have been paid;

                  (xi) evidence that the indebtedness under that certain Bridge Loan Agreement dated as of September 30, 2003 among Borrower, Parent, Wells Fargo Bank, National Association and U. S. Bank National Association, as amended, has been paid in full, and that such Bridge Loan Agreement, and all commitments to make advances thereunder, have been terminated.

                (xii) such other documents and instruments as the Agent may reasonably request; and

         (b) In the good faith judgment of the Agent:

                  (i) there shall not have occurred or become known to the Agent or any of the Lenders any event, condition, situation or status since the date of the information contained in the financial and business projections, budgets, pro forma data and forecasts concerning the Parent, the Borrower and their Subsidiaries delivered to the Agent and the Lenders prior to the Agreement Date that has had or could reasonably be expected to result in a Material Adverse Effect;

                  (ii) no litigation, action, suit, investigation or other arbitral, administrative or judicial proceeding shall be pending or threatened which could reasonably be expected to (A) result in a Material Adverse Effect or (B) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect, the ability of any Loan Party or the Parent to fulfill its obligations under the Loan Documents to which it is a party; and

                  (iii) the Parent, the Borrower and the other Loan Parties shall have received all approvals, consents and waivers, and shall have made or given all necessary filings and notices as shall be required to consummate the transactions contemplated hereby without the occurrence of any default under, conflict with or violation of (A) any Applicable Law or (B) any agreement, document or instrument to which any Loan Party or the Parent is a party or by which any of them or their respective properties is bound, except for such approvals, consents, waivers, filings and notices the receipt, making or giving of which, or the failure to make, give or receive which, would not reasonably be likely to (1) have a Material Adverse Effect, or (2) restrain or enjoin, impose materially burdensome conditions on, or otherwise materially and adversely affect the ability of the Borrower, or any other Loan Party or the Parent to fulfill its obligations under the Loan Documents to which it is a party.

Section 5.2.      Conditions Precedent to All Advances

         The obligations of Lenders to make any Advances are subject to the further conditions precedent that:

         (a) (x) no Default under subsections (a), (b)(i), (e) or (f) of Section 10.1, (y) no other Default as to which the Agent has given the Borrower notice and (z) no Event of Default, shall exist as of the date of the making of such Advance or would exist immediately after giving effect thereto;

         (b) none of the conditions described in Section 2.12. would exist after giving effect to the making of such Advance;

         (c) the representations and warranties made or deemed made by the Parent, the Borrower and each other Loan Party in the Loan Documents to which any of them is a party, shall be true and correct on and as of the date of the making of such Advance with the same force and effect as if made on and as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically and expressly permitted hereunder; and

         (d) the Agent shall have received a timely Notice of Borrowing.

         The occurrence of each Credit Event shall constitute a certification by the Borrower to the effect set forth in the immediately preceding subsections
(a) through (c) (both as of the date of the giving of notice relating to such Credit Event and, unless the Borrower otherwise notifies the Agent prior to the date of such Credit Event, as of the date of the occurrence of such Credit Event). In addition, the Borrower shall be deemed to have represented to the Agent and the Lenders at the time such Advance is made that to the best of the Borrower's knowledge all conditions to the making of such Advance contained in this Article V. have been satisfied.

                   ARTICLE VI. REPRESENTATIONS AND WARRANTIES

Section 6.1.      Representations and Warranties.

         In order to induce the Agent and each Lender to enter into this Agreement and to make Advances, the Borrower represents and warrants to the Agent and each Lender as follows:

         (a) Organization; Power; Qualification. Each of the Parent and the Loan Parties is a corporation, partnership or other legal entity, duly organized or formed, validly existing and in good standing under the jurisdiction of its incorporation or formation, has the power and authority to own or lease its respective properties and to carry on its respective business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing as a domestic or foreign corporation, partnership or other legal entity, and authorized to do business, in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and where the failure to be so qualified or authorized could reasonably be expected to have, in each instance, a Material Adverse Effect. The partnership agreements, articles of incorporation, operating agreements, bylaws and other similar organizational documents of Parent and the Loan Parties are in full force and effect and in existence, and no proceeding is pending, planned or threatened for any amendment, termination, dissolution or annulment thereof.

         (b) Ownership of Loan Parties. Schedule 6.1.(b) is, as of the Agreement Date, a complete and correct list of each Loan Party and each Subsidiary of the Parent, directly or indirectly, holding an Equity Interest in any Loan Party, setting forth for each such Person, (i) the jurisdiction of organization of such Person, (ii) each Person holding any Equity Interest in such Person, (iii) the nature of the Equity Interests held by each such Person and (iv) the percentage of ownership of such Person represented by such Equity Interests. Except as disclosed in such Schedule (A) each of the Parent, the Borrower and its applicable Subsidiaries owns, free and clear of all Liens, and has the unencumbered right to vote, all outstanding Equity Interests in each Person shown to be held by it on such Schedule, (B) all of the issued and outstanding capital stock of each such Person organized as a corporation is validly issued, fully paid and nonassessable and (C) there are no outstanding subscriptions, options, warrants, commitments, preemptive rights or agreements of any kind (including, without limitation, any stockholders' or voting trust agreements) for the issuance, sale, registration or voting of, or outstanding securities convertible into, any additional shares of capital stock of any class, or partnership or other ownership interests of any type in, any such Person.
Exhibit 21 to the Parent's Form 10K for the fiscal year ended December 31, 2003 is an accurate list of the Subsidiaries of the Parent as of such date (excluding those Subsidiaries that need not be disclosed on such Exhibit pursuant to Regulation S-K of the Securities Act).

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

         (c) Authorization of Agreement, Notes, Loan Documents and Borrowings. The Borrower has the right and power, and has taken all necessary action to authorize it, to obtain extensions of credit hereunder. The Borrower, each other Loan Party and the Parent has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform each of the Loan Documents to which it is a party in accordance with their respective terms and to consummate the transactions contemplated hereby and thereby. The Loan Documents to which the Borrower, any other Loan Party or the Parent is a party have been duly executed and delivered by the duly authorized officers of such Person and each is a legal, valid and binding obligation of such Person enforceable against such Person in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein or therein may be limited by equitable principles generally.

         (d) Compliance of Agreement, Etc. with Laws. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Loan Party or the Parent is a party in accordance with their respective terms and the borrowings and other extensions of credit hereunder do not and will not, by the passage of time, the giving of notice, or both: (i) require any Governmental Approval or violate any Applicable Law (including all Environmental Laws) relating to any Loan Party or the Parent;(ii) conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower, any other Loan Party or the Parent, or any indenture, agreement or other instrument to which any Loan Party or the Parent is a party or by which it or any of its respective properties may be bound; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by any Loan Party or the Parent other than in favor of the Agent for the benefit of the Lenders.

         (e) Compliance with Law; Governmental Approvals. To the best of the knowledge of the Parent and the Borrower after due inquiry, the Parent, each Loan Party and each other Subsidiary is in compliance with each Governmental Approval and all other Applicable Laws relating to it except for noncompliances which, and Governmental Approvals the failure to possess which, could not, individually or in the aggregate, reasonably be expected to cause a Default or Event of Default or have a Material Adverse Effect.

         (f) Litigation. Except as set forth on Schedule 6.1.(f), there are no actions, suits or proceedings pending (nor, to the knowledge of any Loan Party or the Parent, are there any actions, suits or proceedings threatened, nor is there any basis therefore) against or in any other way relating adversely to or affecting, or the Parent, any Loan Party, any other Subsidiary or any of their respective property which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

         (g) Taxes. All federal, state and other tax returns of the Borrower and the Parent required by Applicable Law to be filed have been duly filed (other than any return the filing date of which has been extended in accordance with Applicable Law), and all federal, state and other taxes, assessments and other governmental charges or levies upon, the Borrower and the Parent and each of their respective properties, income, profits and assets which are due and payable have been paid, except any such nonpayment or non-filing which is at the time permitted under Section 7.5. As of the Agreement Date, none of the United States income tax returns of either the Borrower or the Parent is under audit. All charges, accruals and reserves on the books of the Borrower and the Parent in respect of any taxes or other governmental charges are in accordance with GAAP.

         (h) Financial Statements. The Borrower has furnished to each Lender copies of (i) the audited consolidated balance sheets of the Parent and its consolidated Subsidiaries for the fiscal years ended December 31, 2002 and December 31, 2003, and the related consolidated statements of operations, shareholders' equity and cash flows for the fiscal years ended on such dates,


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

with the opinion thereon of Deloitte & Touche LLP, and (ii) the unaudited consolidated balance sheets of the Parent and its consolidated Subsidiaries for the fiscal quarter ended June 30, 2004, and the related consolidated statements of operations and cash flows of the Parent and its consolidated Subsidiaries for the two fiscal quarter period ended on such date. Such balance sheets and statements (including in each case related schedules and notes) are complete and correct in all material respects and present fairly, in accordance with GAAP consistently applied throughout the periods involved, the consolidated financial position of the Borrower and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flow for such periods (subject, as to interim statements, to changes resulting from normal year-end audit adjustments). Neither the Parent, the Borrower nor any Subsidiary owning a Property has on the Agreement Date any material contingent liabilities, liabilities, liabilities for taxes, unusual or long-term commitments or unrealized or forward anticipated losses from any unfavorable commitments, except as referred to or reflected or provided for in said financial statements.

         (i) No Material Adverse Change. Since June 30, 2004, there has been no material adverse change in the consolidated financial condition, results of operations, business or prospects of the Parent and its Subsidiaries, or Borrower and its Subsidiaries, in each case, taken as a whole. Each of the Parent, the Borrower, the other Loan Parties and the other Subsidiaries is Solvent.

         (j) ERISA. Neither the Borrower nor any other member of the ERISA Group (excluding the Management Company and ERMC, LP) (i) has ever maintained, adopted, sponsored in whole or in part, or contributed to any pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, any other written employee program, arrangement, or agreement, any medical, vision, dental, or any other health plan, any life insurance plan, nor any other employee benefit plan or fringe benefit plan, including, but not limited to, an "employee benefit plan" (as defined in Section 3(3) of ERISA) or a "defined benefit plan" (as defined in Section 414(j) of the Internal Revenue Code); (ii) has ever withdrawn from a multiemployer plan within the meaning of Section 3(37) of ERISA; (iii) has incurred any liability under Title IV of ERISA with respect to any ongoing, frozen, or terminated single-employer plan; or (iv) has any employees. Neither the Management Company nor ERMC, LP (x) has ever maintained, adopted, sponsored in whole or in part, or contributed to any Plan; (y) has ever withdrawn from a multiemployer plan within the meaning of Section 3(37) of ERISA; or (z) has incurred any liability under Title IV of ERISA with respect to any ongoing, frozen, or terminated single-employer plan. For purposes of the prior sentence the term "Plan" means an employee pension benefit plan (including any multiemployer plan) covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (A) maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (B) at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

         (k) Absence of Defaults. None of the Parent, the Loan Parties or the other Subsidiaries is in default under its articles of incorporation, bylaws, partnership agreement or other similar organizational documents, and no event has occurred, which has not been remedied, cured or waived: (i) which constitutes a Default or an Event of Default; or (ii) which constitutes, or which with the passage of time, the giving of notice, or both, would constitute, a default or event of default by, the Parent, any Loan Party or any other Subsidiary under any agreement (other than this Agreement) or judgment, decree or order to which any such Person is a party or by which any such Person or any of its respective properties may be bound where such default or event of default could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

         (l) Environmental Laws. To the best of the knowledge of the Parent and the Borrower after due inquiry, each of the Loan Parties and the other Subsidiaries is in compliance with all applicable Environmental Laws and has obtained all Governmental Approvals which are required under Environmental Laws and is in compliance with all terms and conditions of such Governmental

Approvals, where with respect to each of the foregoing the failure to obtain or to comply with could be reasonably expected to have a Material Adverse Effect. Except for any of the following matters that could not be reasonably expected to have a Material Adverse Effect, to the best of the knowledge of the Parent and the Borrower after due inquiry, neither the Parent nor any Loan Party is aware of, nor has it received notice of, any past or present events, conditions, circumstances, activities, practices, incidents, actions, or plans which, with respect to any Loan Party or any other Subsidiary, may unreasonably interfere with or prevent compliance or continued compliance with Environmental Laws, or may give rise to any common-law or legal liability, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance; and there is no civil, criminal, or administrative action, suit, demand, claim, hearing, notice, or demand letter, notice of violation, investigation, or proceeding pending or threatened, against any Loan Party or any other Subsidiary relating in any way to Environmental Laws which, if determined adversely to such Loan Party or such other Subsidiary, could be reasonably expected to have a Material Adverse Effect.

         (m) Legal Restrictions on Ability to Borrow. Neither the Parent nor any Loan Party is subject to any Applicable Law which purports to regulate or restrict its ability to borrow money or obtain other extensions of credit or to consummate the transactions contemplated by this Agreement or to perform its obligations under any Loan Document to which it is a party.

         (n) Margin Stock. Neither the Parent nor any Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

         (o) Broker's Fees. No broker's or finder's fee, commission or similar compensation will be payable with respect to the transactions contemplated hereby. No other similar fees or commissions will be payable by the Parent or any Loan Party for any other services rendered to the Parent or any Loan Party ancillary to the transactions contemplated hereby.

         (p) Accuracy and Completeness of Information. All written information, reports and other papers and data furnished to the Agent or any Lender by, on behalf of, or at the direction of, the Parent or any Loan Party were, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or, in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of the Persons involved as at the date thereof and the results of operations for such periods. No fact is known to the Parent or any Loan Party which has had a Material Adverse Effect which has not been set forth in the financial statements referred to in Section 6.1.(h) or in such information, reports or other papers or data or otherwise disclosed in writing to the Agent and the Lenders prior to the Effective Date. No document furnished or written statement made to the Agent or any Lender in connection with the negotiation, preparation or execution, or pursuant to, of this Agreement or any of the other Loan Documents contains any untrue statement of a fact material to the creditworthiness of any Loan Party or omits to state a material fact necessary in order to make the statements contained therein not misleading.

         (q) Not Plan Assets; No Prohibited Transactions. None of the assets of the Parent or any Loan Party constitutes "plan assets" within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder. The execution, delivery and performance of the Loan Documents by the Loan Parties and the Parent, and the borrowing, obtaining of other credit extensions and repayment of amounts thereunder, do not and will not constitute "prohibited transactions" under ERISA or the Internal Revenue Code.

         (r) Tax Shelter Regulations. Neither the Borrower, the Parent, any Guarantor, any other Loan Party or any non-borrower trustor, nor any Subsidiary of any of the foregoing intends to treat the Loan or the transactions contemplated by this Agreement and the other Loan Documents as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4). If the Borrower, the Parent, any Guarantor or any other Loan Party determines to take any action inconsistent with such intention, the Borrower will promptly notify the Agent thereof. If the Borrower so notifies the Agent, the Borrower acknowledges that Agent and each Lender may treat its Loan as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and Agent and such Lender (or Lenders, as applicable), will maintain the lists and other records, including the identity of the applicable party to the Loan as required by such Treasury Regulation.

Section 6.2.      Survival of Representations and Warranties, Etc.

         All statements contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party or the Parent to the Agent or any Lender pursuant to or in connection with this Agreement or any of the other Loan Documents (including, but not limited to, any such statement made in or in connection with any amendment thereto or any statement contained in any certificate, financial statement or other instrument delivered by or on behalf of any Loan Party or the Parent prior to the Agreement Date and delivered to the Agent or any Lender in connection with the underwriting or closing the transactions contemplated hereby) shall constitute representations and warranties made by the Borrower under this Agreement. All representations and warranties made under this Agreement and the other Loan Documents shall be deemed to be made at and as of the Agreement Date, the Effective Date and at and as of the date of the occurrence of each Credit Event, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and accurate on and as of such earlier date) and except for changes in factual circumstances specifically permitted hereunder. All such representations and warranties shall survive the effectiveness of this Agreement, the execution and delivery of the Loan Documents and the making of the Advances but shall terminate upon the termination of this Agreement in accordance with, but subject to, the provisions of Section 12.10.

                       ARTICLE VII. AFFIRMATIVE COVENANTS

         For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6., all of the Lenders) shall otherwise consent in the manner provided for in Section 12.6., the Parent and the Borrower, as applicable, shall comply with the following covenants:

Section 7.1.      Preservation of Existence and Similar Matters.

         Except as otherwise permitted under Section 9.3., the Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, preserve and maintain its respective existence, rights, franchises, licenses and privileges in the jurisdiction of its incorporation or formation and qualify and remain qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization and where the failure to be so authorized and qualified could reasonably be expected to have a Material Adverse Effect.

Section 7.2.      Compliance with Applicable Law.

         The Parent and the Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Applicable Law, including the obtaining of all Governmental Approvals, the failure with which to comply could reasonably be expected to have a Material Adverse Effect.

Section 7.3.      Maintenance of Property.

         In addition to the requirements of any of the other Loan Documents, the Borrower shall, and shall cause each Subsidiary owning a Property, to keep all such Property in good working order and condition, ordinary wear and tear and insured casualty losses excepted.

Section 7.4.      Insurance.

         Borrower shall obtain and maintain, or cause to be obtained and maintained, insurance upon and all of the Properties owned by Parent, Borrower or any Subsidiary, insuring against personal injury and death, loss by fire and such other hazards, casualties and contingencies (including business interruption insurance covering loss of rents for a period of twelve [12] months and builder's all risk coverage and, as required by Agent and provided the same is available at a commercially reasonable premium, terrorism coverage or policies with no exclusion for loss, cost, damage or liability caused by "terrorism" or "terrorist acts," no matter how defined in such policies) as are normally and usually covered by extended coverage policies in effect where the properties are located and such other risks as may be reasonably specified by Agent, from time to time, all in such amounts and with such insurers of recognized responsibility as are reasonably acceptable to Agent.

Section 7.5.      Payment of Taxes and Claims.

         The Parent and the Borrower shall pay and discharge, and shall cause each Subsidiary to pay and discharge, when due (a) all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, and (b) all lawful claims of materialmen, mechanics, carriers, warehousemen and landlords for labor, materials, supplies and rentals which, if unpaid, might become a Lien on any properties of such Person, provided, however, that this subsection shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is (x) being contested in good faith by appropriate proceedings which operate to suspend the collection thereof and for which adequate reserves have been established on the books of such Person, or (y) bonded or otherwise insured against to the reasonable satisfaction of the Agent.

Section 7.6.      Books and Records; Inspections.

         The Parent and the Borrower will, and will cause each other Loan Party and each other Subsidiary to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities. The Parent and the Borrower will, and the Borrower will cause each Subsidiary to, permit representatives of the Agent or any Lender (with reasonable prior notice so long as no Event of Default then exists) to visit and inspect any of their respective properties, for the purpose of determining the existence, location, nature and magnitude of any past or present release or threatened release of any Hazardous Substances into, onto, beneath or from such property, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times during business hours and as often as may reasonably be requested; provided, however, unless an Event of Default exists (a) only the Agent may exercise its rights under this Section which shall be limited to one inspection during any period of 12 consecutive months and shall be at Agent's sole expense and risk, (b) any discussions with the independent public accountants of the Parent and Borrower may be conducted only in the presence of the Borrower, (c) the Agent may not discuss the affairs, finances and accounts of the Parent or the Borrower with their employees pursuant to this Section. The Borrower shall reimburse the Agent and, if an Event of Default exists, the Lenders, for their costs and expenses incurred in connection with the exercise of their rights under this Section.

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

Section 7.7.      Use of Proceeds.

         The Borrower will only use the proceeds of Advances for any purposes not prohibited by Applicable Law or by this Agreement. The Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary or the Parent to, use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any such margin stock if, in any such case, such use might result in any of the Advances or other Obligations being consider to be "purpose credit" directly or indirectly secured by margin stock within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

Section 7.8.      Environmental Matters.

         The Borrower shall, and shall cause each other Loan Party and each other Subsidiary to, comply with all Environmental Laws the failure with which to comply could reasonably be expected to have a Material Adverse Effect. If the Parent, any Loan Party or any other Subsidiary shall (a) receive notice that any violation of any Environmental Law has been committed by such Person, (b) receive notice that any administrative or judicial complaint or order has been filed or is about to be filed against any such Person alleging violations of any Environmental Law or requiring any such Person to take any action in connection with the release of Hazardous Substances or (c) receive any notice from a Governmental Authority or private party alleging that any such Person may be liable or responsible for costs associated with a response to or cleanup of a release of Hazardous Substances or any damages caused thereby, and such notices, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, the Borrower shall provide the Agent with a copy of such notice within 10 days after the receipt thereof by such Person or any of the Subsidiaries.

Section 7.9.      Further Assurances.

         At the Borrower's cost and expense and upon request of the Agent, the Borrower shall duly execute and deliver or cause to be duly executed and delivered, to the Agent such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Loan Documents.

Section 7.10.     REIT Status.

         The Parent shall at all times maintain its status as a REIT.

Section 7.11.     Exchange Listing.

         The Parent shall maintain outstanding at least one class of common shares of the Parent having trading privileges on the New York Stock Exchange or the American Stock Exchange or which is subject to price quotations on The NASDAQ Stock Market's National Market System.

                           ARTICLE VIII. INFORMATION

         For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6., the Borrower shall furnish to the Agent at the Principal Office for distribution to the Lenders:

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

Section 8.1.      Quarterly Financial Statements.

         Within 5 Business Days of the filing thereof, a copy of each report on Form 10-Q (or its equivalent) which the Parent shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefore). If the Parent ceases to file such reports, or if any such report filed does not contain any of the following, then the Borrower shall deliver as soon as available and in any event within 45 days after the close of each fiscal quarter of the Parent, the unaudited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such period and the related unaudited consolidated statements of operations and cash flows of the Parent and its Subsidiaries for such period, setting forth in each case in comparative form the figures as of the end of and for the corresponding periods of the previous fiscal year, all of which shall be certified by the chief financial officer, controller, financial officer or accounting officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP and in all material respects, the consolidated financial position of the Parent and its Subsidiaries as at the date thereof and the results of operations for such period (subject to normal year-end audit adjustments).

Section 8.2.      Year-End Statements.

         Within 5 Business Days of the filing thereof, a copy of each report on Form 10-K (or its equivalent) which the Parent shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefore). If the Parent ceases to file such reports, or if any such report filed does not contain any of the following, then the Borrower shall deliver as soon as available and in any event within 120 days after the end of each fiscal year of the Parent, the audited consolidated balance sheet of the Parent and its Subsidiaries as at the end of such fiscal year and the related audited consolidated statements of operations, shareholders' equity and cash flows of the Parent and its Subsidiaries for such fiscal year, setting forth in comparative form the figures as at the end of and for the previous fiscal year, all of which shall be certified by (a) the chief financial officer or chief accounting officer of the Parent, in his or her opinion, to present fairly, in accordance with GAAP, the financial position of the Parent and its Subsidiaries as at the date thereof and the result of operations for such period and (b) Deloitte & Touche or any other independent certified public accountants of recognized national standing, whose certificate shall be unqualified and in scope and substance required by generally accepted auditing standards and who shall have authorized the Parent to deliver such financial statements and certification thereof to the Agent and the Lenders pursuant to this Agreement.

Section 8.3.      Compliance Certificate.

         At the time the financial statements are furnished pursuant to the immediately preceding Sections 8.1. and 8.2., a certificate substantially in the form of Exhibit G (a "Compliance Certificate") executed on behalf of the Borrower by the chief financial officer, controller, financial officer or accounting officer of the Borrower (a) setting forth as of the end of such quarterly accounting period or fiscal year, as the case may be, the calculations required to establish whether the Parent was in compliance with the covenants contained in Section 9.1.; (b) setting forth the Leverage Ratio for the fiscal quarter most recently ended and the Applicable LIBOR Rate Margin which shall become effective as of the first day of the quarter in which such Compliance Certificate is due based on such Leverage Ratio; and (c) stating that, to the best of such officer's knowledge, no Default or Event of Default exists, or, if such is not the case, specifying such Default or Event of Default and its nature, when it occurred and the steps being taken by the Parent with respect to such event, condition or failure.

Section 8.4.      Other Information.

         (a) Within 10 Business Days of the filing thereof, notice of the filing, and if the same are not available on-line free of charge from either the website of the Securities and Exchange Commission or the website of the Parent,


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

copies of all registration statements (excluding the exhibits thereto and any registration statements on Form S-8 or its equivalent), reports on Form 8-K (or its equivalent) and all other periodic reports which the Parent, any Loan Party or any other Subsidiary shall file with the Securities and Exchange Commission (or any Governmental Authority substituted therefore) or any national securities exchange;

         (b) no later than 60 days after the end of each fiscal year of the Parent ending prior to the Termination Date, cash flow budgets (including sources and uses of cash) of the Parent and its Subsidiaries on a consolidated basis for each quarter of the next succeeding fiscal year, all itemized in reasonable detail;

         (c) no more than 30 days following the consummation of any transaction of acquisition, merger or purchase of assets, involving consideration, or valued, in excess of $300,000,000 but less than $500,000,000, whether a single transaction or related series of transactions, together with a reasonably detailed description thereof;

         (d) to the extent any Senior Officer is aware of the same, prompt notice of the commencement of any proceeding or investigation by or before any Governmental Authority and any action or proceeding in any court or other tribunal or before any arbitrator against or in any other way relating adversely to, or adversely affecting, the Parent, any Loan Party or any other Subsidiary or any of their respective properties, assets or businesses which, if determined or resolved adversely to such Person, could reasonably be expected to have a Material Adverse Effect, and prompt notice of the receipt of notice that any United States income tax returns of any Loan Party are being audited;

         (e) prompt notice of any change in the Chairman, chief executive officer, President or chief financial officer of the Parent, the Borrower, the Management Company, or any other Loan Party and any change in the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent or any Loan Party which has had or could reasonably be expected to have a Material Adverse Effect;

         (f) promptly upon the request of the Agent, evidence of the Borrower's calculation of the Ownership Share with respect to a Subsidiary or an Unconsolidated Affiliate, such evidence to be in form and detail satisfactory to the Agent; and

         (g) from time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding any Property or the business, assets, liabilities, financial condition, results of operations or business prospects of the Parent, the Borrower, any of their respective Subsidiaries or the Management Company as the Agent or any Lender may reasonably request.

                         ARTICLE IX. NEGATIVE COVENANTS

         For so long as this Agreement is in effect, unless the Requisite Lenders (or, if required pursuant to Section 12.6., all of the Lenders) shall otherwise consent in the manner set forth in Section 12.6., the Borrower or the Parent, as the case may be, shall comply with the following covenants:

Section 9.1.      Financial Covenants.

         (a) Minimum Tangible Net Worth. The Parent shall not permit Tangible Net Worth at any time to be less than (i) $1,055,744,000 plus (ii) 50% of the Net Proceeds of all Equity Issuances effected at any time after the Agreement Date by the Parent or any of its Subsidiaries to any Person other than the Parent or any of its Subsidiaries.

         (b) Leverage Ratio. The Parent shall not permit the Leverage Ratio to exceed 0.650 to 1.00 at any time.

         (c) Ratio of EBITDA to Interest Expense. The Parent shall not permit the ratio of (i) EBITDA of the Parent and its Subsidiaries determined on a consolidated basis for the fiscal quarter most recently ended to (ii) Interest Expense of the Parent and its Subsidiaries determined on a consolidated basis for such period, to be less than 1.750 to 1.00.

         (d) Ratio of EBITDA to Debt Service. The Parent shall not permit the ratio of (i) EBITDA of the Parent and its Subsidiaries determined on a consolidated basis for the fiscal quarter most recently ended to (ii) Debt Service of the Parent and its Subsidiaries determined on a consolidated basis for such period, to be less than 1.550 to 1.00.

         (e) Dividends and Other Restricted Payments. If an Event of Default exists or would exist following the making of a Restricted Payment, the Parent and the Borrower will not declare or make, or permit any other Subsidiary to declare or make, any Restricted Payment except that (i) the Parent may declare or make cash distributions to its shareholders during any fiscal year in an aggregate amount not to exceed the minimum amount necessary for the Parent to remain in compliance with Section 7.10.; and (ii) the Parent may cause the Borrower (directly or indirectly through any intermediate Subsidiaries) to make cash distributions to the Parent and to other limited partners of the Borrower in such proportion as required by Borrower's limited partnership agreement, and the Parent may cause other Subsidiaries of the Parent to make cash distributions to the Parent and to other holders of Equity Interests in such Subsidiaries, in each case (x) in an aggregate amount not to exceed the amount of cash distributions that the Parent is permitted to declare or distribute under the immediately preceding clause (i) and (y) on a pro rata basis, such that the aggregate amount distributed to the Parent does not exceed the amount that the Parent is permitted to declare or distribute under the immediately preceding clause (i). Notwithstanding the foregoing, if a Default or Event of Default specified in Section 10.1.(a) resulting from the Borrower's failure to pay when due the principal of, or interest on, any of the Advances or any Fees, Section 10.1.(e) or (f) shall have occurred and be continuing, or if as a result of the occurrence of any other Event of Default the Obligations have been accelerated pursuant to Section 10.2.(a), the Parent and the Borrower shall not, and shall not permit any other Subsidiary to, make any Restricted Payments whatsoever.

         (f) Permitted Investments. The Parent shall not, and shall not permit the Borrower or other Subsidiary to, make an Investment in or otherwise own the following items which would cause the aggregate value of such holdings of such Persons to exceed the following percentages of Gross Asset Value:

                  (i) unimproved real estate such that the aggregate book value of all such unimproved real estate exceeds 10% of Gross Asset Value (for purposes of this clause (i) unimproved real estate shall not include (w) raw land subject to a ground lease under which the Borrower or a Subsidiary is the lessor and a Person not an Affiliate is the lessee; (x) Properties under development; (y) land subject to a binding contract of sale under which the Borrower or one of its Subsidiaries is the seller and the buyer is not an Affiliate of Borrower and (z) out-parcels held for lease or sale at Properties which are either completed or where development has commenced);

                  (ii) developed real estate used primarily for non-retail purposes (other than the real estate located at CBL Center, 2030 Hamilton Place Boulevard, Chattanooga, Tennessee), such that the aggregate book value of such real estate exceeds 10% of Gross Asset Value;

                  (iii) Investments in Unconsolidated Affiliates of the Borrower or the Parent, such that the value of such Investments, determined in accordance with GAAP, exceeds 20% of Gross Asset Value;

                  (iv) Investments in Persons that are neither Subsidiaries nor Unconsolidated Affiliates of the Borrower or the Parent, such that the book value of such Investments, determined in accordance with GAAP, exceeds 10% of Gross Asset Value; provided, however, this clause (iv) shall not apply to Investments in any Person whose Equity Interests are publicly traded and in which the Parent or the Borrower is attempting to acquire a controlling interest but only to the extent the aggregate value of such Investments under this clause (iv), determined on the basis of lower of cost or market value, does not exceed 10% of Gross Asset Value (the aggregate amount of such excess to be subject to this subsection (f)); or

                  (v) Mortgages in favor of the Borrower or any other Loan Party (other than (A) Mortgages securing Indebtedness owed to the Borrower or any Subsidiary on September 30, 2002 and (B) Mortgages on assets owned by the Parent, the Borrower or any Subsidiary), such that the aggregate book value of Indebtedness secured by such Mortgages exceeds 10% of Gross Asset Value.

         In addition to the foregoing limitations, the aggregate value of the Investments subject to the limitations in the preceding clauses (i) through (v) shall not exceed 35% of Gross Asset Value.

         (g) Value of Borrower Owned by Parent. The Parent shall not permit (i) more than 5.0% of the book value of its assets to be attributable to assets not owned by the Borrower or any Subsidiary of the Borrower or (ii) more than 10.0% of the gross revenues of the Parent to be attributable to gross revenues of any Person other than the Borrower or any Subsidiary of the Borrower.

         (h) Unsecured Indebtedness. Borrower shall not permit the sum of (a) Borrower's Unsecured Indebtedness (excluding the Loan), plus (b) the Unsecured Indebtedness of Borrower's Affiliates, to exceed $100,000,000.00 at any time.

         (i) Maximum Recourse Indebtedness. Borrower shall not permit the sum of all Indebtedness which is recourse to Parent, Borrower, General Partner, or any Subsidiary or Affiliate of any of the foregoing, determined on a consolidated basis, but excluding the Loan, to exceed 25% of Gross Asset Value at any time.

         (j) Secured Indebtedness. Borrower shall not permit the sum of (a) Borrower's Secured Indebtedness, plus (b) the Secured Indebtedness of Borrower's Affiliates, to exceed 60% of Gross Asset Value at any time.

         (k) Ratio of EBITDA to Indebtedness. The Parent shall not permit the ratio of (i) EBITDA of the Parent and its Subsidiaries for the fiscal quarter most recently ended multiplied by four (4) to (ii) Indebtedness of the Parent and its Subsidiaries, each determined on a consolidated basis in accordance with GAAP, to be less than 0.12 to 1.00 at any time.

Section 9.2.      Restrictions on Intercompany Transfers.

         The Borrower shall not, and shall not permit any of its Subsidiaries (other than CMBS Subsidiaries) to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary to: (i) pay dividends or make any other distribution on any of such Subsidiary's Equity Interests owned by the Borrower or any other Subsidiary; (ii) pay any Indebtedness owed to the Borrower or any other Subsidiary; (iii) make loans or advances to the Borrower or any other Subsidiary; or (iv) transfer any of its property or assets to the Borrower or any other Subsidiary. As used in this Section, the term "CMBS Subsidiary" means any Subsidiary (a) formed for the specific purpose of holding title to assets which are collateral for any Extension of Credit to such Subsidiary; (b) which is prohibited from Guarantying Extension of Credit to any other Person pursuant to (i) any document, instrument or agreement evidencing such Extension of Credit or (ii) a provision of such Person's organizational documents which provision was included in such Person's organizational documents as a condition to the making of such Extension of Credit; and (c) for which none of the Parent, the Borrower, any other Loan Party or any other Subsidiary (other than another CMBS Subsidiary) has Guaranteed any Extensions of Credit to such Subsidiary or has any direct obligation to maintain or preserve such Subsidiary's financial condition or to cause such Subsidiary to achieve any specified levels of operating results, except for customary exceptions for fraud, misapplication of funds, environmental indemnities, and other similar exceptions to recourse liability.

Section 9.3.      Merger, Consolidation, Sales of Assets and Other Arrangements.

         Without the prior written consent of the Requisite Lenders, such consent not to be unreasonably withheld, the Parent and the Borrower shall not, and shall not permit any other Loan Party or any other Subsidiary to, (a) enter into any transaction of merger or consolidation; (b) liquidate, windup or dissolve itself (or suffer any liquidation or dissolution); or (c) convey, sell, lease, sublease, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business or assets, or the capital stock of or other Equity Interests in any of its Subsidiaries, whether now owned or hereafter acquired; provided, however, that:

         (i) any Subsidiary may merge with a Loan Party so long as such Loan Party is the survivor;

         (ii) any Subsidiary may sell, transfer or dispose of its assets to a Loan Party;

         (iii) the Borrower or the Parent may merge with another Person so long as (x) the Borrower or the Parent, as the case may be, is the survivor of such merger and (y) immediately prior to any such merger and immediately thereafter and after giving effect thereto, no Event of Default is or would be in existence;

         (iv) any Subsidiary that is not (and is not required to be) a Loan Party may enter into any transaction described in the introductory paragraph of this Section, provided that immediately prior to any such transaction and immediately thereafter and after giving effect thereto, no Event of Default is or would be in existence;

         (v) the Loan Parties and the other Subsidiaries may lease and sublease their respective assets, as lessor or sublessor (as the case may be), in the ordinary course of their business.

         Notwithstanding the forgoing, without the prior written consent of all of the Lenders (such consent not to be unreasonably withheld), neither the Borrower nor the Parent may merge with another Person if such other Person is to be the survivor of such merger.

Section 9.4.      Acquisitions.

         Neither Borrower nor any of its Subsidiaries shall acquire the business of or all or substantially all of the assets or stock of any Person, or any division of any Person, whether through Investment, purchase of assets, merger or otherwise, in each case involving consideration, or valued, in excess of $500,000,000 unless (a) no Default or Event of Default exists or would exist immediately following the consummation of such acquisition and (b) the Borrower has delivered to the Agent, at least 30 days prior to the date such acquisition is consummated, (i) all information related to such acquisition as the Agent may reasonably request and (ii) a Compliance Certificate, calculated on a pro forma basis, evidencing continued compliance with the financial covenants contained in
Section 9.1., after giving effect to such acquisition.

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

Section 9.5.      Plans.

         The Borrower shall not, and shall not permit any of its Subsidiaries to, permit any of its respective assets to become or be deemed to be "plan assets" within the meaning of ERISA, the Internal Revenue Code and the respective regulations promulgated thereunder.

Section 9.6.      Fiscal Year.

         The Parent and the Borrower shall not, and shall not permit any Loan Party or other Subsidiary to, change its fiscal year from that in effect as of the Agreement Date.

Section 9.7.      Modifications of Organizational Documents.

         The Parent and the Borrower shall not, and shall not permit any Loan Party or other Subsidiary to, amend, supplement, restate or otherwise modify its articles or certificate of incorporation, by-laws, partnership agreement or other similar organizational document which modification could reasonably be expected to have a Material Adverse Effect without the prior written consent of the Requisite Lenders unless such amendment, supplement, restatement or other modification is (a) required under or as a result of the Internal Revenue Code or other Applicable Law or (b) required to maintain the Parent's status as a REIT.

Section 9.8.      Transactions with Affiliates.

         The Borrower shall not permit to exist or enter into, and will not permit any Loan Party or other Subsidiary to permit to exist or enter into, any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower, except transactions in the ordinary course of, and pursuant to the reasonable requirements of, the business of the Borrower or any of its Subsidiaries and upon fair and reasonable terms which are no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate.

                               ARTICLE X. DEFAULT

Section 10.1.     Events of Default.

         Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of Applicable Law or pursuant to any judgment or order of any Governmental Authority:

         (a) Default in Payment. The Borrower shall fail to pay when due under this Agreement or any other Loan Document (whether upon demand, at maturity, by reason of acceleration or otherwise) the principal of, or any accrued interest on, any of the Advances, or shall fail to pay any of the other payment Obligations owing by the Borrower under this Agreement or any other Loan Document, or any other Loan Party shall fail to pay when due any payment obligation owing by such Loan Party under any Loan Document to which it is a party, and in any such case, such failure continues for a period of 10 calendar days after the date the Agent gives the Borrower notice of such failure.

         (b) Default in Performance.

         (i) Any Loan Party or the Parent shall fail to perform or observe any term, covenant, condition or agreement on its part to be performed or observed and contained in Section 9.1. and such failure continues for 90 calendar days after the earlier of (x) the date any Senior Officer of the Borrower has actual knowledge of such failure or (y) the date notice of such failure has been given to the Borrower by the Agent; or

         (ii) any Loan Party or the Parent shall fail to perform or observe any term, covenant, condition or agreement contained in this Agreement or any other Loan Document to which it is a party and not otherwise mentioned in this Section and such failure shall continue for a period of 30 calendar days after the earlier of (x) the date any Senior Officer of the Borrower has actual knowledge of such failure or (y) the date notice of such failure has been given to the Borrower by the Agent; provided, however, that if such default is curable but requires work to be performed, acts to be done or conditions to be remedied which, by their nature, cannot be performed, done or remedied, as the case may be, within such 30-day period, no Event of Default shall be deemed to have occurred if such Loan Party or the Parent, as the case may be, commences the same within such 30-day period and thereafter diligently and continuously prosecutes the same to completion, and the same is in fact completed, no later than the date 90 calendar days following the earlier of the date such Senior Officer has actual knowledge of such failure or the date the Agent gave notice of such failure to the Borrower.

         (c) Misrepresentations. Any written statement, representation or warranty made or deemed made by or on behalf of any Loan Party or the Parent under this Agreement or under any other Loan Document, or in any other writing or statement at any time furnished by, or at the direction of, any Loan Party or the Parent to the Agent or any Lender under or in connection with this Agreement or any other Loan Document, shall at any time prove to have been incorrect or misleading in any material respect when furnished or made or deemed made.

         (d) Material Extension of Credit Cross-Default.

                  (i) Recourse Indebtedness. Any of the following events shall occur with respect to any Extension of Credit that is Recourse Indebtedness, owing by Borrower, Parent or any Significant Subsidiary, and having an aggregate outstanding principal amount of $30,000,000 or more:

                           (A) Failure to Pay. Borrower, Parent or any
                  Significant Subsidiary shall fail to pay when due and payable the principal of, or interest on, such Extension of Credit; or

                           (B) Acceleration. The maturity of such Extension of
                  Credit shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Extension of Credit; or

                           (C) Mandatory Repurchase. Borrower, Parent or any
                  Significant Subsidiary shall have been required to prepay or repurchase, prior to the stated maturity thereof, such Extension of Credit in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Extension of Credit.

                  (ii) Nonrecourse Indebtedness. Any of the following events shall occur with respect to any Extension of Credit that is Nonrecourse Indebtedness, owing by Borrower, Parent or any Significant Subsidiary, and having an aggregate outstanding principal amount of $200,000,000 or more:

                           (A) Failure to Pay. Borrower, Parent or any
                  Significant Subsidiary shall fail to pay when due and payable the principal of, or interest on, such Extension of Credit; or

                           (B) Acceleration. The maturity of such Extension of
                  Credit shall have been accelerated in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Extension of Credit; or

                           (C) Mandatory Repurchase. Borrower, Parent or any
                  Significant Subsidiary shall have been required to prepay or repurchase, prior to the stated maturity thereof, such Extension of Credit in accordance with the provisions of any indenture, contract or instrument evidencing, providing for the creation of or otherwise concerning such Extension of Credit.

         (e) Voluntary Bankruptcy Proceeding. Any Loan Party, the Parent or any Significant Subsidiary shall: (i) commence a voluntary case under the Bankruptcy Code of 1978, as amended, or other federal bankruptcy laws (as now or hereafter in effect); (ii) file a petition seeking to take advantage of any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; (iii) consent to, or fail to contest in a timely and appropriate manner, any petition filed against it in an involuntary case under such bankruptcy laws or other Applicable Laws or consent to any proceeding or action described in the immediately following subsection; (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign; (v) admit in writing its inability to pay its debts as they become due; (vi) make a general assignment for the benefit of creditors; (vii) make a conveyance fraudulent as to creditors under any Applicable Law; or (viii) take any corporate, partnership or similar action for the purpose of effecting any of the foregoing.

         (f) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against any Loan Party, the Parent or any Significant Subsidiary in any court of competent jurisdiction seeking: (i) relief under the Bankruptcy Code of 1978, as amended or other federal bankruptcy laws (as now or hereafter in effect) or under any other Applicable Laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts; or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person, or of all or any substantial part of the assets, domestic or foreign, of such Person, and in the case of either clause (i) or
(ii) such case or proceeding shall continue undismissed or unstayed for a period of 90 consecutive calendar days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such Bankruptcy Code or such other federal bankruptcy laws) shall be entered.

         (g) Revocation of Loan Documents. Any Loan Party or the Parent shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document.

         (h) Judgment. A judgment or order for the payment of money shall be entered against any Loan Party, the Parent or any Significant Subsidiary, by any court or other tribunal and (i) such judgment or order shall continue for a period of 60 days without being paid stayed or dismissed through appropriate appellate proceedings and (ii) either (A) the amount for which insurance has not been acknowledged in writing by the applicable insurance carrier exceeds, individually or together with all other such judgments or orders entered against the Loan Parties and Significant Subsidiaries, $25,000,000 or (B) such judgment or order could reasonably be expected to have a Material Adverse Effect.

         (i) Attachment. A warrant, writ of attachment, execution or similar process shall be issued against any property of any Loan Party, the Parent or any Significant Subsidiary, which exceeds, individually or together with all other such warrants, writs, executions and processes, $25,000,000 and such


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

warrant, writ, execution or process shall not be paid, discharged, vacated, stayed or bonded for a period of 60 days; provided, however, that if a bond has been issued in favor of the claimant or other Person obtaining such warrant, writ, execution or process, the issuer of such bond shall execute a waiver or subordination agreement in form and substance satisfactory to the Agent pursuant to which the issuer of such bond subordinates its right of reimbursement, contribution or subrogation to the Obligations and waives or subordinates any Lien it may have on the assets of any Loan Party or the Parent.

         (j) Loan Documents. An Event of Default (as defined therein) shall occur under any of the other Loan Documents.

         (k) Change of Control/Change in Management.

                  (i) any Person (or two or more Persons acting in concert) shall acquire "beneficial ownership" within the meaning of Rule 13d-3 of the Securities and Exchange Act of 1934, as amended, of the capital stock or securities of the Parent representing 35% or more of the aggregate voting power of all classes of capital stock and securities of the Parent entitled to vote for the election of directors ("Parent Voting Stock"); provided, however, this clause shall not apply to any Parent Voting Stock acquired after the date hereof by a Person as a result of the conversion of limited partnership interests in the Borrower into Parent Voting Stock in accordance with Borrower's partnership agreement;

                  (ii) during any twelve-month period (whether before or after the Agreement Date), individuals who at the beginning of such period were directors of the Parent shall cease for any reason (other than death or mental or physical disability) to constitute a majority of the board of directors of the Parent;

                  (iii) Charles B. Lebovitz shall cease for any reason to be principally involved in the senior management of the Borrower, the Management Company and the Parent and (A) 180 days following such cessation the Borrower, the Management Company and the Parent shall have failed to replace the resulting vacancy with an individual (or individuals) reasonably acceptable to the Requisite Lenders and (B) at least two of John N. Foy, Ben S. Landress, Stephen Lebovitz, Michael Lebovitz and Ron Fullam, Jr. shall not be principally involved in the senior management of the Borrower, the Management Company and the Parent;

                  (iv) the Principals shall cease to beneficially own, directly or indirectly, in the aggregate, at least 10.0% of the outstanding common stock of the Parent or at least 10.0% of the outstanding operating units of the Borrower (such ownership percentages to be adjusted to reflect the effect of any division, reclassification, stock or equity dividend and any other similar dilutive events);

                  (v) the Principals, the Parent or any combination thereof shall cease to beneficially own, directly or indirectly, in the aggregate, capital stock or securities of the Management Company representing more than 50% of the aggregate voting power of all classes of capital stock and securities of the Management Company entitled to vote for the election of directors; provided, however, the provisions of this clause shall no longer apply if the Management Company shall have merged with the Borrower or the Parent; or

                  (vi) the general partner of the Borrower shall cease to be a Wholly Owned Subsidiary of the Parent;

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

         (l) Damage; Strike; Casualty. Any material damage to, or loss, theft or destruction of, any Property, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than 30 consecutive days beyond the coverage period of any applicable business interruption insurance, the cessation or substantial curtailment of revenue producing activities of the Borrower or its Subsidiaries taken as a whole but only if any such event or circumstance could reasonably be expected to have a material adverse effect on the Properties taken as a whole.

Section 10.2.     Remedies Upon Event of Default.

         Upon the occurrence of an Event of Default the following provisions shall apply:

         (a) Acceleration; Termination of Facility.

         (i) Automatic. Upon the occurrence of an Event of Default specified in Sections 10.1.(e) or 10.1.(f), (1)(A) the principal of, and all accrued interest on, the Advances and the Notes at the time outstanding and (B) all of the other Obligations of the Borrower, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents shall become immediately and automatically due and payable by the Borrower without presentment, demand, protest, or other notice of any kind, all of which are expressly waived by the Borrower, and (2) the Commitments and the obligation of the Lenders to make Advances hereunder shall all immediately and automatically terminate.

         (ii) Optional. If any other Event of Default shall exist, the Agent may, and at the direction of the Requisite Lenders shall: (1) declare (A) the principal of, and accrued interest on, the Advances and the Notes at the time outstanding and (B) all of the other Obligations, including, but not limited to, the other amounts owed to the Lenders and the Agent under this Agreement, the Notes or any of the other Loan Documents to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, and (2) terminate the Commitments and the obligation of the Lenders to make Advances hereunder.

         (b) Loan Documents. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise any and all of its rights under any and all of the other Loan Documents.

         (c) Applicable Law. The Requisite Lenders may direct the Agent to, and the Agent if so directed shall, exercise all other rights and remedies it may have under any Applicable Law.

Section 10.3.     Remedies Upon Default.

         Upon the occurrence of a Default specified in Sections 10.1(e) or 10.1.(f), the Commitments shall immediately and automatically terminate.

Section 10.4.     Permitted Deficiency.

         (a) Generally. Notwithstanding anything to the contrary set forth herein, none of the following events shall constitute a Default or Event of Default, so long as the conditions of the immediately following subsection (b) are satisfied:

                  (i) failure of the Borrower or any other Person owning a Property to:

                          (A) keep such Property or any portion thereof in the condition required under Section 7.3 of this Agreement;

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

                          (B) to pay any Lien or other encumbrances on any portion of such Property in the manner required under Section 7.5 of this Agreement; or
                          (C) to comply with requirements of Applicable Law applicable to any portion of such Property as required under Section 7.2 of this Agreement; or

                   (ii) the existence of any non-consensual Lien on any of the Property not permitted by Section 7.5. of this Agreement .

         (b) The effectiveness of the immediately preceding subsection is subject to satisfaction of all of the following conditions:

                  (i) the sum of the following amounts (such amounts being the "Permitted Deficiency") does not exceed $25,000,000.00:

                          (A) the cost of correcting all failures described in the immediately preceding subsection (a)(i), as determined by Agent in its reasonable discretion; and

                          (B) the amount secured by Liens described in immediately preceding subsection (a)(ii).

                  (ii) None of the circumstances giving rise to the Permitted Deficiency would otherwise constitute a Default or Event of Default but for the application of this Section; and

                  (iii) The Borrower is taking steps to eliminate the circumstances giving rise to the Permitted Deficiency in a diligent manner, and in all events eliminates (or bonds off to the reasonable satisfaction of the Agent) each such circumstances prior to the earlier of (A) 60 days after receipt of notice of the existence of such circumstances from the Agent, or (B) the date which is 5 days prior to the date on which any effected Property to which any such circumstance relates could be sold for nonpayment.

Section 10.5.     Marshaling; Payments Set Aside.

         Neither the Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Loan Party or any other party or against or in payment of any or all of the Obligations. To the extent that any Loan Party makes a payment or payments to the Agent and/or any Lender, or the Agent and/or any Lender enforce their security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefore, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

Section 10.6.     Allocation of Proceeds.

         If an Event of Default exists and maturity of any of the Obligations has been accelerated, all payments received by the Agent under any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower or any other Loan Party hereunder or thereunder, shall be applied in the following order and priority:

         (a) amounts due to the Agent and the Lenders in respect of Fees and expenses due under Section 12.2.;

         (b) payments of interest on principal of Advances, to be applied for the ratable benefit of the Lenders, in such order as the Lenders may determine in their sole discretion;

         (c) payments of principal of Advances, to be applied for the ratable benefit of the Lenders, in such order as the Lenders may determine in their sole discretion;

         (d) amounts due to the Agent and the Lenders pursuant to Sections 11.7. and 12.9.;

         (e) payments of all other amounts due under any of the Loan Documents, if any, to be applied for the ratable benefit of the Lenders; and

         (f) any amount remaining after application as provided above, shall be paid to the Borrower or whomever else may be legally entitled thereto.

Section 10.7.     Performance by Agent.

         If the Borrower shall fail to perform any covenant, duty or agreement contained in any of the Loan Documents, the Agent may, but shall not be obligated to, perform or attempt to perform such covenant, duty or agreement on behalf of the Borrower after the expiration of any cure or grace periods set forth herein. In such event, the Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent in such performance or attempted performance to the Agent, together with interest thereon at the applicable Default Rate from the date of such expenditure until paid. Notwithstanding the foregoing, neither the Agent nor any Lender shall have any liability or responsibility whatsoever for the performance of any obligation of the Borrower under this Agreement or any other Loan Document.

Section 10.8.     Rights Cumulative.

         The rights and remedies of the Agent and the Lenders under this Agreement and each of the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which any of them may otherwise have under Applicable Law. In exercising their respective rights and remedies the Agent and the Lenders may be selective and no failure or delay by the Agent or any of the Lenders in exercising any right shall operate as a waiver of it, nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

                             ARTICLE XI. THE AGENT

Section 11.1.     Authorization and Action.

         Each Lender hereby irrevocably appoints and authorizes the Agent to take such action as contractual representative on such Lender's behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Requisite Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Requisite Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be deemed to have been authorized and shall be binding upon all of the Lenders. Nothing herein shall be construed to deem the Agent a trustee or fiduciary for any Lender or to impose on the Agent duties or obligations other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms "Agent", "agent" and similar terms in the Loan Documents with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Agent shall deliver to each Lender, promptly upon receipt thereof by the Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Agent pursuant to Article VIII. The Agent will also furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Agent by the Borrower, the Parent, any Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Obligations), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Obligations; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Applicable Law. Not in limitation of the foregoing, the Agent shall not exercise any right or remedy it may have under any Loan Document upon the occurrence of a Default or an Event of Default if the Requisite Lenders have directed the Agent not to do so. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Requisite Lenders, or where applicable, all the Lenders.

Section 11.2.     Agent's Reliance, Etc.

         Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Agent nor any of its directors, officers, agents, employees or counsel shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein. Without limiting the generality of the foregoing, the Agent: may consult with legal counsel (including its own counsel or counsel for the Borrower, any other Loan Party or the Parent), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Agent nor any of its directors, officers, agents, employees or counsel: (a) makes any warranty or representation to any Lender or any other Person and shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party, the Parent or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to ascertain or to inquire as to the performance (other than the payment of principal, interest and fees due from Borrower) or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons or inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, or any other instrument or document furnished pursuant thereto; (d) shall have any liability in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e)


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shall incur any liability under or in respect of this Agreement or any other
Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct.

Section 11.3.     Notice of Defaults.

         The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default (other than a Default or Event of Default based on Borrower's failure to pay any principal , interest or fees due hereunder or under any other Loan Document as and when due) unless the Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a "notice of default." If any Lender (excluding the Lender which is also serving as the Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Agent such a "notice of default". Further, if the Agent receives such a "notice of default," the Agent shall give prompt notice thereof to the Lenders.

Section 11.4.     Wells Fargo as Lender.

         Wells Fargo, as a Lender, shall have the same rights and powers under this Agreement and any other Loan Document as any other Lender and may exercise the same as though it were not the Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party, the Parent or any other affiliate thereof as if it were any other bank and without any duty to account therefore to the other Lenders. Further, the Agent and any affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement and otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its affiliates may receive information regarding the Parent, the Borrower, other Loan Parties, other Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

Section 11.5.     Approvals of Lenders.

         All communications from the Agent to any Lender requesting such Lender's determination, consent, approval or disapproval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, approval, consent or disapproval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved, (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Agent by the Borrower in respect of the matter or issue to be resolved, and (d) shall include the Agent's recommended course of action or determination in respect thereof. Unless a Lender shall give written notice to the Agent that it specifically objects to the recommendation or determination of the Agent (together with a written explanation, in reasonable detail, of the reasons behind such objection) within 10 Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such recommendation or determination.

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

Section 11.6.     Lender Credit Decision, Etc.

         Each Lender expressly acknowledges and agrees that neither the Agent nor any of its officers, directors, employees, agents, counsel, attorneys-in-fact or other affiliates has made any representations or warranties to such Lender and that no act by the Agent hereafter taken, including any review of the affairs of the Parent, the Borrower, any other Loan Party or any other Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Agent to any Lender. Each Lender acknowledges that it has, independently and without reliance upon the Agent, any other Lender or counsel to the Agent, or any of their respective officers, directors, employees, agents or counsel, and based on the financial statements of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Parent, the Borrower, the other Loan Parties, the other Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate, made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby. Each Lender also acknowledges that it will, independently and without reliance upon the Agent, any other Lender or counsel to the Agent or any of their respective officers, directors, employees and agents, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Agent shall not be required to keep itself informed as to the performance (other than the payment of principal, interest and fees due from Borrower) or observance by the Parent, the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Parent, the Borrower, any other Loan Party or any other Subsidiary. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Agent under this Agreement or any of the other Loan Documents, the Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Parent, the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or other Affiliates. Each Lender acknowledges that the Agent's legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Agent and is not acting as counsel to such Lender.

Section 11.7.     Indemnification of Agent.

         Regardless of whether the transactions contemplated by this Agreement and the other Loan Documents are consummated, each Lender agrees to indemnify the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender's respective Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Agent (in its capacity as Agent but not as a "Lender") in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Agent under the Loan Documents (collectively, "Indemnifiable Amounts"); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Agent's gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, however, that no action taken in accordance with the directions of the Requisite Lenders (or all of the Lenders if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its ratable share of any expenses (including the reasonable fees and expenses of the counsel to the Agent) incurred by the Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect


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

to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Agent to enforce the terms of the Loan Documents and/or collect any Obligations, any "lender liability" suit or claim brought against the Agent and/or the Lenders, and any claim or suit brought against the Agent and/or the Lenders arising under any Environmental Laws. Such expenses (including counsel fees) shall be advanced by the Lenders on the request of the Agent notwithstanding any claim or assertion that the Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Agent that the Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Advances and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Agent for any Indemnifiable Amount following payment by any Lender to the Agent in respect of such Indemnifiable Amount pursuant to this Section, the Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

Section 11.8.     Property Matters.

         The Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Property is cared for, protected or insured, it being understood and agreed that in respect of the Property, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, and that Agent shall have no duty or liability whatsoever to the Lenders, except to the extent resulting from its gross negligence or willful misconduct.

Section 11.9.     Successor Agent.

         The Agent may resign at any time as Agent under the Loan Documents by giving notice thereof to the Lenders and the Borrower. In the event of a material breach of its duties hereunder, the Agent may be removed as Agent under the Loan Documents at any time by all of the Lenders (other than the Lender then acting as Agent) and the Borrower upon 30-day's prior notice. Upon any such resignation or removal, the Requisite Lenders (which, in the case of the removal of the Agent as provided in the immediately preceding sentence, shall be determined without regard to the Commitment of the Lender then acting as Agent) shall have the right to appoint a successor Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower's approval, which approval shall not be unreasonably withheld or delayed. If no successor Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, within 30 days after the current Agent's giving of notice of resignation or the Lender's removal of the current Agent, then the current Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an Eligible Assignee. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Agent, and the current Agent shall be discharged from its duties and obligations as Agent under the Loan Documents. After any Agent's resignation or removal hereunder as Agent, the provisions of this Article XI. shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Agent may assign its rights and duties under the Loan Documents to any of its affiliates by giving the Borrower and each Lender prior notice.

Section 11.10.    Titled Agents.

         The Syndication Agent, each of the Co-Lead Arrangers and each of the Documentation Agents (each a "Titled Agent"), in such capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Advances, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled


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Agents to the Agent, any Lender, the Parent, the Borrower or any other Loan
Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

                           ARTICLE XII. MISCELLANEOUS

Section 12.1.     Notices.

         Unless otherwise provided herein, all notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:

         If to the Borrower:

                  CBL & Associates Limited Partnership
                  c/o CBL & Associates Properties, Inc.
                  2030 Hamilton Place Blvd., Suite 500
                  Chattanooga, Tennessee 37421-6000
                  Attention:  Chief Financial Officer
                  Telecopy Number:  (423) 490-8390
                  Telephone Number: (423) 855-0001


         with an informational copy to:

                  CBL & Associates Limited Partnership
                  c/o CBL & Associates Properties, Inc.
                  2030 Hamilton Place Blvd., Suite 500
                  Chattanooga, Tennessee 37421-6000
                  Attention:  Finance Counsel
                  Telecopy Number:  (423) 490-8390
                  Telephone Number: (423) 855-0001

         If to the Agent or a Lender:

                  To the Agent's or such Lender's address or telecopy number, as applicable, set forth on its signature page hereto or in the applicable Assignment and Assumption Agreement.

or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Section; provided, a Lender shall only be required to give notice of any such other address to the Agent and the Borrower. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, upon confirmation of transmission; (iii) if hand delivered, when delivered and (iv) if by overnight courier service, when delivered. Notwithstanding the immediately preceding sentence, all notices or communications to the Agent or any Lender under Article II shall be effective only when actually received. Neither the Agent nor any Lender shall incur any liability to the Parent, the Borrower or any other Loan Party (nor shall the Agent incur any liability to the Lenders) for acting upon any notice referred to in this Agreement which the Agent or such Lender, as the case may be, believes in good faith to have been given by a Person authorized to deliver such notice or for otherwise acting in good faith hereunder. In addition to the Agent's Lending Office, the Borrower shall send copies of the notices described in
Article II. to the following address of the Agent:

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

         Wells Fargo Bank, National Association
         Disbursement and Operations Center
         2120 East Park Place, Suite 100
         El Segundo, California  90245
         Attention:  Disbursement Administrator
         Telecopy Number:..(310) 615-1016
         Telephone Number:.(310) 335-9460

Section 12.2.     Expenses.

         The Borrower agrees (a) to pay or reimburse the Agent for all of the Agent's reasonable costs and expenses incurred in connection with the preparation, negotiation and execution of, and any amendment, supplement or modification to, any of the Loan Documents (including due diligence expense and reasonable travel expenses related to closing), and the consummation and syndication of the transactions contemplated thereby, including the reasonable fees and disbursements of counsel to the Agent, (b) to pay or reimburse the Agent and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under the Loan Documents, including the reasonable fees and disbursements of counsel retained by the Agent and of one law firm retained by the Lenders, and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Loan Documents, (c) to pay, and indemnify and hold harmless the Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure to pay or delay in paying, documentary, stamp, intangible, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution, delivery, recording or enforcement of any of the Loan Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, any Loan Document, and (d) to the extent not already covered by any of the preceding subsections, to pay the reasonable fees and disbursements of counsel to the Agent and any Lender incurred in connection with the representation of the Agent or such Lender in any matter relating to or arising out of any bankruptcy or other proceeding of the type described in Sections 10.1.(e) or 10.1.(f), including, without limitation (i) any motion for relief from any stay or similar order, (ii) the negotiation, preparation, execution and delivery of any document relating to the Obligations and (iii) the negotiation and preparation of any debtor-in-possession financing or any plan of reorganization of the Parent, the Borrower or any other Loan Party, whether proposed by the Parent, the Borrower, such Loan Party, the Lenders or any other Person, and whether such fees and expenses are incurred prior to, during or after the commencement of such proceeding or the confirmation or conclusion of any such proceeding.

Section 12.3.     Setoff.

         Each Lender hereby waives any right of set-off against the Obligations it has with respect to any deposit account of the Borrower or any other Loan Party maintained with such Lender or any other account or property of the Borrower or any other Loan Party held by such Lender; provided however, that this waiver is not intended, and shall not be deemed, to waive any right of set-off (a) any Lender has with respect to any account required to be maintained pursuant to this Agreement or any other Loan Document or (b) arising other than pursuant to this Agreement or the other Loan Documents.

Section 12.4.     Litigation; Jurisdiction; Other Matters; Waivers.

         (a) EACH PARTY HERETO ACKNOWLEDGES THAT ANY DISPUTE OR CONTROVERSY BETWEEN OR AMONG THE BORROWER, THE PARENT, THE AGENT OR ANY OF THE LENDERS WOULD BE BASED ON DIFFICULT AND COMPLEX ISSUES OF LAW AND FACT AND WOULD RESULT IN DELAY AND EXPENSE TO THE PARTIES. ACCORDINGLY, TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE LENDERS, THE AGENT, THE BORROWER AND THE PARENT


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

HEREBY WAIVES ITS RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OF ANY KIND OR NATURE IN ANY COURT OR TRIBUNAL IN WHICH AN ACTION MAY BE COMMENCED BY OR AGAINST ANY PARTY HERETO ARISING OUT OF THIS AGREEMENT, THE NOTES, OR ANY OTHER LOAN DOCUMENT OR IN CONNECTION WITH ANY COLLATERAL OR ANY LIEN THEREIN OR BY REASON OF ANY OTHER SUIT, CAUSE OF ACTION OR DISPUTE WHATSOEVER BETWEEN OR AMONG THE BORROWER, THE PARENT, THE AGENT OR ANY OF THE LENDERS OF ANY KIND OR NATURE.

         (b) EACH OF THE BORROWER, THE PARENT, THE AGENT AND EACH LENDER HEREBY AGREES THAT THE FEDERAL DISTRICT COURT OF THE NORTHERN DISTRICT OF GEORGIA OR, AT THE OPTION OF THE AGENT, ANY STATE COURT LOCATED IN FULTON COUNTY, GEORGIA, SHALL HAVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN OR AMONG THE BORROWER, THE PARENT, THE AGENT OR ANY OF THE LENDERS, PERTAINING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT, THE ADVANCES, THE NOTES OR ANY OTHER LOAN DOCUMENT OR TO ANY MATTER ARISING HEREFROM OR THEREFROM OR THE COLLATERAL. THE BORROWER, THE PARENT, THE AGENT AND EACH OF THE LENDERS EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR PROCEEDING COMMENCED IN SUCH COURTS. EACH PARTY FURTHER WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT FORUM AND EACH AGREES NOT TO PLEAD OR CLAIM THE SAME. THE CHOICE OF FORUM SET FORTH IN THIS SECTION SHALL NOT BE DEEMED TO PRECLUDE THE BRINGING OF ANY ACTION BY THE AGENT OR ANY LENDER OR THE ENFORCEMENT BY THE AGENT OR ANY LENDER OF ANY JUDGMENT OBTAINED IN SUCH FORUM IN ANY OTHER APPROPRIATE JURISDICTION.

         (c) THE PROVISIONS OF THIS SECTION HAVE BEEN CONSIDERED BY EACH PARTY WITH THE ADVICE OF COUNSEL AND WITH A FULL UNDERSTANDING OF THE LEGAL CONSEQUENCES THEREOF, AND SHALL SURVIVE THE PAYMENT OF THE ADVANCES AND ALL OTHER AMOUNTS PAYABLE HEREUNDER OR UNDER THE OTHER LOAN DOCUMENTS AND THE TERMINATION OF THIS AGREEMENT.

Section 12.5.     Successors and Assigns.

         (a) Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of is rights under this Agreement without the prior written consent of all the Lenders (and any such assignment or transfer to which all of the Lenders have not consented shall be void).

         (b) Participations. Any Lender may at any time grant to an affiliate of such Lender, or one or more banks or other financial institutions (each a "Participant" ) participating interests in its Commitment or the Obligations owing to such Lender. Except as otherwise provided in Section 12.8., no Participant shall have any rights or benefits under this Agreement or any other Loan Document. In the event of any such grant by a Lender of a participating interest to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve


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

any amendment, modification or waiver of any provision of this Agreement; provided however, such Lender may agree with the Participant that it will not, without the consent of the Participant, agree to (i) increase such Lender's Commitment, (ii) extend the date fixed for the payment of principal on the Advances or portions thereof owing to such Lender, or (iii) reduce the rate at which interest is payable thereon. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

         (c) Assignments. Any Lender may with the prior written consent of the Agent and the Borrower (which consent in each case, shall not be unreasonably withheld or delayed) at any time assign to one or more Eligible Assignees (each an "Assignee") all or a portion of its rights and obligations under this Agreement and the Notes; provided, however, (i) no such consent by the Borrower shall be required (x) if a Default or Event of Default shall exist or (y) in the case of an assignment to another Lender or an affiliate of another Lender; (ii) any partial assignment shall be in an amount at least equal to $10,000,000 and after giving effect to such assignment the assigning Lender retains a Commitment, or if the Commitments have been terminated, holds Notes having an aggregate outstanding principal balance, of at least $10,000,000, (iii) each such assignment shall be effected by means of an Assignment and Assumption Agreement; and (iv) so long as the Commitments remain in effect, after giving effect to any such assignment by the Lender then acting as the Agent, the Lender then acting as Agent shall retain a Commitment greater than or equal to the Commitment of each other Lender as of the Effective Date unless the Requisite Lenders consent otherwise (which consent shall not be unreasonably withheld or delayed). Upon execution and delivery of such instrument and payment by such Assignee to such transferor Lender of an amount equal to the purchase price agreed between such transferor Lender and such Assignee, such Assignee shall be deemed to be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Commitment as set forth in such Assignment and Assumption Agreement, and the transferor Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Lender, the Agent and the Borrower shall make appropriate arrangements so the new Notes are issued to the Assignee and such transferor Lender, as appropriate. In connection with any such assignment, the transferor Lender shall pay to the Agent an administrative fee for processing such assignment in the amount of $3,500. Anything in this Section to the contrary notwithstanding, no Lender may assign or participate any interest in any Advance held by it hereunder to the Borrower, or any of its respective affiliates or Subsidiaries.

         (d) Federal Reserve Bank Assignments. In addition to the assignments and participations permitted under the foregoing provisions of this Section, and without the need to comply with any of the formal or procedural requirements of this Section, any Lender may at any time and from time to time, pledge and assign all or any portion of its rights under all or any of the Loan Documents to a Federal Reserve Bank; provided that no such pledge of assignment shall release such Lender from its obligation thereunder.

         (e) Information to Assignee, Etc. A Lender may furnish any information concerning the Parent, the Borrower, any Subsidiary or any other Loan Party in the possession of such Lender from time to time to Assignees and Participants (including prospective Assignees and Participants).

Section 12.6.     Amendments and Waivers.

         (a) Generally. Except as otherwise expressly provided in this Agreement, (i) any consent or approval required or permitted by this Agreement or in any Loan Document to be given by the Lenders may be given, (ii) any term of this Agreement or of any other Loan Document (other than any fee letter solely between the Borrower and the Agent) may be amended, (iii) the performance or observance by the Parent, the Borrower or any other Loan Party of any terms of this Agreement or such other Loan Document (other than any fee letter solely between the Borrower and the Agent) may be waived, and (iv) the continuance of


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

any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Requisite Lenders (or the Agent at the written direction of the Requisite Lenders), and, in the case of an amendment to any Loan Document, the written consent of each Loan Party which is party thereto.

         (b) Unanimous Consent. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing, and signed by all of the Lenders (or the Agent at the written direction of the Lenders), do any of the following:

                   (i) increase the Commitments of the Lenders (excluding any increase as a result of an assignment of Commitments permitted under Section
12.5 or any increase of a Lender's Commitment effected in accordance with
Section 2.10), or subject the Lenders to any additional obligations;

                   (ii) reduce the principal of, or interest rates that have accrued or that will be charged on the outstanding principal amount of, any Advances or other Obligations;

                   (iii) reduce the amount of any Fees payable to the Lenders hereunder; provided, however, the Agent shall be authorized on behalf of all the Lenders, without the necessity of any notice to, or further consent from, any Lender, to waive the imposition of the late fees provided in Section 2.6., up to a maximum of 2 times per calendar year;

                   (iv) postpone any date fixed for any payment of principal of, or interest on, any Advances or for the payment of Fees or any other Obligations including, without limitation, extend the Termination Date (excluding any extension of the Termination Date effected in accordance with Section 2.11);

                   (v) change the Commitment Percentages (excluding any change as a result of an assignment of Commitments permitted under Sections 2.10 or 12.5);

                   (vi) amend this Section or amend the definitions of the terms used in this Agreement or the other Loan Documents insofar as such definitions affect the provisions contained in this Section;

                   (vii) modify the definition of the term "Requisite Lenders" or modify in any other manner the number or percentage of the Lenders required to make any determinations or waive any rights hereunder or to modify any provision hereof;

                   (viii) release the Parent from its obligations under the Parent Guaranty;

                   (ix) waive a Default or Event of Default under Section 10.1.(a); or

                   (x) amend Section 9.1.(b) or Section 9.1(k) or modify the definition of the terms "Adjusted Asset Value," "EBITDA", "Gross Asset Value", "Indebtedness", "Leverage Ratio" or "Total Liabilities".

         (c) Amendment of Duties of Agent. No amendment, waiver or consent unless in writing and signed by the Agent, in addition to the Lenders required hereinabove to take such action, shall affect the rights or duties of the Agent under this Agreement or any of the other Loan Documents.

         (d) Amendments and Waivers Generally. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon and any amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose set forth therein. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Any Event of Default occurring hereunder shall continue to exist until such time as such Event of Default is waived in writing in accordance with the terms of this Section, notwithstanding any attempted cure or other action by the Parent, the Borrower, any other Loan Party or any other Person subsequent to the occurrence of such Event of Default. Except as otherwise explicitly provided for herein or in any other Loan Document, no notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

Section 12.7.     Nonliability of Agent and Lenders.

         The relationship between the Borrower, on the one hand, and the Lenders and the Agent, on the other hand, shall be solely that of borrower and lender. Neither the Agent nor any Lender shall have any fiduciary responsibilities to the Borrower and no provision in this Agreement or in any of the other Loan Documents, and no course of dealing between or among any of the parties hereto, shall be deemed to create any fiduciary duty owing by the Agent or any Lender to any Lender, the Parent, the Borrower, any Subsidiary or any other Loan Party. Neither the Agent nor any Lender undertakes any responsibility to the Borrower or the Parent to review or inform the Borrower or the Parent of any matter in connection with any phase of the business or operations of the Borrower, the Parent or any of their respective Subsidiaries or Affiliates.

Section 12.8.     Confidentiality.

         Except as otherwise provided by Applicable Law, the Agent and each Lender shall utilize all non-public information obtained pursuant to the requirements of this Agreement which has been identified as confidential or proprietary by the Borrower or the Parent in accordance with its customary procedure for handling confidential information of this nature and in accordance with safe and sound banking practices but in any event may make disclosure: (a) to any of their respective affiliates (provided any such affiliate shall agree to keep such information confidential in accordance with the terms of this Section); (b) as reasonably requested by any bona fide Assignee, Participant or other transferee in connection with the contemplated transfer of any Commitment, Advance or participations therein as permitted hereunder (provided they shall agree to keep such information confidential in accordance with the terms of this Section); (c) as required or requested by any Governmental Authority or representative thereof or pursuant to legal process or in connection with any legal proceedings; (d) to the Agent's or such Lender's independent auditors and other professional advisors (provided they shall be notified of the confidential nature of the information); (e) if an Event of Default exists, to any other Person, in connection with the exercise by the Agent or the Lenders of rights hereunder or under any of the other Loan Documents; and (f) to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Agent or any Lender on a nonconfidential basis from a source other than the Borrower or any Affiliate.

Section 12.9.     Indemnification.

         (a) The Borrower shall and hereby agrees to indemnify, defend and hold harmless the Agent, any affiliate of the Agent and each of the Lenders and their respective directors, officers, agents, employees and counsel (each referred to herein as an "Indemnified Party") from and against any and all losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses of every kind and nature (including, without limitation, amounts paid in settlement, court costs and the fees and disbursements of counsel incurred in connection with any litigation, investigation, claim or proceeding or any advice rendered in connection therewith, but excluding losses, costs, claims, damages, liabilities, deficiencies, judgments or expenses indemnification in respect of which is specifically covered by Section 3.9. or 4.1. or expressly excluded from the coverage of such Sections) incurred by an Indemnified Party in connection with, arising out of, or by reason of, any suit, cause of action, claim, arbitration, investigation or settlement, consent decree or other proceeding (the foregoing referred to herein as an "Indemnity Proceeding") which is in any way related to:
(i) this Agreement or any other Loan Document or the transactions contemplated thereby; (ii) the making of any Advances hereunder; (iii) any actual or proposed use by the Borrower of the proceeds of the Advances; (iv) the Agent's or any Lender's entering into this Agreement; (v) the fact that the Agent and the Lenders have established the credit facility evidenced hereby in favor of the Borrower; (vi) the fact that the Agent and the Lenders are creditors of the Borrower and have or are alleged to have information regarding the financial condition, strategic plans or business operations of the Borrower and the Subsidiaries; (vii) the fact that the Agent and the Lenders are material creditors of the Borrower and are alleged to influence directly or indirectly the business decisions or affairs of the Borrower and the Subsidiaries or their financial condition; (viii) the exercise of any right or remedy the Agent or the Lenders may have under this Agreement or the other Loan Documents including, but not limited to, the foreclosure upon, or seizure of, any collateral or the exercise of any other rights of a secured party; provided, however, that the Borrower shall not be obligated to indemnify any Indemnified Party as set forth above for any acts or omissions of such Indemnified Party in connection with matters described in this clause (viii) that constitute gross negligence or willful misconduct; or (ix) any violation or non-compliance by the Borrower or any Subsidiary of any Applicable Law (including any Environmental Law) including, but not limited to, any Indemnity Proceeding commenced by (A) the Internal Revenue Service or state taxing authority or (B) any Governmental Authority or other Person under any Environmental Law, including any Indemnity Proceeding commenced by a Governmental Authority or other Person seeking remedial or other action to cause the Borrower or its Subsidiaries (or its respective properties) (or the Agent and/or the Lenders as successors to the Borrower) to be in compliance with such Environmental Laws.

         (b) The Borrower's indemnification obligations under this Section shall apply to all Indemnity Proceedings arising out of, or related to, the foregoing whether or not an Indemnified Party is a named party in such Indemnity Proceeding. In this connection, this indemnification shall cover all reasonable costs and expenses of any Indemnified Party in connection with any deposition of any Indemnified Party or compliance with any subpoena (including any subpoena requesting the production of documents). This indemnification shall, among other things, apply to any Indemnity Proceeding commenced by other creditors of the Borrower or any Subsidiary, any shareholder of the Borrower or any Subsidiary (whether such shareholder(s) are prosecuting such Indemnity Proceeding in their individual capacity or derivatively on behalf of the Borrower), any account debtor of the Borrower or any Subsidiary or by any Governmental Authority.

         (c) This indemnification shall apply to any Indemnity Proceeding arising during the pendency of any bankruptcy proceeding filed by or against the Borrower and/or any Subsidiary.

         (d) An Indemnified Party may conduct its own investigation and defense of, and may formulate its own strategy with respect to, any Indemnity Proceeding covered by this Section and, as provided above, all costs and expenses incurred by such Indemnified Party shall be reimbursed by the Borrower. No action taken by legal counsel chosen by an Indemnified Party in investigating or defending against any such Indemnity Proceeding shall vitiate or in any way impair the obligations and duties of the Borrower hereunder to indemnify and hold harmless each such Indemnified Party; provided, however, that (i) if the Borrower is required to indemnify an Indemnified Party pursuant hereto and (ii) the Borrower has provided evidence reasonably satisfactory to such Indemnified Party that the Borrower has the financial wherewithal to reimburse such Indemnified Party for any amount paid by such Indemnified Party with respect to such Indemnity Proceeding, such Indemnified Party shall not settle or compromise any such Indemnity Proceeding without the prior written consent of the Borrower (which consent shall not be unreasonably withheld or delayed).

         (e) If and to the extent that the obligations of the Borrower hereunder are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

         (f) Subject to the immediately following Section 12.10., the Borrower's obligations hereunder shall survive any termination of this Agreement and the other Loan Documents and the payment in full in cash of the Obligations, and are in addition to, and not in substitution of, any of the other obligations set forth in this Agreement or any other Loan Document to which it is a party.

Section 12.10.    Termination; Survival.

         At such time as (a) all of the Commitments have been terminated, (b) none of the Lenders is obligated any longer under this Agreement to make any Advances and (c) all Obligations (other than obligations which survive as provided in the following sentence) have been paid and satisfied in full, this Agreement shall terminate. The indemnities to which the Agent and the Lenders are entitled under the provisions of Sections 3.9., 4.1., 4.4., 11.7., 12.2. and
12.9. and any other provision of this Agreement and the other Loan Documents, and the provisions of Section 12.4., shall continue in full force and effect and shall protect the Agent and the Lenders (i) notwithstanding any termination of this Agreement, or of the other Loan Documents, against events arising after such termination as well as before but not for a period in excess of three years after the date this Agreement terminates in accordance with the preceding sentence and (ii) at all times after any such party ceases to be a party to this Agreement with respect to all matters and events existing on or prior to the date such party ceased to be a party to this Agreement but not for a period in excess of three years after any such party cease to be a party to this Agreement.

Section 12.11.    Severability of Provisions.

         Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 12.12.    GOVERNING LAW.

         THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF GEORGIA APPLICABLE TO CONTRACTS EXECUTED, AND TO BE FULLY PERFORMED, IN SUCH STATE.

Section 12.13.    Counterparts.

         This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

Section 12.14.    Obligations with Respect to Loan Parties.

         The obligations of the Borrower to direct or prohibit the taking of certain actions by the Parent or the other Loan Parties as specified herein shall be absolute and not subject to any defense the Borrower may have that the Borrower does not control the Parent or such Loan Parties.

Section 12.15.    Independence of Covenants.

         All covenants hereunder shall be given in any jurisdiction independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 12.16.    Entire Agreement.

         This Agreement, the Notes, and the other Loan Documents referred to herein embody the final, entire agreement among the parties hereto and supersede any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof and thereof and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. There are no oral agreements among the parties hereto.

Section 12.17.    Construction; Conflict of Terms.

         The Agent, each Lender, the Borrower and the Parent acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the Agent, the Lenders, the Borrower and the Parent. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any of the other Loan Documents, the terms of this Agreement shall govern.

Section 12.18.    Limitation of Liability of Borrower's General Partner.

         Subject to the exceptions and qualifications described below, the General Partner, shall not be personally liable for the payment of the Obligations. Notwithstanding the foregoing: (a) if an Event of Default occurs, nothing contained herein shall in any way prevent or hinder the Agent or the Lenders in the enforcement or foreclosure of any Lien securing any of the Obligations, or in the pursuit or enforcement of any right, remedy or judgment against the Borrower or any other Loan Party, or any of their respective assets; and (b) the General Partner shall be fully liable to the Agent and the Lenders to the same extent that the General Partner would be liable absent the foregoing provisions of this Section for fraud or willful misrepresentation by the General Partner or its Affiliates (to the full extent of losses suffered by the Agent or any Lender by reason of such fraud or willful misrepresentations)

Section 12.19.    Limited Nature of Parent's Obligations.

     THE LENDERS AND THE AGENT ACKNOWLEDGE AND AGREE THAT THE PARENT IS JOINING IN THE EXECUTION OF THIS AGREEMENT SOLELY FOR THE LIMITED PURPOSE OF BEING BOUND BY THE TERMS OF THE SECTIONS SPECIFICALLY APPLICABLE TO THE PARENT, INCLUDING SECTIONS 7.1., 7.2., 7.6., 7.10., 7.11., 9.1., 9.3., 9.6. AND 9.7. OF THIS
AGREEMENT. THE PARTIES HERETO ACKNOWLEDGE AND AGREE THAT THE OCCURRENCE OF ANY DEFAULT OR EVENT OF DEFAULT UNDER THIS AGREEMENT OR OTHER LOAN DOCUMENT RESULTING FROM A BREACH BY THE PARENT OF, OR A MISREPRESENTATION BY THE PARENT UNDER OR IN ANY WAY RELATING TO, ANY OF SUCH SECTIONS SHALL NOT CREATE ANY PERSONAL LIABILITY ON THE PART OF THE PARENT FOR THE PAYMENT OF THE OBLIGATIONS. NOTHING CONTAINED IN THIS SECTION IS INTENDED TO LIMIT THE OBLIGATIONS OF THE PARENT UNDER THE PARENT GUARANTY.

Section 12.20.    Limitation of Liability of Borrower's Directors, Officers,
Etc.

         The parties hereto acknowledge and agree that no director, officer, shareholder, employee or agent of the Borrower shall be held to any personal liability, jointly or severally, for any obligation of, or claim against, the Borrower.

Section 12.21.    Replacement of Notes.

         In the event of the loss, theft, destruction, total or partial obliteration, mutilation or inappropriate cancellation of any Note of a Lender, or the placement of any inappropriate marking upon any such Note, and in the case of any such loss, theft, destruction or total obliteration, upon delivery to the Agent on behalf of such Lender of an indemnity agreement reasonably satisfactory to and at no expense to the Borrower or, in the case of any such partial obliteration, mutilation, inappropriate cancellation or inappropriate marking, upon surrendering and cancellation of such Note to the Agent on behalf of such Lender, the Borrower will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to such Note and dated as of the date of such Note and upon such execution and delivery all references in this Agreement to Notes shall be deemed to include such replacement Note.



                      [Signatures Begin on Following Page]

         IN WITNESS WHEREOF, the parties hereto have caused this Unsecured Credit Agreement to be executed by their authorized officers all as of the day and year first above written.

                             BORROWER:

                             CBL & Associates Limited Partnership

                             By: CBL Holdings I, Inc., its sole general partner

                               By:    /s/  John N. Foy
                                    ----------------------------------------
                               Name:  John N. Foy
                                     ---------------------------------------
                               Title:  Vice Chairman and Chief Financial Officer
                                       -------------------------------------



                             PARENT:

                             CBL & Associates Properties, Inc.,
                             solely for the limited purposes set forth in
                             Section 12.19.

                               By:  /s/ John N. Foy
                                   --------------------------------------------
                               Name:   John N. Foy
                                     ------------------------------------------
                               Title:  Vice Chairman and Chief Financial Officer
                                      ------------------------------------------





                       [Signatures Continued on Next Page]

    [Signature Page to Unsecured Credit Agreement dated as of August 27, 2004
                                                                   --

                   with CBL & Associates Limited Partnership]



                            WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent, Co-Lead Arranger and as a Lender

                            By:   /s/ James A. Phelps
                                -----------------------------------------------
                                 Name:  James A. Phelps
                                       ----------------------------------------
                                 Title:   Vice President
                                         --------------------------------------




                            Commitment Amount:

                            $100,000,000.00

                            Lending Office (all Types of Advances) and
                            Address for Notices:

                            2859 Paces Ferry Road, Suite 1805
                            Atlanta, GA  30339
                            Attn: Loan Administration
                            Telecopier: (770) 435-2262
                            Telephone: (770) 435-3800


                       [Signatures Continued on Next Page]

    [Signature Page to Unsecured Credit Agreement dated as of August 27, 2004
                                                                     --

                   with CBL & Associates Limited Partnership]


                          KEYBANK NATIONAL ASSOCIATION,
                          as Syndication Agent, Co-Lead Arranger and as a Lender


                          By:  /s/ Michael P. Szuba
                              -------------------------------------------------
                               Name:  Michael P. Szuba
                                     ------------------------------------------
                               Title:    AVP
                                       ----------------------------------------


                          Commitment Amount:

                          $ 75,000,000.00

                          Lending Office (all Types of Advances) and
                          Address for Notices:


                          Keybank REC - Institutional
                          127 Public Square
                          Cleveland, OH  44114
                          Attn:  Mike Szuba
                          Telecopier:  (202) 452-4925
                          Telephone:  (202) 542-4942


                       [Signatures Continued on Next Page]

    [Signature Page to Unsecured Credit Agreement dated as of August 27, 2004
                                                                     --

                   with CBL & Associates Limited Partnership]



                              WACHOVIA BANK, NATIONAL ASSOCIATION,
                              as Documentation Agent and as a Lender

                              By:   /s/ Cynthia A. Bean
                                  --------------------------------------------
                                   Name:   Cynthia A. Bean
                                         -------------------------------------
                                   Title:    Vice President
                                          ------------------------------------


                              Commitment Amount:

                              $ 55,000,000.00

                              Lending Office (all Types of Advances) and
                              Address for Notices:

                              301 South College Street
                              NC - 0172
                              Charlotte, NC   28288-0172
                              Attention:  Cindy Bean
                              Telecopier:  (704) 383-6205
                              Telephone:  (704) 383-7534


                    [Signatures Continued on Following Page]

    [Signature Page to Unsecured Credit Agreement dated as of August 27, 2004
                                                                     --

                   with CBL & Associates Limited Partnership]



                            U.S. BANK NATIONAL
                            ASSOCIATION, as
                            Documentation Agent and as
                            a Lender

                            By:   /s/  Michael Raarup
                                ----------------------------------------------
                                 Name:   Michael A. Raarup
                                       ---------------------------------------
                                 Title:   Sr. Vice President
                                        --------------------------------------


                            Commitment Amount:

                            $ 50,000,000.00

                            Lending Office (all Types of Advances) and
                            Address for Notices:

                            800 Nicollet Mall
                            3rd Floor
                            Minneapolis, MN  55402
                            Attn:  Michael Raarup
                            Telecopier:  (612) 303-2270
                            Telephone:  (612) 303-3586


                    [Signatures Continued on Following Page]

    [Signature Page to Unsecured Credit Agreement dated as of August 27, 2004
                                                                     --

                   with CBL & Associates Limited Partnership]



                                  LASALLE BANK NATIONAL ASSOCIATION,
                                  as a Lender


                                  By:  /s/ Stephen J. Shockey
                                      ----------------------------------------
                                       Name:   Stephen J. Shockey
                                             ---------------------------------
                                       Title:   First Vice President
                                              --------------------------------


                                  Commitment Amount:

                                  $ 25,000,000.00

                                  Lending Office (all Types of Advances) and
                                  Address for Notices:

                                  135 South LaSalle Street
                                  Suite 1225
                                  Chicago, Illinois   60603
                                  Attention:  Stephen Shockey
                                  Telecopier:  (312) 904-6691
                                  Telephone:  (312) 904-7096

                    [Signatures Continued on Following Page]

    [Signature Page to Unsecured Credit Agreement dated as of August 27, 2004
                                                                     --

                   with CBL & Associates Limited Partnership]



                                NATIONAL CITY BANK OF KENTUCKY,
                                as a Lender


                                By:  /s/ David Aikens
                                    -------------------------------------------
                                     Name:   David Aikens
                                           ------------------------------------
                                     Title:   Vice President
                                            -----------------------------------


                                Commitment Amount:

                                $ 25,000,000.00

                                Lending Office (all Types of Advances) and
                                Address for Notices:

                                301 E. Main Street
                                31-3 PLA
                                Lexington, KY  40507
                                Attn:  David Aikens
                                Telecopier:  (859) 281-5288
                                Telephone:  (859) 281-5428

                    [Signatures Continued on Following Page]

    [Signature Page to Unsecured Credit Agreement dated as of August 27, 2004
                                                                     --

                   with CBL & Associates Limited Partnership]



                                  SOCIETE GENERALE,
                                  as a Lender

                                  By:  Scott Gosslee
                                      ---------------------------------------
                                       Name:   Scott Gosslee
                                             --------------------------------
                                       Title:    Director
                                              -------------------------------


                                  Commitment Amount:

                                  $ 25,000,000.00

                                  Lending Office (all Types of Advances) and
                                  Address for Notices:

                                  Trammell Crow Center
                                  2001 Ross Avenue
                                  Suite 4900
                                  Dallas, TX  75201
                                  Attn:  Scott Gosslee
                                  Telecopier:  (214) 979-2727
                                  Telephone:  (214) 979-2779

                    [Signatures Continued on Following Page]

    [Signature Page to Unsecured Credit Agreement dated as of August 27, 2004
                                                                     --

                   with CBL & Associates Limited Partnership]



                               UNION BANK OF CALIFORNIA N.A.,
                               as a Lender


                               By:  /s/ Karen K. Kokame
                                   -------------------------------------------
                                    Name:   Karen K. Kokame
                                          ------------------------------------
                                    Title:   Vice President
                                            ----------------------------------


                               Commitment Amount:

                               $ 25,000,000.00

                               Lending Office (all Types of Advances) and
                               Address for Notices:

                               350 California Street
                               San Francisco, CA 94104
                               Attn:  Karen Kokame
                               Telecopier: (415) 433-7438
                               Telephone: (415) 705-7116

                    [Signatures Continued on Following Page]

    [Signature Page to Unsecured Credit Agreement dated as of August 27, 2004
                                                                     --

                   with CBL & Associates Limited Partnership]



                              PNC BANK, NATIONAL ASSOCIATION,
                              as a Lender

                              By:  /s/ Paul Jamiolkowski
                                  --------------------------------------------
                                   Name:  Paul Jamiolkowski
                                         -------------------------------------
                                   Title:  Senior Vice President
                                          ------------------------------------


                              Commitment Amount:

                              $ 20,000,000.00

                              Lending Office (all Types of Advances) and
                              Address for Notices:

                              One PNC Plaza, 19th Floor
                              249 Fifth Avenue
                              Pittsburgh, PA   15222
                              Attention:   Wayne Robertson
                              Telecopier:  (412) 762-6500
                              Telephone:   (412) 762-8452


                               [End of Signatures]

                                  SCHEDULE 2.13

                           Authorized Representatives



Charles B. Lebovitz - Chairman of the Board and Chief Executive Officer John N. Foy - Vice Chairman and Chief Financial Officer
Stephen D. Lebovitz - President
Farzana K. Mitchell - Senior Vice President
Charles W. A. Willett, Jr. - Senior Vice President

                                 SCHEDULE 6.1(b)


PARTNERSHIP DATA SHEET

1.  Name of Partnership:  CBL & Associates Limited Partnership

2.  Type of Partnership (Gen. or Ltd.): Limited

3.  Original Date of Creation:

    Original Agreement of Limited Partnership dated October 29, 1993

4.  State of Creation:  Delaware

5. Original Certificate of Limited Partnership (filing info: date and place of filing):

    Delaware Secretary of State - July 16, 1993

6. Qualified to Transact Business in Other States (filing info: dates and places of filing):

    Alabama                     September 27, 1993
    Colorado                    October 19, 1993
    Connecticut                 September 27, 1993
    Florida                     September 24, 1993
    Georgia                     September 21, 1993
    Illinois                    October 14, 1993
    Kansas                      September 27, 1993
    Kentucky                    September 17, 1993
    Maine                       September 21, 1993
    Massachusetts               September 20, 1993
    Michigan                    September 21, 1993
    Mississippi                 October 1, 1993
    Missouri                    September 30, 1993
    New Hampshire               October 12, 1993
    New York                    September 10, 1993
    North Carolina              September 24, 1993
    Ohio                        December 28, 2000
    South Carolina              October 13, 1993
    Tennessee                   October 13, 1993
    Texas                       October 13, 1993
    Virginia                    September 23, 1993
    Wisconsin                   December 29, 2000
    Wyoming                     September 29, 1993

    Note:  The following are the assumed names of the Operating Partnership:

    Colorado                    CBL & Associates Limited Partnership (of
    Delaware)

    Georgia                     CBL & Associates Limited Partnership (of
    Delaware)

    Missouri                    CBL & Associates Development Limited
    Partnership

    New Hampshire               Associates Development (of Delaware)
    Limited Partnership

    Tennessee                   CBL & Associates Limited Partnership (of
    Delaware)

    Texas                       CBL & Associates (of Delaware) Limited
    Partnership

7.  Federal Employer Identification No.:  62-1542285

8.  Partners:

    Name and Percentage:                      Type of Partner:
    --------------------                      ----------------

    See Schedule A to Partnership Agreement

9.  Assets Owned by Partnership:

    Various general partnership interests in Pre-IPO property partnerships and limited partnership interests in Post-IPO property partnerships.

10. Amendments or Modifications to Original Agreement and Original Certificate (dates, substance, filing info, etc.):

    Original Certificate of Limited Partnership filed in the office of the Delaware Secretary of State on July 16, 1993.

    Original Agreement of Limited Partnership dated October 29, 1993.

    Amended and Restated Agreement of Limited Partnership dated November 3, 1993, whereby CBL & Associates, Inc., the former General Partner of the Partnership, coverted its general partner interest to a limited partner interest and inserted CBL & Associates Properties, Inc. as the sole General Partner.

    Certificate of Amendment to Certificate of Limited Partnership filed in the office of the Delaware Secretary of State on December 15, 1993 to reflect the conversion and new General Partner set forth above.

    Modification No. One to Amended and Restated Agreement of Limited Partnership dated March 31, 1997, to reflect (i) the conversion of certain of CBL & Associates Properties' general parter interests to limited interests, (ii) the transfer and assignment of CBL & Associates Properties' remaining general partner interest to CBL Holdings I, Inc. pursuant to that certain Assignment of Partnership Interest dated
    March 31, 1997, and (iii) the transfer and assignment of Partnership Interest dated March 31, 1997.

    Certificate of Amendment to Certificate of Limited Partnership filed in the office of the Delaware Secretary of State on May 21, 1997 to reflect the conversion, assignments and new General Partner set forth above.

    Modification No. Two to the Amended and Restated Agreement of Limited Partnership dated February 19, 1998, to

    Second Amended and Restated Agreement of Limited Partnership dated
    June 30, 1998 to reflect the addition of preferred partnership units in connection with the 9% Series A Perpetual Preferred Stock issued by
    CBL & Associates Properties, Inc. on June 22, 1998.

    First Amendment to Second Amended and Restated Agreement of Limited Partnership dated January 31, 2001 establishes and sets forth the terms of the new series of Partnership Units designated as Series J Special Common Units (SCUs) in connection with acquisition of Jacobs Portfolio.

    Second Amendment to Second Amended and Restated Agreement of Limited Partnership dated February 15, 2002.

    Third Amendment to Second Amended and Restated Agreement of Limited Partnership dated July 28, 2004.

11.  Items necessary to complete file:            Yes          No

     Executed Partnership Agreement               ____         ____

     Amendments or Modifications to
     Partnership Agreement                        ____         ____

     Certificate of Limited Partnership           ____         ____

     Amendments of Certificate of
     Limited Partnership                          ____         ____

     Assignment Documents                         ____         ____

     Qualification in State                       ____         ____

     Federal ID#                                  ____         ____

12.  Miscellaneous Information:

13: Term: (i) upon withdrawal, dissolution, termination, retirement or bankruptcy of the General Partner (may be continued as provided in Section 9.1);

     (ii) election to dissolve made in writing by the General Partner with, subject to Section 7.3, the Consent of the Limited Partners;

     (iii) sale or disposition of all or substantially all the assets of the Partnership unless the General Partner, with the Consent of the Limited Partners, elects to continue the Partnership business for the purpose of the receipt and the collection of indebtedness or the collection of any other consideration to be received in exchange for the assets of the Partnership (which activities shall be deemed to be part of the winding-up of the affiars of the Partnership);

     (iv)  dissolution required by operation of law; or

     (v)   December 31, 2090.

14.   General Partner Info (qualification):

      CBL Holdings I, Inc. was incorporated in the State of Delaware on March 20, 1997. CBL Holdings I, Inc. is a wholly-owned subsidiary of CBL & Associates Properties, Inc.

15.   Registered Agent and Office in State of Domestication:

      Corporation Service Company
      2711 Centerville Road, Suite 400
      Wilmington,  New Castle County, Delaware 19808


                      SCHEDULE A
                                                                                     ACQ- MONROEVILLE MALL, ISSUANCE OF S-SCUS
                                                                              -----------------------------------------------------
                                                                               S-SCUs Issued on        *7    SH EQ AFTER
                                                                               Acq of Monroeville Mall       S-SCUs Issued on
                                                                               780,471                       Acq of Monroeville Mall
                                                          Value            $41,926,902
                                                         07/27/04          SCHED A                       56,771,591
                                                         $53.720     *7    07/27/04                      07/27/04

CBL HOLDINGS I, INC. - GEN P/NER                          $50,435,076        0.0165373381914                  938,851
CBL HOLDINGS II, INC - LTD P/NER                       $1,606,703,046        0.5268276346017               29,908,843

CBL & Associates, Inc.                                   $388,815,852        0.1274902265862                7,237,823
CBL/Employees Partnership/Conway                           $1,458,874        0.0004783554507                   27,157
College Station Associates                                $12,258,582        0.0040195103922                  228,194
Foothills Plaza Partnership                                $2,325,861        0.0007626349595                   43,296
Foy, John N.                                              $10,166,027        0.0033333749623                  189,241
Girvin Road Partnership                                      $181,842        0.0000596248923                    3,385
Landress, Ben S.                                           $3,236,093        0.0010610940955                   60,240
Lebovitz, Alan                                             $4,552,018        0.0014925775112                   84,736
Lebovitz, Charles B.                                      $18,957,949        0.0062161900661                  352,903
Backer, Beth Lebovitz                                      $4,207,136        0.0013794927819                   78,316
Lebovitz, Michael I.                                       $6,183,870        0.0020276514710                  115,113
Lebovitz, Stephen D.                                      $12,835,642        0.0042087247477                  238,936
Trust U/W Moses Lebovitz fbo Charles B. Lebovitz           $2,728,976        0.0008948137459                   50,800
Trust U/W Moses Lebovitz fbo Faye L. Peterken              $2,686,000        0.0008807221908                   50,000
Mancuso, Mark D.                                           $1,297,392        0.0004254064326                   24,151
Snyder, Eric P.                                            $2,602,143        0.0008532260440                   48,439
Stephas, Augustus N.                                       $1,486,432        0.0004873916604                   27,670
Warehouse Partnership                                      $1,263,924        0.0004144326341                   23,528
Wiston, Jay                                                $3,990,160        0.0013083480433                   74,277
O'Connor Realty Investors II, LP                           $3,242,002        0.0010630316843                   60,350
J.W. O'Connor and Co., Inc.                                  $285,683        0.0000936736122                    5,318
O'Connor and Associates, LP                                $6,506,137        0.0021333205195                  121,112
Sheldon Perlick Marital Trust - Meridian                  $10,744,000        0.0035228887633                  200,000
Samuels, Robert  T. - Meridian                            $15,839,181        0.0051935659159                  294,847
William Hicks Declaration of Trust - Meridian              $2,614,230        0.0008571892939                   48,664
Hicks, Brian L. - Meridian                                 $2,855,111        0.0009361724600                   53,148
Samuels, Robert T. - Janesville                            $3,793,008        0.0012437030345                   70,607
Montlack, Michael - Janesville                             $3,040,230        0.0009968718333                   56,594
JCP Realty, Inc. - Janesville                              $5,705,870        0.0018709181500                  106,215
Edgerton Properties - Janesville                           $2,282,348        0.0007483672600                   42,486
Marshfield Properties - Janesville                           $798,816        0.0002619267795                   14,870
Greenbriar Properties - Janesville                           $798,816        0.0002619267795                   14,870
Norwood Properties - Janesville                              $798,816        0.0002619267795                   14,870
Meadowbrook Properties - Janesville                          $798,816        0.0002619267795                   14,870
Paul Bros. Blueberries, Inc.                               $4,282,290        0.0014041353888                   79,715
Leonard M. Perlick Marital Trust                          $13,645,740        0.0044743505605                  254,016
Perlick Holdings, LLC                                      $6,273,314        0.0020569795200                  116,778
CB Brookfield Square Mall LLC    (SCUs)                   $70,624,610        0.0231573569965                1,314,680
CB Cary Towne Center LLC    (SCUs)                        $41,846,322        0.0137211409141                  778,971
CB Citadel Mall LLC    (SCUs)                              $2,924,947        0.0009590712369                   54,448
CB Columbia Mall LLC    (SCUs)                             $4,255,269        0.0013952753236                   79,212
CB Eastgate Mall LLC    (SCUs)                            $15,211,463        0.0049877411399                  283,162
CB Madison LLC    (SCUs)                                  $83,653,053        0.0274292999830                1,557,205
CB Fashion Square Mall LLC    (SCUs)                      $62,908,645        0.0206273415878                1,171,047
CB Fayette Mall LLC    (SCUs)                             $64,240,847        0.0210641621800                1,195,846
CB Hanes Mall LLC    (SCUs)                               $44,912,982        0.0147266790538                  836,057
CB Jefferson Mall LLC    (SCUs)                           $21,379,002        0.0070100378200                  397,971
CB Kentucky Oaks Mall LLC    (SCUs)                       $39,799,644        0.0130500482191                  740,872
CB Midland Mall LLC    (SCUs)                                $868,330        0.0002847198698                   16,164
CB Northwoods Mall LLC    (SCUs)                          $35,853,534        0.0117561440197                  667,415
CB Old Hickory Mall LLC    (SCUs)                         $37,653,960        0.0123464921042                  700,930
CB Parkdale Mall LLC    (SCUs)                            $31,945,726        0.0104747989187                  594,671
CB Randolph Mall LLC    (SCUs)                             $2,182,375        0.0007155867800                   40,625
CB Regency Mall LLC    (SCUs)                             $11,541,259        0.0037843047239                  214,841
CB Towne Mall LLC    (SCUs)                                  $673,649        0.0002208851255                   12,540
CB Wausau Penney LLC    (SCUs)                               $932,794        0.0003058572024                   17,364
CB Wausau Center LLC    (SCUs)                            $25,396,882        0.0083274749164                  472,764
C.V. Investments    (SCUs)                                $42,102,674        0.0138051970400                  783,743
JCP Realty, Inc.    (SCUs)                                $45,203,446        0.0148219203515                  841,464
Frankel Midland, LP    (SCUs)                              $3,360,186        0.0011017834607                   62,550
Abroms Family Partnership, Ltd.  (SCUs)                    $8,098,021        0.0026552893331                  150,745
Abroms Family Partnership, Ltd.  (CUs)                       $832,875        0.0002730943369                   15,504
Hess Properties of Huntsville, Ltd.  (SCUs)                $8,098,021        0.0026552893331                  150,745
Hess Properties of Huntsville, Ltd.  (CUs)                   $832,875        0.0002730943369                   15,504
Panama City Associates, LLC.                               $6,376,295        0.0020907464088                  118,695
Kahn Joint Venture                                         $3,312,483        0.0010861418346                   61,662
Northwestern Mutual Life Insurance Company                $50,102,979        0.0164284456998                  932,669
Rufrano, Glenn J.                                            $493,579        0.0001618415098                    9,188
Roger E. Benjamin Revocable Trust                          $9,165,062        0.0030051650306                  170,608
Lois S. Becker Revocable Trust                             $6,546,480        0.0021465489668                  121,863
Bruce Macleod (FN A)                                          $76,497        0.0000250829680                    1,424
Estate of Edward J. DeBartolo, Sr.(FN B)                     $629,169        0.0002063003660                   11,712
Frederick H. Powell, Tstee, Powell Family Trust(SCUs)(FN C)  $296,266        0.0000971436576                    5,515
Curtis D. Worden   (SCU's) (FN D)                            $296,266        0.0000971436576                    5,515
Lois Resnick Residual Trust U/A 8/24/90(SCUs)(FN E)          $537,200        0.0001761444382                   10,000
Jeffrey G. Jones (SCU's) (FN F)                                    $0        0.0000000000000                        0
Monroeville Mall Partners, L.P.  (S-SCUs) (FN G)          $41,239,071        0.0135220272407                  767,667
Monroeville Mall TIC's II  (S-SCUs) (FN G)                   $687,831        0.0002255353386                   12,804
                                                       --------------        ---------------               -----------

                                                       $3,049,769,869        1.0000000000000               56,771,591
                                                       ==============        ===============               ==========

                                SCHEDULE 6.1.(f)

                                   Litigation


                                      NONE

                                   EXHIBIT "A"

                   FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is dated as of
 ________ __, ____, between __________________ ("Assignor") and ______________
("Assignee").

                                    RECITALS:

         A. Assignor is a Lender under the Unsecured Credit Agreement dated as of August __, 2004 (as from time to time amended, supplemented or restated, the "Loan Agreement"), by and among CBL & Associates Limited Partnership, a Delaware limited partnership ("Borrower"), CBL & Associates Properties, Inc., a Delaware corporation, the persons named therein as Lenders and such other Persons as may become Lenders in accordance with the terms of the Loan Agreement, and Wells Fargo Bank, National Association, as Agent ("Agent"). (Capitalized terms used in this Agreement without definition have the same meanings as in the Loan Agreement.)

         B. Assignor desires to assign to Assignee, and Assignee desires to accept and assume, [all/a portion of] the rights and obligations of Assignor under the Loan Agreement.

         NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

         1. Assignment.

                  (a) Effective on the Assignment Effective Date (as defined in
Section 3 below), Assignor hereby assigns to Assignee the Assigned Share (as defined below) of all of Assignor's rights, title, interest and obligations under the Loan Agreement and other Loan Documents, including without limitation those relating to Assignor's pro rata share of the Loan. The Assigned Share of all such rights, title, interest and obligations is referred to collectively as the "Assigned Rights and Obligations".

                  (b) The "Assigned Share" means the aggregate amount of the Loan outstanding under the Loan Agreement on the Assignment Effective Date that is attributable to the percentage of the Loan represented by the Assigned Share. The pro rata share represented by the Assigned Share, and the pro rata share, if any, in the Loan retained by Assignor, shall be as specified on the signature pages of this Agreement.

         2. Assumption. Effective on the Assignment Effective Date, Assignee hereby accepts the foregoing assignment of, and hereby assumes from Assignor, the Assigned Rights and Obligations.

         3. Effectiveness. This Agreement shall become effective on a date (the "Assignment Effective Date") selected by Assignor, which shall be on or as soon as practicable after the execution and delivery of counterparts of this Agreement by Assignor, Assignee, Agent and Borrower. Assignor shall promptly notify Assignee, Agent and Borrower in writing of the Assignment Effective Date.

         4. Payments on Assignment Effective Date. In consideration of the assignment by Assignor to Assignee, and the assumption by Assignee, of the Assigned Rights and Obligations, on the Assignment Effective Date Assignee shall pay to Assignor such amounts as are specified in any written agreement or exchange of letters between them, and Assignor shall pay to Agent an assignment processing fee of $3,500.

         5. Allocation and Payment of Interest and Fees.

                  (a) Agent shall pay to Assignee all interest and other amounts (including Fees, except as otherwise provided in the written agreement referred to in Section 4 above) not constituting principal that are paid by or on behalf of Borrower pursuant to the Loan Documents and are attributable to the Assigned Rights and Obligations ("Borrower Amounts"), that accrue on and after the Assignment Effective Date. If Assignor receives or collects any such Borrower Amounts, Assignor shall promptly pay them to Assignee.

                  (b) Agent shall pay to Assignor all Borrower Amounts that accrue before the Assignment Effective Date (or otherwise pursuant to the written agreement referred to in Section 4 above) when and as the same are paid by Agent to the other Lenders. If Assignee receives or collects any such Borrower Amounts, Assignee shall promptly pay such amounts to Assignor.

                  (c) Unless specifically assumed by Assignee, Assignor shall be responsible and liable for all reimbursable liabilities and costs and indemnification obligations which accrue under Section 11.7 of the Loan Agreement prior to the Assignment Effective Date, and such liability shall survive the Assignment Effective Date.

         6. Agent Liability. Agent shall not be liable for any allocation or payment to either Assignor or Assignee subsequently determined to be erroneous, unless resulting from Agent's willful misconduct or gross negligence.

         7. Representations and Warranties.

          (a) Each of Assignor and Assignee represents and warrants to the other and to Agent as follows:

               (i) It has full power and authority, and has taken all action necessary, to execute and deliver this Agreement and to fulfill its obligations under, and to consummate the transactions contemplated by, this Agreement;

               (ii) The  making  and  performance  of  this  Agreement  and  all documents required to be executed and delivered by it hereunder do not and will not violate any law or regulation applicable to it;

               (iii)This  Agreement  has been duly  executed and delivered by it and constitutes its legal, valid and binding obligation enforceable in accordance with its terms; and

               (iv) All  approvals,  authorizations  or  other  actions  by,  or filings with, any governmental authority necessary for the validity or enforceability of its obligations under this Agreement have been made or obtained.

          (b) Assignor represents and warrants to Assignee that Assignor owns the Assigned Rights and Obligations free and clear of any lien or other encumbrance.

          (c)  Assignee represents and warrants to Assignor as follows:

               (i) Assignee is and shall continue to be an "Eligible Assignee" as defined in the Loan Agreement;

               (ii) Assignee  has  made  and  shall  continue  to  make  its own independent investigation of the financial condition, affairs and creditworthiness of Borrower and any other person or entity obligated under the Loan Documents (collectively, "Credit Parties"); and

               (iii)Assignee has received  copies of the Loan Documents and such other documents, financial statements and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement.

         8. No Assignor Responsibility. Assignor makes no representation or warranty regarding, and assumes no responsibility to Assignee for:

                  (a) the execution (by any party other than Assignor), effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of the Loan Documents or any representations, warranties, recitals or statements made in the Loan Documents or in any financial or other written or oral statement, instrument, report, certificate or any other document made or furnished or made available by Assignor to Assignee or by or on behalf of any Credit Party to Assignor or Assignee in connection with the Loan Documents and the transactions contemplated thereby;

                  (b) the performance or observance of any of the terms, covenants or agreements contained in any of the Loan Documents or as to the existence or possible existence of any Default or Event of Default under the Loan Documents; or

                  (c) the accuracy or completeness of any information provided to Assignee, whether by Assignor or by or on behalf of any Credit Party.

Assignor shall have no initial or continuing duty or responsibility to make any investigation of the financial condition, affairs or creditworthiness of any of the Credit Parties, in connection with the assignment of the Assigned Rights and Obligations or to provide Assignee with any credit or other information with respect thereto, whether coming into its possession before the date hereof or at any time or times thereafter.

         9. Assignee Bound By Loan Agreement. Effective on the Assignment Effective Date, Assignee (a) shall be deemed to be a party to the Loan Agreement, (b) agrees to be bound by the Loan Agreement to the same extent as it would have been if it had been an original Lender thereunder, (c) agrees to perform in accordance with their respective terms all of the obligations which are required under the Loan Documents to be performed by it as a Lender, and (d) agrees to maintain its status as an Eligible Assignee. Assignee appoints and authorizes Agent to take such actions as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

         10. Assignor Released From Loan Agreement. Effective on the Assignment Effective Date, Assignor shall be released from the Assigned Rights and Obligations; provided, however, that Assignor shall retain all of its rights to indemnification under the Loan Agreement and the other Loan Documents for any events, acts or omissions occurring before the Assignment Effective Date, and, to the extent not assumed by Assignee, Assignor shall continue to be responsible for the liabilities and obligations described in Section 5(c) of this Agreement.

         11. New Notes. On or promptly after the Assignment Effective Date, Borrower, Agent, Assignor and Assignee shall make appropriate arrangements so that new Notes executed by Borrower, dated the Assignment Effective Date and in the amount of the respective pro rata shares of Assignor and Assignee in the original Loan amount, after giving effect to this Agreement, are issued to Assignor and Assignee, in exchange for the surrender by Assignor and Assignee to Borrower of any applicable outstanding Notes, marked "Exchanged" or "Cancelled".

         12. General.

                  (a) No term or provision of this Agreement may be amended, waived or terminated orally, but only by an instrument signed by the parties hereto.

                  (b) This Agreement may be executed in one or more counterparts. Each set of executed counterparts shall be an original. Executed counterparts may be delivered by facsimile transmission.

                  (c) If Assignor has not assigned its entire remaining pro rata share of the Loan to Assignee, Assignor may at any time and from time to time grant to others, subject to applicable provisions in the Loan Agreement, assignments of or participation in all of Assignor's remaining pro rata share of the Loan.

                  (d) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither Assignor nor Assignee may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and (subject to the provisions of Section 12.5(c) of the Loan Agreement) Borrower. The preceding sentence shall not limit the right of Assignee to grant to others a participation in all or part of the Assigned Rights and Obligations subject to the terms of the Loan Agreement.

                  (e) All payments to Assignor or Assignee hereunder shall, unless otherwise specified by the party entitled thereto, be made in United States dollars, in immediately available funds, and to the address or account specified on the signature pages of this Agreement. The address of Assignee for notice purposes under the Loan Agreement shall be as specified on the signature pages of this Agreement.

                  (f) If any provision of this Agreement is held invalid, illegal or unenforceable, the remaining provisions hereof will not be affected or impaired in any way.

                  (g) Each party shall bear its own expenses in connection with the preparation and execution of this Agreement.

                  (h) This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia.

                  (i) [Foreign Withholding. On or before the Assignment Effective Date, Assignee shall comply with the provisions of Section 3.9(c) of the Loan Agreement.] 1


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
ASSIGNOR:                         __________________________,

                                  _____________________________


                                  By:__________________________
                                  Name:________________________
                                  Its:_________________________

                                  Pro Rata Share:   ___%
                                  Share of Original Loan:    $_________________

                                  Assignor's Payment Instruction:
                                  ------------------------------
                                  _____________________________
                                  _____________________________
                                  ABA No.:_____________________
                                  Account No.:_________________
                                  Reference:___________________
                                  Loan No. :___________________
                                  Attn :_______________________
                                  Telephone:___________________
                                  Telecopy:____________________


1  Include only if Assignee is a a foreign institution.

ASSIGNEE:                        __________________________,
                                 ----------------------------------


                                 By:________________________
                                 Name:______________________
                                 Its:_______________________

                                 Pro Rata Share:   ___%
                                 Share of Original Loan:    $_________________

                                 Assignee's Payment Instruction:
                                 ------------------------------
                                 ___________________________
                                 ___________________________

                                 ABA No.:___________________
                                 Account No.:_______________
                                 Reference:_________________
                                 Loan No. :_________________
                                 Attn :_____________________
                                 Telephone:_________________
                                 Telecopy:__________________

ACKNOWLEDGED AND AGREED:
-----------------------

BORROWER:                     CBL & ASSOCIATES LIMITED PARTNERSHIP

                              By: CBL Holdings I, Inc., its sole general partner

                                  By:__________________________
                                  Name:________________________
                                  Its:_________________________



AGENT:
                              WELLS FARGO BANK,
                              NATIONAL ASSOCIATION


                              By:_______________________________
                              Name:_____________________________
                              Its:______________________________

                                   EXHIBIT "B"

                            REVOLVING PROMISSORY NOTE

                                                              Atlanta, Georgia
$______________                                          ___________ ___, 200__


         FOR VALUE RECEIVED, the undersigned, CBL & ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership (hereinafter referred to as "Maker"), unconditionally PROMISES TO PAY to the order of ___________________________________ (hereinafter referred to as the "Holder"), at the office of Wells Fargo Bank, National Association, located at 2120 East Park Place, Suite 100, El Segundo, California 90245, or at such other place as Holder may from time to time designate in writing, in lawful money of the United States and in immediately available funds, the principal sum of __________________ DOLLARS ($_____________________), or, if less, the aggregate principal amount of Advances from the Holder outstanding on the Termination Date, payable in full on the Termination Date.

         Interest on the principal balance from time to time outstanding hereunder shall accrue at the rates and shall be payable at the times and in the manner set forth in that certain Unsecured Credit Agreement dated as of August ___, 2004 among Maker, CBL & Associates Properties, Inc., Holder and the other Lenders party thereto, together with those Assignees becoming parties thereto pursuant to Section 12.5 thereof (collectively, the "Lenders"), and Wells Fargo Bank, National Association, as administrative agent for the Lenders (in such capacity, the "Agent"), (as modified, amended and restated from time to time, the "Loan Agreement"). All capitalized terms used herein, unless otherwise defined herein, shall have the respective meanings ascribed to therein in the Loan Agreement.

         The principal of this Note represents a revolving credit, all or any part of which may be advanced by Maker, repaid by Maker and readvanced to Maker from time to time, subject to and in accordance with the terms and conditions of the Loan Agreement

         The date and amount of each Advance made by Holder to Maker under the Loan Agreement, and each payment of principal, shall be recorded by Holder on its books; provided that the failure of Holder to make any such recordation or endorsement shall not affect the obligations of Maker to make a payment when due of any amount owing hereunder.

         This Note is one of the "Notes" referred to in the Loan Agreement, and is subject to all of the terms and conditions of the Loan Agreement, including, but not limited to, those related to the acceleration of the indebtedness represented hereby upon the occurrence of an Event of Default or the reduction of the Commitment (as such term is defined in the Loan Agreement), and is entitled to the benefit and security of the Loan Agreement and the other instruments, documents and agreements provided therein, to which reference is hereby made for a statement of all of the terms and conditions under which the loan evidenced hereby is made. Except as otherwise expressly provided in the Loan Agreement or the other Loan Documents, Maker hereby waives presentment and demand for payment, notice of intent to accelerate maturity, notice of acceleration of maturity, protest or notice of protest and nonpayment, bringing of suit and diligence in taking any action to collect any sums owing hereunder or in proceeding against any of the rights and properties securing payment hereof.

         CBL Holdings I, Inc., Maker's sole general partner, its successors and assigns (the "General Partner"), shall not be personally liable for the payment of this Note except to the extent set forth in Section 12.18 of the Loan Agreement.

         All amounts payable hereunder are payable in lawful money of the United States of America. Maker agrees to pay all costs of collection hereof when incurred, including reasonable attorneys' fees, whether or not any legal action shall be instituted to enforce this Note.

         MAKER AGREES THAT TIME IS OF THE ESSENCE IN THE PERFORMANCE OF ALL OBLIGATIONS HEREUNDER.

         This Note shall be governed by and construed according to the laws of the State of Georgia.

         IN WITNESS WHEREOF, the undersigned has caused this Note to be executed under seal as of the day and year first written above.

                              "MAKER"

                             CBL & ASSOCIATES LIMITED PARTNERSHIP

                             By: CBL Holdings I, Inc., as General Partner


                                      By: _________________________________

                                      Name:________________________________

                                      Title:_______________________________


                                      Attest:  ____________________________

                                      Name:________________________________

                                      Title:_______________________________


                                               [CORPORATE SEAL]

                                   EXHIBIT "C"

                               Notice of Borrowing


                                CBL & ASSOCIATES
                               LIMITED PARTNERSHIP


                              __________ __, 200__




Wells Fargo Bank, National Association
2859 Paces Ferry Road, Suite 1805
Atlanta, Georgia  30339
ATTN:  ____________________

Ladies and Gentlemen:

         Reference is made to that certain Unsecured Credit Agreement dated as of August ___, 2004 (as it may be modified, amended and restated from time to time, the "Credit Agreement"), by and among CBL & Associates Limited Partnership (the "Borrower"), CBL & Associates Properties, Inc., and the Lenders from time to time party thereto (collectively, together with Assignees under Section 12.5 thereof, the "Lenders") and Wells Fargo Bank, National Association, as administrative agent (in such capacity, "Agent"). Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

         1. Pursuant to Section 2.1 of the Credit Agreement, the Borrower hereby requests that the Lenders make an Advance to the Borrower in an amount equal to ____________ Dollars ($________).

         2. The Borrower requests that the Advance be made available to the Borrower on _____________, 200_.

         3. The Borrower hereby requests that the requested Advance be of the following Type:

                  [Check one box only]

                         [ ] Base Rate Advance
                         [ ] LIBOR Advance, with an initial Interest Period for
                             a duration of:

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

                               [ ]   one month
                               [ ]   two months
                               [ ]   three months
                               [ ]   six months
                               [ ]   twelve months

4. The proceeds of this Advance should be distributed as follows:



         The Borrower hereby certifies to the Agent and the Lenders that (a) the proposed use of the proceeds of such Advance set forth above is consistent with the provisions of Section 7.7 of the Credit Agreement; (b) there exists no (i) Default under Sections 10.1(a), 10.1(b)(i), 10.1(e) or 10.1(f) of the Credit Agreement, (ii) other Default as to which Agent has given Borrower notice or
(iii) Event of Default, nor any event or condition which, with the making of such Advance, would constitute a Default or Event of Default; and (c) all of the representations and warranties made by Borrower or any other Loan Party hereunder under any of the Notes or under any of the Loan Documents are true and correct in all material respects as of the date hereof with the same force and effect as if made on and as of such date, except to the extent such representations or warranties specifically relate to an earlier date and except for changes therein occurring in the ordinary course of business which do not otherwise constitute a Default or Event of Default hereunder.


                                    CBL & ASSOCIATES LIMITED PARTNERSHIP

                                    By:      CBL Holdings I, Inc.,
                                             as General Partner


                                             By:__________________________
                                                  Name:___________________
                                                  Title:__________________

                                   EXHIBIT "D"

                             Notice of Continuation

                                CBL & ASSOCIATES
                               LIMITED PARTNERSHIP

                              __________ __, 200__

Wells Fargo Bank, National Association
2859 Paces Ferry Road, Suite 1805
Atlanta, Georgia  30339
Attention:  __________________

Ladies and Gentlemen:

         Reference is made to that certain Unsecured Credit Agreement dated as of August ___, 2004 (as it may be amended from time to time, the "Credit Agreement"), by and among CBL & Associates Limited Partnership (the "Borrower"), CBL & Associates Properties, Inc., and the Lenders from time to time party thereto (collectively, together with Assignees under Section 12.5 thereof, the "Lenders") and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the "Agent"). Capitalized terms used herein and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

         Pursuant to Section 2.7(a) of the Credit Agreement, the Borrower hereby elects to the maintain all, or the portion set forth below, of the LIBOR Advance in the amount ________________ Dollars ($____________) and having an Interest Period expiring on __________________, as a LIBOR Advance, and in that connection sets forth below the information relating to such continuation as required by such Section 2.7(a) of the Credit Agreement:

         1. The amount of the existing LIBOR Advances to be continued as a LIBOR Advance is:

                  [Check one box only]

                  [ ]      All of said LIBOR Advance (being $________)

                  [ ]      $________

         2. The amount of the LIBOR Advance being continued shall have an Interest Period of:

                           [Check one box only]         [ ]    one month

                                                        [ ]    two months

                                                        [ ]    three months

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

                                                        [ ]    six months

                                                        [ ]    twelve months


         The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof, as of the proposed date of the requested continuation, and after giving effect to such continuation, (a) if the Interest Period requested above is one month, there exists no (i) Event of Default; (ii) Default under Sections 10.1(a), 10.1(b)(i), 10.1(e) or 10.1(f) of the Credit Agreement, or
(iii) other Default as to which Agent has given Borrower notice; (b) if the Interest Period requested above is other than one month, no Default or Event of Default has occurred and is continuing; and (c) the representations and warranties of the Borrower contained in the Credit Agreement and the other Loan Documents are and shall be true and correct, except to the extent such representations or warranties specifically relate to an earlier date and except for changes therein occurring in the ordinary course of business which do not otherwise constitute a Default or Event of Default hereunder.

                               CBL & ASSOCIATES LIMITED PARTNERSHIP

                               By:      CBL Holdings I, Inc., as General Partner

                                        By:  _____________________________

                                             Name:________________________

                                             Title:_______________________

                                   EXHIBIT "E"

                              Notice of Conversion

                                CBL & ASSOCIATES
                               LIMITED PARTNERSHIP

                              __________ __, 200__

Wells Fargo Bank, National Association
2859 Paces Ferry Road, Suite 1805
Atlanta, Georgia  30339
Attention:  __________________

Ladies and Gentlemen:

         Reference is made to that certain Unsecured Credit Agreement dated as of August ___, 2004 (as it may be amended from time to time, the "Credit Agreement"), by and among CBL & Associates Limited Partnership (the "Borrower"), CBL & Associates Properties, Inc., and the Lenders from time to time party thereto (collectively, together with Assignees under Section 12.5 thereof, the "Lenders") and Wells Fargo Bank, National Association, as administrative agent (in such capacity, the "Agent"). Capitalized terms used herein and not otherwise defined herein, have their respective meanings given them in the Credit Agreement.

         Pursuant to Section 2.7(b) of the Credit Agreement, the Borrower hereby requests a conversion of an Advance of one Type into an Advance of another Type, and in that connection sets forth below the information relating to such conversion as required by such Section 2.7(b) of the Credit Agreement:

         1. The requested date of such conversion is ___________, _____.

         2. The Type of an Advance to be Converted pursuant hereto is currently:

                  [Check one box only]

                  [ ]      Base Rate Advance

                  [ ]      LIBOR Advance

         3. The aggregate principal amount of the Advance subject to the requested conversion is $__________ and the portion of such principal amount subject to such conversion is $___________.

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

         4. The amount of such Advance to be converted is to be Converted into an Advance of the following Type:

                  [Check one box only]

                  [ ]      Base Rate Advance

                  [ ] LIBOR Advance with an initial Interest Period for a duration of:

                           [check one box only]       [ ]   one month

                                                      [ ]   two months

                                                      [ ]   three months

                                                      [ ]   six months

                                                      [ ]   twelve months


         The Borrower hereby certifies to the Agent and the Lenders that as of the date hereof, as of the proposed date of the requested conversion, and after giving effect to such conversion, (a) if the Interest Period requested above is one month, there exists no (i) Event of Default; (ii) Default under Sections 10.1(a), 10.1(b), 10.1(e) or 10.1(f) of the Credit Agreement, or (iii) other Default as to which Agent has given Borrower notice; (b) if the Interest Period requested above is other than one month, no Default or Event of Default has occurred and is continuing; and (c) the representations and warranties of the Borrower contained in the Credit Agreement and the other Loan Documents are and shall be true and correct, except to the extent such representations or warranties specifically relate to an earlier date and except for changes therein occurring in the ordinary course of business which do not otherwise constitute a Default or Event of Default hereunder.

                        CBL & ASSOCIATES LIMITED PARTNERSHIP

                        By:      CBL Holdings I, Inc., as General Partner


                                 By: __________________________________

                                     Name: ____________________________

                                     Title:____________________________

                                   EXHIBIT "F"

                                    GUARANTY

         THIS GUARANTY ("Guaranty") is made and entered into this ___ day of August, 2004, by CBL & Associates Properties, Inc., a Delaware corporation ("Guarantor"), in favor of the lenders (the "Lenders") party to the Unsecured Credit Agreement referred to below and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administration agent for the Lenders (in such capacity, the "Agent").

                              W I T N E S S E T H:


         WHEREAS, CBL & Associates Limited Partnership ("Borrower"), the Guarantor, the Lenders and the Agent are parties to an Unsecured Credit Agreement dated as of August __, 2004 (said Agreement, as it may hereafter be amended or otherwise modified from time to time, being referred to herein as the "Loan Agreement"); capitalized terms not defined herein shall have the meanings given them in the Loan Agreement.

         WHEREAS, Guarantor derives benefits from the Advances made to Borrower under the Loan Agreement;

         NOW, THEREFORE, as a material inducement to the Agent and the Lenders to make Advances to Borrower, and for other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged and confessed, Guarantor does hereby irrevocably and unconditionally, warrant and represent unto and covenant and agree with the Agent and the Lenders as follows:

         1. Guaranty of Payment and Loan.

                  1.1 Guarantor hereby absolutely and unconditionally (a) guarantees unto the Agent and the Lenders the full and timely payment of all obligations of CBL Holdings I, Inc., the general partner of Borrower, and its successors as general partner of Borrower (hereinafter referred to as the "General Partner"), now or hereafter existing under the Loan Agreement, the Notes issued thereunder and the other Loan Documents executed in connection therewith (subject to the limitations set forth in Section 12.18 of the Loan Agreement, (such obligations guaranteed pursuant to the provisions of this paragraph being referred to collectively as the "Guaranteed Obligations") as and when the same shall be due and payable, whether by lapse of time, by acceleration of maturity or otherwise, irrespective of the validity, regularity or enforceability of the Loan Agreement or other Loan Documents; and (b) agrees with the Agent and the Lenders to pay to the Agent (i) within ten (10) days from the date the Agent notifies Guarantor of Borrower's failure to pay the Obligations, or any portion thereof, at maturity (whether by acceleration or otherwise) and at the place specified in the Loan Agreement for payment, the full amount of the unpaid Guaranteed Obligations and (ii) reasonable attorneys' fees actually incurred and all court costs incurred by the Agent or the Lenders in enforcing or protecting any of Lenders' rights, remedies or recourses hereunder.

                  1.2 This is a guaranty of payment and not of collection only.

                  1.3 The obligations of Guarantor under Paragraph 1.1 above shall continue in full force and effect until such time as all Obligations under the Loan Agreement have been paid in full and all of the Commitments under the Loan Agreement have been terminated.

           2. Alteration of Guaranteed Obligations. The Agent and the Lenders may make advances from time to time under the Loan Agreement, and Guaranteed Obligations may thus become due and payable, without further notice to or authorization from Guarantor. Further, upon such terms and at such times as it deems best, and without notice to Guarantor, the Agent and the Lenders may (a) alter, compromise, modify, accelerate, extend or change the time or manner for payment or performance of any of the Guaranteed Obligations, (b) increase or reduce the rate of interest or amount of principal payable on the Guaranteed Obligations, (c) release or discharge the Borrower, General Partner or any other guarantor of the Guaranteed Obligations, by acceptance of a deed or assignment in lieu of foreclosure or otherwise, as to all or any portion of the Guaranteed Obligations, (d) release, substitute or add any one or more guarantors or endorsers, accept additional or substituted security for the Guaranteed Obligations, or release or subordinate any security therefor, and
  (e) resort to Guarantor for payment of all or any portion of the Guaranteed Obligations, whether or not the Agent shall have resorted to any property securing the Guaranteed Obligations, or shall have proceeded against General Partner, Borrower or any party primarily or secondarily liable for the Guaranteed Obligations. No exercise, delay in exercise or non-exercise by the Agent or any Lender of any right hereby given it, no dealing by the Agent or any Lender with Borrower, General Partner, Guarantor or any other guarantor, endorser or other person, no change, impairment or suspension of any right or remedy of the Agent or any Lender, and no act or thing which but for this provision could act as a release or exoneration of the liabilities of Guarantor hereunder, shall in any way affect, decrease, diminish or impair any of the obligations of Guarantor hereunder or give Guarantor or any other Person any recourse or defense against the Agent or any Lender.

           3. Waiver. Guarantor hereby waives and agrees not to assert or take advantage of (a) any right to require the Agent or any Lender to proceed against or exhaust its recourse against Borrower, General Partner or any security or collateral held by the Agent or any Lender at any time or to pursue any other remedy in its power before being entitled to payment by Guarantor of the Guaranteed Obligations or before proceeding against Guarantor; (b) the defense of the statute of limitations in any action hereunder or for the payment or performance of any Guaranteed Obligation; (c) any defense that may arise by reason of (i) the incapacity, lack of authority, death or disability of Borrower, General Partner, Guarantor or any other Person, (ii) the revocation or repudiation hereof by Guarantor or the revocation or repudiation of any of the Loan Documents by Borrower, General Partner or any other or others, (iii) the failure of the Agent or any Lender to file or enforce a claim against the estate (either in administration, bankruptcy or any other proceeding) of Borrower, General Partner or any other Person, (iv) the unenforceability in whole or in part of the Loan Agreement, the Collateral Documents or any of the other Loan Documents or any other instrument, document or agreement referred to herein, (v) Agent's election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code; (d) presentment, demand for payment, protest, notice of discharge, notice of acceptance of this Guaranty, and indulgences and notices of any other kind whatsoever other than any notice specifically provided for in this Guaranty or the Collateral Documents; (e) any defense based upon an election of remedies (including, if available, an election to proceed by nonjudicial foreclosure) by the Agent or any Lender which destroys or otherwise impairs the subrogation rights of Guarantor or the right of Guarantor to proceed against Borrower or General Partner for reimbursement or both; (f) any defense based upon any taking, modification or release of any collateral or guarantees for any indebtedness of Borrower or General Partner to the Agent or any Lender, or any failure to perfect any security interest in, or the taking of or failure to take any other action with respect to any collateral securing payment or performance of the Guaranteed Obligations; (g) any rights Guarantor might have pursuant to the terms of Section 10-7-24 of the Official Code of Georgia Annotated or any other similar laws: or (h) any rights or defenses based upon an offset by Guarantor against any obligation now or hereafter owed to Guarantor by Borrower or General Partner; it being the intention hereof that Guarantor shall remain liable as principal, to the extent set forth herein, until full payment and performance of all the Guaranteed Obligations and the termination of the Commitments under the Loan Agreement, notwithstanding any act, omission or thing which might otherwise operate as a legal or equitable discharge of Guarantor.

           4. Subordination; Subrogation; Preference and Fraudulent Transfer Indemnity.

                    4.1 Any indebtedness (including, without limitation, interest obligations) of Borrower or General Partner to Guarantor now or hereafter existing shall be, and such indebtedness hereby is, deferred, postponed and subordinated to the Guaranteed Obligations.

                    4.2 Guarantor will not exercise any rights which it may acquire by way of subrogation under this Guaranty, by any payment made hereunder or otherwise, until all the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full and the Commitments have been terminated. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time prior to the later of (a) the payment in full of the Guaranteed Obligations and all other amounts payable under this Guaranty and (b) the termination of the Commitments, such amount shall be held in trust for the benefit of the Agent and the Lenders and shall forthwith be paid to the Agent to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Agreement or to be held by the Agent as collateral security for any Guaranteed Obligations thereafter existing. If (i) the Guarantor shall make payment to the Agent or the Lenders of all or any part of the Guaranteed Obligations, (ii) all the Guaranteed Obligations and all other amounts payable under this Guaranty shall be paid in full, and (iii) the Commitments have been terminated, the Agent and the Lenders will, at the Guarantor's request and expense, execute and deliver to the Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Guarantor of an interest in the Guaranteed Obligations resulting from such payment by the Guarantor.

                    4.3 Guarantor further hereby unconditionally and irrevocably agrees and guarantees (on a joint and several basis) to make full and prompt payment to the Agent or any Lenders of any of the Guaranteed Obligations or other sums paid to the Agent or any Lender pursuant to the Loan Agreement, Collateral Documents or any of the other Loan Documents which Lender is subsequently ordered or required to pay or disgorge on the grounds that such payments constituted an avoidable preference or a fraudulent transfer under applicable bankruptcy, insolvency or fraudulent transfer laws; and Guarantor shall fully and promptly indemnify the Agent and each Lender for all reasonable costs (including, without limitation, reasonable attorney's fees) incurred by the Agent or such Lender in defense of such claims of avoidable preference or fraudulent transfer.

                  4.4 It is the intent of Guarantor, the Agent and the Lenders that in any Proceeding, Guarantor's maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of Guarantor hereunder (or any other obligations of Guarantor to the Agent and the Lenders) to be avoidable or unenforceable against Guarantor in such Proceeding as a result of applicable law, including without limitation, (a) Section 548 of the Bankruptcy Code of 1978, as amended (the "Bankruptcy Code") and (b) any state fraudulent transfer or fraudulent conveyance act or statute applied in such Proceeding, whether by virtue of
   Section 544 of the Bankruptcy Code or otherwise. The applicable laws under which the possible avoidance or unenforceability of the obligations of Guarantor hereunder (or any other obligations of Guarantor to the Agent and the Lenders) shall be determined in any such Proceeding are referred to as the "Avoidance Provisions". Accordingly, to the extent that the obligations of Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Guaranteed Obligations for which Guarantor shall be liable hereunder shall be reduced to that amount which, as of the time any of the Guaranteed Obligations are deemed to have been incurred under the Avoidance Provisions, would not cause the obligations of Guarantor hereunder (or any other obligations of Guarantor to the Agent and the Lenders), to be subject to avoidance under the Avoidance Provisions. This Paragraph is intended solely to preserve the rights of the Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and Guarantor shall not have any right or claim under this Paragraph as against the Agent and the Lenders that would not otherwise be available to Guarantor under the Avoidance Provisions. As used in this Paragraph, the term "Proceeding" means any of the following: (i) a voluntary or involuntary case shall be commenced by or against Guarantor under the Bankruptcy Code of 1978, as amended; (ii) a custodian (as defined in such Bankruptcy Code or any other applicable bankruptcy laws) is appointed for, or takes charge of, all or any substantial part of the property of Guarantor;
   (iii) any other proceeding under any applicable law, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding-up or composition for adjustment of debts, whether now or hereafter in effect, is commenced by or against Guarantor; (iv) Guarantor is adjudicated insolvent or bankrupt;
   (v) as any usable order of relief or other order approving any such case or proceeding is entered by a court of competent jurisdiction; (vi) Guarantor makes a general assignment for the benefit of creditors; (vii) Guarantor shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; (viii) Guarantor shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or (ix) any corporate action shall be taken by Guarantor for the purpose of effecting any of the foregoing.

                    5. Condition of Borrower and General Partner. Guarantor is fully aware of the financial condition of Borrower and General Partner and is executing and delivering this Guaranty based solely upon Guarantor's own independent investigation of all matters pertinent hereto and is not relying in any manner upon any representation or statement of the Agent or any Lender. Guarantor represents and warrants that Guarantor is in a position to obtain, and Guarantor hereby assumes full responsibility for obtaining, any additional information concerning the financial condition of Borrower and General Partner, and any other matter pertinent hereto as Guarantor may desire, and Guarantor is not relying upon or expecting the Agent or any Lender to furnish to Guarantor any information now or hereafter in the Agent or any Lender's possession concerning the same or any other matter. By executing this Guaranty, Guarantor knowingly accepts the full range of risks encompassed within a contract of this type, which risks Guarantor acknowledges. Guarantor shall have no right to require the Agent or any Lender to obtain or disclose any information with respect to the Guaranteed Obligations, the financial condition or character of Borrower or General Partner, or the ability of Borrower or General Partner to pay or perform the Guaranteed Obligations, the existence of any collateral or security for any or all of the Guaranteed Obligations, the existence or nonexistence of any other guaranties of all or any part of the Guaranteed Obligations, any action or nonaction on the part of the Agent or any Lender, Borrower, General Partner or any other person, or any other matter, fact or occurrence whatsoever.

         6. Representations and Warranties. Guarantor makes the following representations and warranties which shall be deemed to be continuing representations and warranties until payment in full of the Guaranteed
Obligations:

                  6.1 Financial Condition. The financial statements of Guarantor which have heretofore been delivered to Agent and Lenders by Guarantor, and all other statements and data submitted in writing by Guarantor to Agent and Lenders, fairly and accurately represent the financial condition of Guarantor as of the date thereof, and since said date, except as disclosed in writing to Agent and Lenders or in Guarantor's 10-Q filed for the most recent quarter, there have been no changes in the assets or liabilities or financial condition of Guarantor, other than changes in the ordinary course of business, and no such changes have been materially adverse changes. Guarantor has no knowledge of any liabilities, contingent or otherwise, at said dates not reflected in said financial statements.

                  6.2 Power and Authority. Guarantor (and the person or entity executing this Guaranty on behalf of Guarantor, if any) has the requisite power, authority, capacity and legal right to execute and deliver (and in the case of Guarantor, perform) this Guaranty and all other documents required to be executed and delivered hereunder.

                  6.3 Binding Obligations of Guarantor. This Guaranty and all other documents required to be executed and delivered hereunder, when executed and delivered, will constitute legal, valid and binding obligations of Guarantor enforceable in all material respects against Guarantor in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, and other similar laws affecting the rights of creditors generally and the availability of equitable remedies for the enforcement of certain obligations contained herein may be limited by equitable principles generally.

                  6.4 No Legal Bar. Neither the execution and delivery of this Guaranty nor the consummation of the transactions contemplated hereby will, with or without notice and/or lapse of time:

                           (i) constitute a breach of any of the terms and provisions of, or constitute a default under, any note, contract, document, instrument, agreement or undertaking, whether written or oral, to which Guarantor is a party or to which Guarantor's property is subject, which could have a material adverse impact on Guarantor's financial condition or ability to perform its obligations hereunder;

                           (ii) accelerate, or constitute an event entitling the holder of any material indebtedness of Guarantor to accelerate, the maturity of any such indebtedness;

                           (iii) conflict with or result in a breach of any writ, order, injunction or decree against Guarantor of any court or governmental agency or instrumentality, whether national, state, local or other; or

                           (iv) conflict with or be prohibited by any federal, state, local or other governmental law, statute, rule or regulation.

                    6.5 No Consent. No consent of any other person not heretofore obtained and no consent, approval or authorization of, or registration, declaration or filing with, any court, governmental body, governmental authority or other person or entity whatsoever is required in connection with the valid execution, delivery or performance by Guarantor of this Guaranty or any other documents required to be executed and delivered hereunder, or in connection with any other transaction contemplated by this Guaranty.

                    6.6 Truth and Completeness. All information, reports, papers and data given to Agent by Borrower or Guarantor with respect to Guarantor or the Collateral Documents to which the Guarantor is a party were, at the time the same were so furnished, complete and correct in all material respects, to the extent necessary to give the recipient a true and accurate knowledge of the subject matter, or in the case of financial statements, present fairly, in accordance with GAAP consistently applied throughout the periods involved, the financial position of Borrower or Guarantor as at the date thereof and the results of operations for such periods, and do not, or will not, omit any fact, the inclusion of which is necessary to prevent the facts contained therein from being materially misleading.

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                    6.7 No Legal Proceedings. Except as set forth in Schedule
  6.1(f) to the Loan Agreement, there are no actions, suits or proceedings pending (nor, to the knowledge of Guarantor, are there any actions, suits or proceedings threatened, nor is there any basis therefor) against or in any other way relating adversely to or affecting Guarantor before any court or arbitrator or any governmental body, agency or official which (a) could have a material adverse effect on the business, properties, financial position or results of operations of Guarantor; or (b) in any manner draw into question the validity of any Loan Document or Collateral Document to which the Guarantor is a party or the priority of any Lien, Mortgage or security interest created pursuant to the Collateral Documents to which Guarantor is a party.

         7. Expenses. Guarantor agrees that if a default occurs hereunder, Guarantor will reimburse the Agent and each Lender for all costs and expenses (including, without limitation, reasonable attorneys' fees actually incurred) incurred by the Agent or such Lender, whether or not suit is instituted, in enforcing or exercising any rights, powers, privileges or remedies granted to the Agent or such Lender hereunder and for all reasonable costs and expenses of the Agent or such Lender incurred in connection with the administration or enforcement hereof.

         8. Remedies Cumulative. The amount and/or extent of liability of Guarantor, and all rights, powers and remedies of the Agent and the Lenders hereunder and under any other agreement now or at any time hereafter in force among the Agent and the Lenders and Guarantor relating to the Guaranteed Obligations, shall be cumulative and not alternative, and such rights, powers and remedies shall be in addition to all rights, powers and remedies given to the Agent and the Lenders by law.

         9. Joint and Several Liability; Successive Action; Exercise of Rights; Counterparts. The agreements, obligations, warranties and representations of Guarantor hereunder are joint, several, and joint and several, and are independent of the obligations of Borrower and General Partner, and, in the event of any default hereunder, a separate action or actions may be brought and prosecuted against Guarantor or any other guarantor of them whether or not Borrower or General Partner is joined thereon or a separate action or actions is brought against Borrower or General Partner. The Agent and the Lenders may maintain successive actions for other defaults. The rights of the Agent and the Lenders hereunder shall not be exhausted by its exercise of any of its rights or remedies or by any such action or by any number of successive actions. This Guaranty may be executed in counterparts, and each such counterpart for all purposes shall be deemed an original, and all such counterparts together shall constitute but one and the same agreement.

         10. Severability. Should any one or more provisions of this Guaranty be determined to be illegal or unenforceable, all other provisions nevertheless shall be effective.

         11. Successors and Assigns. This Guaranty shall inure to the benefit of the Agent and each Lender, their respective successors and assigns, including any Assignee under the Loan Agreement, and shall bind the heirs, executors, administrators, successors and assigns of Guarantor. This Guaranty is assignable by the Agent and each Lender in connection with the assignment of all or any portion of the Agent's or such Lender's rights under the Loan Agreement, and when so assigned, Guarantor shall be liable to the assignees under this Guaranty without in any manner affecting the liability of Guarantor hereunder with respect to any of the Guaranteed Obligations retained by any assigning Lender. A


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copy of each such assignment shall be delivered to Guarantor. Each reference herein to powers or rights of the Agent or any Lender shall also be deemed a reference to the same power or right of such assignees, to the extent of the interest assigned to them.

           12. Governing Law. This Guaranty shall be construed and interpreted in accordance with, and shall be governed by, the laws of the State of Georgia, except to the extent that United States federal law permits Lenders to contract for, charge or receive a greater amount of interest than is permitted under Georgia law.

                  The Agent or any Lender may bring any action or proceeding to enforce its rights under this Guaranty in any court of competent jurisdiction.

           13. Bankruptcy. So long as any Guaranteed Obligations shall be owing to Lenders, Guarantor shall not, without the prior consent of all Lenders, commence or join with any other person in commencing any bankruptcy, reorganization or insolvency proceedings of or against Borrower or General Partner. The obligations of Guarantor under this Guaranty shall not be altered, limited or affected by any proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or General Partner or by any defense which Borrower or General Partner may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding. In the event that all or any portion of the Guaranteed Obligations is paid or performed by Borrower or General Partner, the obligations of Guarantor hereunder shall continue and remain in full force and effect in the event that all or any part of such payment(s) or performances is avoided or recovered directly or indirectly from the Agent or any Lender as a preference, fraudulent transfer or otherwise in such proceeding.

           14.      Miscellaneous.

                  (a) Except as provided in any written agreement now or at any time hereafter in force between Lender and Guarantor, the Loan Agreement, the Collateral Documents, the Loan Documents and this Guaranty shall constitute the entire agreement of Guarantor with Lenders with respect to the Guaranteed Obligations, and no representation, understanding, promise or condition concerning the subject matter hereof shall be binding upon Lenders unless expressed herein or therein.

                  (b) No provision of this Guaranty or right of the Agent or any Lender hereunder can be waived nor can Guarantor be released or exonerated from Guarantor's obligations hereunder except in accordance with Section 12.6 of the Loan Agreement. No such waiver shall be applicable except in the specific instance for which given. The captions of this Guaranty are inserted for convenience only and shall have no effect upon the construction or interpretation hereof.

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

                  (c) Wherever in this Guaranty the context so requires, reference to the neuter, masculine or feminine shall be deemed to include each of the other, and reference to either the singular or the plural shall be deemed to include the other.

                  (d) Unless otherwise provided herein, all notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered as follows:

         If to the Guarantor:

                  CBL & Associates Properties, Inc.
                  2030 Hamilton Place Blvd., Suite 500
                  Chattanooga, Tennessee 37421-6000
                  Attention:  Chief Financial Officer
                  Telecopy Number:  (423) 490-8390
                  Telephone Number: (423) 855-0001


         With a copy to:

                  CBL & Associates Properties, Inc.
                  2030 Hamilton Place Blvd., Suite 500
                  Chattanooga, Tennessee  37421-6000
                  Attention:  Finance Counsel
                  Telecopy Number:  (423) 490-8390
                  Telephone Number: (423) 855-0001


         If to the Agent:

                  Wells Fargo Bank, National Association
                  2859 Paces Ferry Road
                  Suite 1805
                  Atlanta, Georgia  30339
                  Attn:  Loan Administration Manager
                  Telecopy Number:  (770) 435-2262
                  Telephone Number:  (770) 435-3800


or, as to each party at such other address as shall be designated by such party in a written notice to the other parties delivered in compliance with this Paragraph. All such notices and other communications shall be effective (i) if mailed, when received; (ii) if telecopied, upon confirmation of transmission;
(iii) if hand delivered, when delivered, and (iv) if by overnight courier service, when delivered. Agent shall not incur any liability to the Guarantor, the Borrower or any other Loan Party (as that term is defined in the Loan Agreement) (nor shall the Agent incur any liability to the Lenders) for acting upon any notice referred to in this Guaranty which the Agent believes in good


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faith to have been given by a Person (as that term is defined in the Loan
Agreement) authorized to deliver such notice or for otherwise acting in good faith hereunder.

                  (e) TIME IS OF THE ESSENCE IN THIS GUARANTY.

                  (f) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, GUARANTOR HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING UNDER THIS GUARANTY OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (2) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF GUARANTOR AND LENDERS WITH RESPECT TO THIS GUARANTY OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, GUARANTOR HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT LENDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF GUARANTOR TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

                   INITIAL:__________



EXECUTED and sealed as of the day and year first above written.

                   "GUARANTOR"

                   CBL & ASSOCIATES PROPERTIES, INC., a Delaware corporation

                   By:_______________________________________________________

                   Name:_____________________________________________________

                   Title:____________________________________________________


                                          (CORPORATE SEAL)


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                                    EXHIBIT G

                         FORM OF COMPLIANCE CERTIFICATE

         Reference is made to the Unsecured Credit Agreement dated as of August __, 2004 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and among CBL & Associates Limited Partnership (the "Borrower"), CBL & Associates Properties, Inc. (the "Parent") the financial institutions party thereto and their assignees under Section 12.5 thereof (the "Lenders"), Wells Fargo Bank, National Association, as administrative agent (the "Agent"), and the other parties thereto. Capitalized terms used herein, and not otherwise defined herein, have their respective meanings given to them in the Credit Agreement.

         Pursuant to Section 8.3 of the Credit Agreement, the undersigned hereby certifies on behalf of the Borrower to the Agent and the Lenders that:

         1. (a) The undersigned has reviewed the terms of the Credit Agreement and has made a review of the transactions, financial condition and other affairs of the Borrower and its Subsidiaries as of, and during the relevant accounting period ending on, ________________, 200__ and (b) such review has not disclosed the existence during such accounting period, and the undersigned does not have knowledge of the existence, as of the date hereof, of any condition or event constituting a Default or Event of Default except as set forth on Schedule 2 hereto, which accurately describes the nature of the condition(s) or event(s) that constitute (a) Default(s) or (an) Event(s) of Default and the actions which the Borrower (is taking) (is planning to take) with respect to such condition(s) or event(s).

         2. Schedule 1 attached hereto accurately and completely sets forth the calculations required to establish compliance with Section 9.1 of the Credit Agreement on the date of the financial statements for the accounting period set forth above.

         3. As set forth on Schedule 1 attached hereto, the Leverage Ratio as of the period ending on _______ is ________. Accordingly, pursuant to the Credit Agreement, the Applicable LIBOR Rate Margin for the period commencing _________ and ending ___________ is __________.

         4. As of the date hereof, (a) no Event of Default exists other than as set forth on Schedule 2 attached hereto, and (b) the representations and warranties of the Borrower, the Parent and the other Loan Parties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects, except to the extent such representations or warranties specifically relate to an earlier date or such representations or warranties become untrue by reason of events or conditions otherwise permitted under the Credit Agreement or the other Loan Documents.


                                      109
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     IN WITNESS WHEREOF, the undersigned has signed this Compliance  Certificate on and as of __________________, 200___.

                                  ________________________________
                                  Name:___________________________
                                  Title:__________________________



                                      110
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                             Compliance Certificate

                                   Schedule 1




                             Compliance Certificate

                                   Schedule 2